================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                                AMENDMENT NO. 3

                                       TO
                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

                           FILED BY THE REGISTRANT /X/
                 FILED BY A PARTY OTHER THAN THE REGISTRANT / /

                           CHECK THE APPROPRIATE BOX:

                 /X/    PRELIMINARY PROXY STATEMENT
                 / /    CONFIDENTIAL, FOR THE USE OF THE COMMISSION
                        ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
                 / /    DEFINITIVE PROXY STATEMENT
                 / /    DEFINITIVE ADDITIONAL MATERIALS
                 / /    SOLICITING MATERIAL PURSUANT TO RULE 14a11(c) OR 14a-12

                              BANCWEST CORPORATION
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

                        PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
                 / /    NO FEE REQUIRED.
                 /X/    FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT
                        RULES 14a-6(i)(1) AND 0-11.

                 (1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION
                 APPLIES: COMMON STOCK, PAR VALUE $1 PER SHARE, AND CLASS A COMMON STOCK, PAR VALUE $1 PER SHARE, OF BANCWEST CORPORATION
                 (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION
                 APPLIES: 68,696,529 SHARES OF BANCWEST COMMON STOCK, OPTIONS TO PURCHASE 5,145,318 SHARES OF BANCWEST COMMON STOCK AND 56,074,874 SHARES OF BANCWEST CLASS A COMMON STOCK
                 (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):
                 THE TRANSACTION VALUATION WAS BASED UPON THE SUM OF
                 (i) THE PRODUCT OF 68,696,529 SHARES OF BANCWEST
                 COMMON STOCK AT A PRICE OF $35 PER SHARE IN CASH AND
                 (ii) A CASH-OUT OF 5,145,318 SHARES OF BANCWEST COMMON
                 STOCK COVERED BY OUTSTANDING OPTIONS AT AN AGGREGATE
                 COST OF $86,646,407.
                 (4) PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:
                 $2,491,024,922
                 (5)    TOTAL FEE PAID:
                 $498,205
                 /X/ FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS.
                 $498,205
                 / / CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS
                 PROVIDED BY EXCHANGE ACT RULE 0-11(a)(2) AND IDENTIFY
                 THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID
                 PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY
                 REGISTRATION STATEMENT NUMBER, OR THE FORM OR
                 SCHEDULE AND THE DATE OF ITS FILING.

                 (1)  AMOUNT PREVIOUSLY PAID:  N/A
                 (2)  FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:  N/A
                 (3)  FILING PARTY:  N/A
                 (4)  DATE FILED:  N/A

                          [BANCWEST CORPORATION LOGO]

                               999 Bishop Street
                                Honolulu, Hawaii
                                     96813

Dear Fellow Stockholder:


     As you may know, on May 8, 2001, we entered into a merger agreement with BNP Paribas and a subsidiary of BNP Paribas pursuant to which we will become a wholly owned subsidiary of BNP Paribas. We called a special meeting of stockholders to be held on September 20, 2001 at 9:00 a.m. local time, to consider a proposal to adopt the merger agreement so that the merger can occur. The meeting will be held in the Board Room, 30th Floor, First Hawaiian Center, 999 Bishop Street, Honolulu, Hawaii. Notice of the special meeting is enclosed.



     In the merger, you will be entitled to receive $35 in cash for each share of common stock that you own. This price represents a 40.1% premium over the closing price per share of $24.98 on May 4, 2001, the last trading day prior to the public announcement of BNP Paribas' proposal to acquire the shares of BancWest it does not already own, a 28.4% premium over the highest closing share price of $27.25 prior to the public announcement of BNP Paribas' proposal and a 150% premium over the 52-week low trading price of $14.00. As of August 14, 2001, the closing share price of the BancWest common stock was $34.98. BNP Paribas currently owns all of our outstanding shares of Class A common stock, representing 45% of our total outstanding voting shares. Each share of Class A common stock will remain issued and outstanding as Class A common stock of the surviving corporation. Since you will only have the right to receive cash in the merger, after the merger occurs, you will no longer be a stockholder of BancWest and BNP Paribas will be the sole stockholder of BancWest.


     Based on the number of shares of common stock and the number of options to purchase common stock outstanding as of July 27, 2001, the aggregate cash consideration to be paid by BNP Paribas in the merger is approximately $2,489,826,000.

     The receipt of cash in exchange for your shares of common stock in the merger will constitute a taxable transaction for U.S. federal income tax purposes. Please read this proxy statement carefully regarding the tax consequences of the merger.

     This proxy statement gives you detailed information about the special meeting, the merger agreement and the merger and includes the merger agreement as Annex A. We encourage you to read the proxy statement and the merger agreement carefully. In particular, please note that if the merger agreement is terminated under specified circumstances, BancWest may be required to pay BNP Paribas a termination fee of $100 million.

     Our board of directors formed a special committee, consisting solely of directors who are neither officers of BancWest nor affiliated with BNP Paribas, to consider and evaluate the merger. The special committee unanimously recommended to our board of directors that the merger agreement be approved. In connection with its evaluation of the merger, the special committee engaged Goldman, Sachs & Co. to act as its financial advisor. Goldman Sachs has rendered its opinion stating that, as of the date of the opinion and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration of $35 in cash per share of common stock is fair from a financial point of view to our unaffiliated stockholders. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of BancWest common stock should vote with respect to the merger. The written opinion of Goldman Sachs is attached as Annex B to this proxy statement, and you should read it carefully.

     Our board of directors, based on the unanimous recommendation of the special committee, has, by the unanimous vote of directors not elected by BNP Paribas, approved and declared the advisability of the merger agreement, and has determined that the merger agreement and the merger are fair to and in the best interests of BancWest and our unaffiliated stockholders. Our board of directors, by the unanimous vote of directors not elected by BNP Paribas, recommends that you vote "FOR" adoption of the merger agreement. When you consider the recommendation of our board of directors to adopt the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that may be different than the interests of our stockholders generally. In particular, our executive officers, four of whom are directors, will be entitled to receive payments for all of their options of approximately $42.4 million and payments under long term incentive plan awards of approximately $8.9 million in connection with the merger.

     Your vote is important. We cannot complete the merger unless holders of at least two-thirds of the outstanding common stock and Class A common stock, voting together as a single class, vote to adopt the merger agreement. As of the record date for the special meeting, BNP Paribas, our directors and executive officers and the Estate of S.M. Damon owned or controlled a total of 72,876,433 voting shares, which is approximately 58.4% of all outstanding shares. BNP Paribas has agreed to vote in favor of the merger and we also expect our directors and executive officers and the Damon Estate to vote for the transaction. If that occurs, we will need affirmative votes from approximately 10,324,078 additional common shares (which is another 15% of our total common stock and another 8.3% of our total voting shares) to complete the merger. Therefore, it is very important that your shares be represented at the special meeting. Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card promptly in the enclosed prepaid envelope. Failure to return a properly executed proxy card or to vote at the special meeting will have the same effect as a vote against the merger agreement.

                                          Sincerely,

                                          /s/ Walter A. Dods, Jr.
                                          Walter A. Dods, Jr.
                                          Chairman of the Board and Chief
                                          Executive Officer

     This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.


  This proxy statement is dated August   , 2001, and is first being mailed to
             stockholders of BancWest on or about August 17, 2001.

                          [BANCWEST CORPORATION LOGO]

                               999 Bishop Street
                                Honolulu, Hawaii
                                     96813

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

- Date: September 20, 2001
- Time: 9:00 a.m., local time
- Place: Board Room, 30th Floor, First Hawaiian Center, 999 Bishop Street, Honolulu, Hawaii

To the stockholders of BancWest Corporation:

     We are pleased to notify you of and invite you to a special meeting of stockholders. At the meeting, you will be asked:

     - To vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 8, 2001, as Amended and Restated as of July 19, 2001, by and among BancWest Corporation, BNP Paribas and Chauchat L.L.C., as the merger agreement may be further amended from time to time; and

     - To consider any other matters that are properly brought before the special meeting or any adjournments or postponements of the special meeting.

     Only stockholders of record at the close of business on July 27, 2001 may vote at the special meeting.

     We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

     Under Delaware law, holders of our common stock who do not vote in favor of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and they comply with the other Delaware law procedures explained in the accompanying proxy statement.

     Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may also submit a proxy by telephone or Internet by following the instructions on the enclosed proxy card. If you attend the special meeting, you may revoke your proxy and vote in person if you wish to do so.

                                          By Order of the Board of Directors,

                                          William E. Atwater
                                          Senior Vice President, General Counsel
                                          and Secretary


Dated August   , 2001

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
  What You Will Be Entitled to Receive in the Merger........    1
  Recommendations of the Special Committee and Our Board of
     Directors..............................................    1
  Opinion of Goldman, Sachs & Co. ..........................    2
  Our Position as to the Fairness of the Merger.............    2
  BNP Paribas' and Chauchat's Positions as to the Fairness
     of the Merger..........................................    2
  Interests of Directors and Executive Officers in the
     Merger.................................................    3
  Material U.S. Federal Income Tax Consequences.............    4
  Appraisal Rights..........................................    4
  Regulatory Approvals......................................    5
  The Special Meeting.......................................    5
  Accounting Treatment......................................    6
  The Merger Agreement......................................    6
  Information About BancWest, BNP Paribas and Chauchat......    8
  Selected Consolidated Financial Data of BancWest..........    9
  Consolidated Ratios of Earnings to Fixed Charges..........   11
  Trading Market and Price; Dividends.......................   11
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........   13
SPECIAL FACTORS.............................................   14
  Background of the Merger..................................   14
  Recommendations of the Special Committee and Our Board of
     Directors; Fairness of
     the Merger.............................................   18
  Preliminary Presentation by Goldman, Sachs & Co. .........   21
  Opinion of Goldman, Sachs & Co. ..........................   22
  Our Forecasts.............................................   27
  BNP Paribas' and Chauchat's Positions as to the Fairness
     of the Merger..........................................   28
  Summary of Financial Analyses of Merrill Lynch & Co. .....   30
  Purpose and Reasons for the Merger; Structure of the
     Merger.................................................   35
  Effects of the Merger; Plans or Proposals After the
     Merger.................................................   36
  Interests of Directors and Executive Officers in the
     Merger.................................................   37
  Certain Relationships Between BancWest and BNP Paribas....   41
  Material U.S. Federal Income Tax Consequences of the
     Merger to our Stockholders.............................   45
  Litigation................................................   46
THE SPECIAL MEETING.........................................   47
  Date, Time and Place of the Special Meeting...............   47
  Proposal to be Considered at the Special Meeting..........   47
  Record Date...............................................   47
  Voting Rights; Vote Required for Adoption.................   47
  Voting and Revocation of Proxies..........................   48
  Solicitation of Proxies...................................   49

                                                              PAGE
                                                              ----
THE MERGER..................................................   50
  Effective Time of Merger..................................   50
  Payment of Merger Consideration and Surrender of Stock
     Certificates...........................................   50
  Accounting Treatment......................................   51
  Fees and Expenses of the Merger...........................   51
  Financing of the Merger...................................   52
  Appraisal Rights..........................................   52
  Regulatory Approvals and Other Consents...................   55
  The Merger Agreement......................................   56
OTHER MATTERS...............................................   63
  Security Ownership of Certain Beneficial Owners and
     Management.............................................   63
  Transactions in Capital Stock by Certain Persons..........   65
  Certain Transactions with Directors, Executive Officers
     and Affiliates.........................................   67
  Other Matters for Action at the Special Meeting...........   67
  Proposals by Holders of Shares of Common Stock............   67
  Experts...................................................   68
WHERE YOU CAN FIND MORE INFORMATION.........................   69
Annex A -- Amended and Restated Agreement and Plan of
  Merger....................................................  A-1
Annex B -- Opinion of Goldman, Sachs & Co...................  B-1
Annex C -- Section 262 of the General Corporation Law of the
  State of Delaware.........................................  C-1

                               SUMMARY TERM SHEET

     This summary term sheet highlights important information in this proxy statement and does not contain all of the information that is important to you. You should carefully read this entire proxy statement and the other documents we refer you to for a more complete understanding of the matters being considered at the special meeting. In addition, we incorporate by reference important business and financial information about BancWest into this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled "Where You Can Find More Information."

THE PROPOSED TRANSACTION

     - In the merger, a wholly owned subsidiary of BNP Paribas will merge into BancWest with BancWest continuing as the surviving corporation.

     - As a result of the merger, we will cease to be an independent, publicly traded company and will become a wholly owned subsidiary of BNP Paribas.

WHAT YOU WILL BE ENTITLED TO RECEIVE IN THE MERGER (SEE PAGE 50)

     If we complete the merger:

     - holders of our common stock will be entitled to receive $35 in cash, without interest, for each share of common stock that they own, and

     - holders of Class A common stock will retain their shares as Class A common stock of the surviving corporation. BNP Paribas or its wholly owned subsidiaries own all the outstanding shares of Class A common stock.

     After we complete the merger, holders of our common stock will no longer own BancWest common stock, and BNP Paribas will be the sole stockholder of BancWest.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS (SEE PAGE
18)

     Because BNP Paribas was making the merger proposal and nine of our twenty directors are designees of BNP Paribas, our board of directors established a special committee of independent directors to consider and evaluate the BNP Paribas merger proposal. The special committee consists of five of our directors who are not members of our management or affiliated with BNP Paribas. After careful consideration, the special committee unanimously:

     - determined that the merger agreement and the merger are fair to, and in the best interests of, BancWest and unaffiliated holders of our common stock, and

     - recommended to our board of directors that it

        - declare the merger agreement to be advisable,

        - determine that the merger agreement and the merger are fair to and in the best interests of BancWest and unaffiliated holders of our common stock,

        - approve the merger agreement, and

        - recommend that our stockholders vote to adopt the merger agreement.

     Based on this unanimous recommendation, our board of directors, by the unanimous vote of all eleven directors not elected by BNP Paribas, determined the merger agreement to be advisable and the merger agreement and the merger to be fair to and in the best interests of BancWest and our unaffiliated public stockholders. Accordingly, our board of directors, by the unanimous vote of all eleven directors not elected by BNP Paribas, approved the merger agreement and recommends that you vote "FOR" the proposal to adopt the merger agreement.

     For a discussion of the material factors considered by the special committee and our board of directors in reaching their conclusions and the reasons why the special committee and the board of directors determined that the merger is fair, see "Special Factors -- Recommendations of the Special Committee and Our Board of Directors; Fairness of the Merger."

OPINION OF GOLDMAN, SACHS & CO. (SEE PAGE 22)

     In connection with the merger, the special committee and our board of directors considered the opinion of the special committee's financial advisor, Goldman, Sachs & Co. Goldman Sachs delivered its oral opinion to the special committee on May 6, 2001, which was later confirmed in writing as of May 8, 2001. The opinion stated that as of the date of the opinion, the $35 per share in cash to be received by the unaffiliated holders of our common stock in the merger is fair from a financial point of view to those holders. The full text of this opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Goldman Sachs in connection with its opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the special committee in connection with its consideration of the merger. Goldman Sachs' opinion is not a recommendation as to how any holder of BancWest common stock should vote with respect to the merger. We urge you to read that opinion in its entirety.

OUR POSITION AS TO THE FAIRNESS OF THE MERGER (SEE PAGE 18)

     We believe the merger is fair to the unaffiliated holders of our common stock. Many facts support this conclusion, including:

     - the merger consideration of $35 in cash per common share represents a 40% premium over the common stock's $24.98 closing price on May 4, 2001, the last trading day before BNP Paribas' May 7, 2001 announcement of its merger proposal;

     - the merger was approved and recommended by the special committee and by all eleven of our directors who were not elected by BNP Paribas; and

     - Goldman Sachs delivered an opinion that, as of the date of the opinion, the $35 per share in cash to be received by the unaffiliated holders of our common stock is fair from a financial point of view to those holders.

BNP PARIBAS' AND CHAUCHAT'S POSITIONS AS TO THE FAIRNESS OF THE MERGER (SEE PAGE
28)

     Although neither BNP Paribas nor its subsidiary, Chauchat, has performed or engaged a financial advisor to perform any valuation analysis for the purpose of assessing the fairness of the merger to unaffiliated holders of BancWest common stock, both believe that the merger is substantively and procedurally fair to unaffiliated holders of BancWest common stock. BNP Paribas and Chauchat believe this conclusion is supported by the factors described above and by other factors, including:

     - the merger and the terms and conditions of the merger agreement were the result of arm's-length negotiations between the special committee and BNP Paribas and their respective advisors;

     - the limitations on BNP Paribas' ability to act on a unilateral basis contained in the standstill agreement between BancWest and BNP Paribas, negotiated at the time of the 1998 merger of the former holding company of Bank of the West and our predecessor, First Hawaiian, Inc., required BNP Paribas to engage in an arm's-length negotiation with the special committee; and

     - the merger is conditioned upon adoption of the merger agreement by the holders of no less than two-thirds of the shares of common stock and Class A common stock outstanding and entitled to vote at the special meeting, voting together as a single class. While BancWest may waive this condition, BancWest has advised BNP Paribas that it has no present intention of waiving this condition.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (SEE PAGE 37)

     In considering the recommendation of our board of directors to adopt the merger agreement so that the merger can occur, you should be aware that some of our executive officers and members of our board of directors have interests in the merger that may be different than the interests of our stockholders generally. These interests include:

     - due to the merger, all options on common stock issued under our stock incentive plans will vest and become exercisable. Also, at the time of the merger, BNP Paribas will cash out all the options on common stock at a price equal to the excess, or the spread, of the $35 in cash per share merger consideration over the per share exercise price of each option. Our executive officers, four of whom are directors, hold options to purchase a total of approximately 2.6 million shares and the aggregate spread for these options is approximately $42.4 million.

     - approximately 120 of our employees, including all of our executive officers, participate in our long term incentive plan. Due to change in control provisions in the plan, if the merger occurs every participant will be entitled to receive his or her maximum possible award for each of the three open cycles. As a result, if the merger is completed our executive officers, four of whom are directors, will become entitled to long term incentive plan awards totaling approximately $8.9 million.


     - approximately 130 of our employees, including all of our executive officers, participate in our supplemental executive retirement plan, or SERP. If a participant is "involuntarily terminated" within 36 months of the merger, that participant will be granted three extra years of credited service under the SERP for purposes of calculating target benefits, and those calculations will be based on the greater of covered compensation over the 12 months before termination or the final average compensation otherwise provided in the SERP. In addition, payment of the participant's benefits will begin at the later of the date of termination or age 55, unless the participant elects to delay receipt of change in control benefits. If we were to complete the merger and then terminate our named executive officers involuntarily on November 1, 2001, their annual SERP benefits would be approximately: Mr. Dods -- $817,481; Mr. McGrath -- $614,095; Mr. Tsui -- $441,342; Mr. Karr -- $210,523; and Mr.
       Horner -- $157,140.


     - Walter A. Dods, Jr. has entered into an employment agreement with us that will run for three years from the closing of the proposed merger. Mr. Dods' employment agreement includes provisions for:

        - a base salary of $1,030,403, subject to discretionary annual increases;

        - an annual performance bonus of up to 100% of his base salary which is guaranteed to be at least 65% of his base salary (or $669,762 based on his initial base salary);

        - participation in incentive plans, including stock option or stock purchase programs of BNP Paribas;

        - participation in a new long term incentive plan, under which he will have a target award of at least 50% of his base salary and a maximum award opportunity that is at least 200% of the target award; and


        - severance payments if his employment is terminated other than for cause (or due to death or disability), Mr. Dods quits for good reason or Mr. Dods quits with or without good reason during the thirteenth month following a change of control subsequent to the merger. The merger does not constitute a change of control for this purpose. The amount of any severance payment will be a multiple of Mr. Dods' base salary, bonus and incentive plan amounts plus a pro rata portion of the year of termination's annual target bonus and target awards under the long term incentive plan. For example, if the merger occurs and then on November 1, 2001 Mr. Dods is terminated without cause, he would be entitled to a severance payment of $7,646,650 plus a pro rata portion of the target awards then in effect under long term incentive plans adopted after the merger and under our annual bonus program. Under these circumstances, Mr. Dods would also be entitled by his employment agreement to three additional years of age and service credit under our pension plans.

     - John K. Tsui, Howard H. Karr and Donald G. Horner, three of our executive officers, are entitled to receive severance benefits under termination protection agreements with us if, following the merger, their employment is terminated without cause, the executive officers quit for good reason or the executive officers quit with or without good reason during the thirteenth month following a change of control subsequent to the merger. The merger does not constitute a change of control for this purpose. The amount of any severance payment will be a multiple of the executive's base salary, bonus and incentive plan amounts plus a pro rata portion of the year of termination's annual target bonus and target awards under the long term incentive plan. For example, if the merger occurs and then on November 1, 2001 Mr. Tsui, Mr. Karr or Mr. Horner is terminated without cause, he would be entitled to a severance payment of $2,637,907, $1,475,227, or $1,357,466, respectively, plus a pro rata portion of his target awards then in effect under any long term incentive plans adopted after the merger and under our annual bonus program. Under these circumstances, these officers would also be entitled by their termination protection agreements to two years of additional age and service credit under our pension plans (in addition to three years of credited service under the SERP that would affect only Mr. Tsui's SERP benefits).

     - nine of our directors are Class A directors elected by BNP Paribas. These directors did not, however, participate in the vote by the board of directors to approve the merger.

     - after the merger, the surviving corporation will continue indemnification arrangements and directors' and officers' liability insurance for our present and former directors and officers.

     - Messrs. Dods, Ganley, Haig and Weyand, directors of BancWest, serve as trustees of the Estate of S. M. Damon. Under a statutory fee schedule, they will be entitled to receive trustees' fees totaling about $15.9 million based on a percentage of the cash proceeds the Damon Estate receives for its BancWest stock in the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 45)

     The receipt of $35 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, each of our stockholders generally will realize taxable gain or loss as a result of the merger measured by the difference, if any, between $35 per share and the adjusted tax basis in that share owned by the stockholder. For additional information regarding material U.S. federal income tax consequences of the merger to our stockholders, see "Special Factors -- Material U.S. Federal Income Tax Consequences of the Merger to our Stockholders."

APPRAISAL RIGHTS (SEE PAGE 52)

     Stockholders who do not wish to accept the $35 per share cash consideration payable pursuant to the merger may seek, under Delaware law, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more or less than or the same as the merger consideration of $35 in cash per share. This "right of appraisal" is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things:

     - you must NOT vote in favor of the merger agreement;

     - you must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the merger agreement; and

     - you must hold your shares of record continuously from the time of making a written demand for appraisal until the effective time of the merger.

Merely voting against the merger agreement will not preserve your right of appraisal under Delaware law. Also, since a submitted proxy not marked "against" or "abstain" will be voted for the adoption of the merger agreement, the submission of a proxy not marked "against" or "abstain" will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fail to follow all of the steps required by the statute, you will lose your right of appraisal.

     Annex C to this proxy statement contains the Delaware statute relating to your right of appraisal.

REGULATORY APPROVALS (SEE PAGE 55)

     To complete the merger, we must obtain approval from the Federal Reserve Board under Section 3 of the Bank Holding Company Act.

THE SPECIAL MEETING (SEE PAGE 47)

  DATE, TIME, PLACE AND MATTERS TO BE CONSIDERED (SEE PAGE 47).

     Our special meeting will be held in the Board Room, 30th Floor, First Hawaiian Center, 999 Bishop Street, Honolulu, Hawaii on September 20, 2001 at 9:00 a.m., local time. At the special meeting, you will be asked to vote on the adoption of the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement.

  RECORD DATE FOR VOTING (SEE PAGE 47).

     You may vote at the special meeting if you owned shares of our common stock or Class A common stock at the close of business on July 27, 2001. On that date, there were 68,738,373 shares of our common stock and 56,074,874 shares of our Class A common stock outstanding.

  PROCEDURES RELATING TO YOUR VOTE AT THE SPECIAL MEETING (SEE PAGE 47).

     Quorum Required.

     - In order to have a quorum at the special meeting, a majority of the total number of all outstanding shares of common stock and Class A common stock as of the record date, counted together, must be present, in person or by proxy.

     Vote Required.

     - In order to adopt the merger agreement under Delaware law and our certificate of incorporation, we must obtain the affirmative vote of the holders of a majority of the shares of common stock and Class A common stock outstanding and entitled to vote at the special meeting, voting together as a single class. In addition, we agreed with BNP Paribas in the merger agreement that the holders of at least two-thirds of all shares of common stock and Class A common stock outstanding and entitled to vote at the special meeting, voting together as a single class, must adopt the merger agreement before we can complete the merger. Abstentions and broker non-votes will have the effect of a vote "AGAINST" the adoption of the merger agreement.

     - BNP Paribas owns 56,074,874 shares of our Class A common stock, representing approximately 45% of the total votes entitled to be cast on the merger. BNP Paribas has agreed to vote all of its shares in favor of the adoption of the merger agreement.

     - On the record date for the meeting, our directors and executive officers owned or controlled 16,801,559 shares of common stock, which was 13.5% of our total voting stock outstanding. That amount included 15,200,000 common shares (or about 12.2% of our total outstanding stock) that are owned by the Estate of S.M. Damon. The Estate's affairs are managed by four trustees, one of whom is our chief executive officer and all of whom serve on our board of directors. The trustees have told us they presently intend to vote the Estate's shares for adoption of the merger agreement. However, they have no obligation to do so. BNP Paribas, our directors and executive officers, and the Damon Estate thus own or control a total of 72,876,433 voting shares, or about 58.4% of all stock entitled to vote at the record date. If all those shares are voted for the transaction, holders of about 10,324,078 additional common shares (which is another 15% of our total common stock and another 8.3% of our total voting shares) must vote for adoption of the merger agreement in order for the transaction to occur.

     Completion of Your Proxy Card.

     - After carefully reading and considering the information contained in this proxy statement, you should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares are represented at the special meeting, even if you plan to attend the meeting in person. You can also submit your proxy by telephone by calling the number on your proxy card or over the Internet by going to the web site designated on your proxy card. Unless you specify to the contrary, all of your shares represented by valid proxies will be voted "FOR" the adoption of the merger agreement.

     - If your shares are held in "street name" by your broker, your broker will vote your shares, but only if you provide written instructions to your broker on how to vote. You should follow the procedures provided by your broker regarding how to instruct it to vote your shares. Without instructions, your shares will not be voted by your broker and the failure to vote will have the same effect as a vote against the adoption of the merger agreement.

     - DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

     Revocation of Your Proxy.

     - Until exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

        - by delivering written notification to our Corporate Secretary at our executive offices at 999 Bishop Street, Honolulu, Hawaii 96813;

        - by delivering a proxy of a later date by mail, Internet or telephone;

        - by attending the special meeting and voting in person. Your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting; or

        - if you have instructed a broker to vote your shares, by following the directions received from your broker to change those instructions.

     Questions and Additional Information.

     - For additional information regarding the procedure for delivering your proxy see "The Special Meeting -- Voting and Revocation of Proxies" and "-- Solicitation of Proxies."

     - If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact Georgeson Shareholder Communications Inc. at 17 State Street, 10th Floor, New York, New York 10004, or by telephone at 800-223-2064 or our Corporate Secretary at our executive offices at 999 Bishop Street, Honolulu, Hawaii 96813, or by telephone at 808-525-8144.

ACCOUNTING TREATMENT (SEE PAGE 51)

     We will account for the merger under the purchase method of accounting. For a discussion of the accounting treatment for the merger see "The
Merger -- Accounting Treatment."

THE MERGER AGREEMENT (SEE PAGE 56)

  CONDITIONS TO THE MERGER (SEE PAGE 56).

     The completion of the merger depends on the satisfaction or waiver of a number of conditions, including the following:

     - we must obtain the affirmative vote of the holders of at least two-thirds of all shares of common stock and Class A common stock outstanding and entitled to vote at the special meeting, voting together as a single class (BancWest has no present intention of waiving this condition);

     - we must obtain all necessary regulatory approvals and those approvals must be in full force and effect, other than those approvals the failure of which to obtain would not reasonably be expected to have a material adverse effect on the completion of the merger or the surviving corporation;

     - the regulatory approvals must not impose any condition that would reasonably be expected to materially and adversely impact the surviving corporation after the merger or materially reduce the benefits of the merger to the extent that BNP Paribas would not have entered into the merger agreement had the condition been known at the time;

     - no legal prohibition to completion of the merger may be in effect;

     - our and BNP Paribas' respective representations and warranties in the merger agreement must be true and correct, subject to exceptions that would not have a material adverse effect on the party making the representations and warranties; and

     - BancWest and BNP Paribas must each be in compliance in all material respects with its respective covenants in the merger agreement.

  TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 58).

     We and BNP Paribas may agree to terminate the merger agreement at any time before the completion of the merger.

     In addition, we or BNP Paribas may terminate the merger agreement by written notice to the other if:

     - any governmental entity that must grant a required regulatory approval has denied approval of the merger and the denial has become final and nonappealable, or any governmental entity of competent jurisdiction issues a final and nonappealable injunction permanently enjoining or otherwise prohibiting the merger, except that this right to terminate will not be available to any party whose failure to comply with the merger agreement causes or results in that action;

     - the merger is not completed on or before January 30, 2002, except that this right to terminate will not be available to any party whose failure to comply with the merger agreement causes or results in the failure to complete the merger by that date;

     - the other party materially breaches a representation, warranty or covenant in the merger agreement and the breach is not cured within 30 days after notice of the breach; or

     - at the special meeting the merger agreement is not adopted by two-thirds of the shares outstanding and entitled to vote at the special meeting.

     BNP Paribas may terminate the merger agreement without our consent if:

     - the special committee or our board of directors, by vote or consent of a majority of the directors who were not elected by BNP Paribas, whom we refer to as "non-Class A directors," either withdraws or changes its recommendation for adoption of the merger agreement in a manner which is adverse to BNP Paribas, or recommends to our stockholders any acquisition proposal by a third party; or

     - any required regulatory approval is granted subject to any final and nonappealable conditions which would reasonably be expected to materially and adversely impact the surviving corporation after the merger or materially reduce the benefits of the merger so that BNP Paribas would not have entered into the merger agreement had the condition been known at the time.

     We may terminate the merger agreement without BNP Paribas' consent before obtaining stockholder approval if our board of directors, acting upon the recommendation of the special committee, authorizes us to accept an acquisition proposal from a third party concurrently with the termination. This right, however, is subject to the following requirements:

     - our board of directors must have complied with the provisions of the merger agreement relating to solicitation of other offers,

     - our board of directors, in consultation with the financial advisor to the special committee, must have determined in good faith that the acquisition proposal is superior to the merger from a financial point of view and, other than with respect to obtaining stockholder approval, is reasonably capable of being completed,

     - BNP Paribas must have declined to offer a proposal superior to the acquisition proposal, and

     - we pay a fee to BNP Paribas as described below.

  TERMINATION FEE (SEE PAGE 59).

     The merger agreement provides that upon termination in specified circumstances, we must pay a termination fee of $100 million to BNP Paribas.

INFORMATION ABOUT BANCWEST, BNP PARIBAS AND CHAUCHAT

     - BancWest. We are a Delaware corporation and a bank holding company. We are headquartered in Honolulu, Hawaii, and we have administrative headquarters in San Francisco, California. We are the parent company of Bank of the West and First Hawaiian Bank. We have 252 branches and serve more than 1.1 million households and businesses in California, Hawaii, Oregon, New Mexico, Nevada, Washington, Idaho, Guam and Saipan. Our principal address is 999 Bishop Street, Honolulu, Hawaii 96813 and our telephone number is 808-525-7000.

     - BNP Paribas. BNP Paribas is a societe anonyme or limited liability banking corporation organized under the laws of the Republic of France. Headquartered in Paris, France, BNP Paribas is a world leader in banking and financial services. It offers retail banking and financial services (consumer credit, leasing, e-brokerage, insurance, car fleet management) to millions of individual customers and corporations mainly in France, Europe, the United States, the Mediterranean basin and Africa. BNP Paribas' principal address is 16, boulevard des Italiens, 75009 Paris, France, and its telephone number is 011-33-1-4014-7286. BNP Paribas is an affiliate of ours by virtue of its ownership of approximately 45% of our total outstanding capital stock.

     - Chauchat L.L.C. Chauchat is a Delaware limited liability company and a wholly owned subsidiary of BNP Paribas. Chauchat was formed for the purpose of entering into the merger agreement and consummating the merger and has not engaged in any business except in furtherance of the merger. Chauchat's principal address is c/o French American Banking Corporation, 787 Seventh Avenue, New York, New York 10019 and its telephone number is 212-841-3197.

SELECTED CONSOLIDATED FINANCIAL DATA OF BANCWEST

     Set forth below is selected historical consolidated financial information of BancWest and its subsidiaries. The historical financial information was derived from the historical financial statements and related notes of BancWest. Interim unaudited data for the six months ended June 30, 2001 and 2000 reflect, in the opinion of our management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of that data. Results for the six months ended June 30, 2001 do not necessarily indicate results that may be obtained for any other interim period or for the year as a whole.

     On July 1, 1999, we acquired SierraWest Bancorp. That merger was accounted for as a pooling of interests. Therefore, all financial information has been restated for all periods presented.


                                   AS OF OR FOR THE
                                   SIX MONTHS ENDED
                                       JUNE 30,                 AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                  -------------------   --------------------------------------------------------
                                    2001       2000        2000         1999        1998       1997       1996
                                  --------   --------   ----------   ----------   --------   --------   --------
                                                                  (IN THOUSANDS)
INCOME STATEMENTS AND DIVIDENDS
Interest income.................  $672,411   $625,646   $1,309,856   $1,135,711   $749,541   $651,048   $620,511
Interest expense................   284,350    259,645      562,922      446,877    315,822    281,232    270,755
Net interest income.............   388,061    366,001      746,934      688,834    433,719    369,816    349,756
Provision for credit losses.....    58,350     29,180       60,428       55,262     30,925     20,010     25,048
Noninterest income..............   178,295    108,245      216,076      197,632    134,182    110,550     95,575
Noninterest expense.............   297,804    267,020      533,961      535,075    392,075    322,171    296,567
Income before income taxes......   210,202    178,046      368,621      296,129    144,901    138,185    123,716
Provision for income taxes......    82,514     74,633      152,227      123,751     60,617     44,976     38,533
Net income......................   127,688    103,413      216,394      172,378     84,284     93,209     85,183
Cash dividends..................    47,394     42,380       84,731       77,446     40,786     41,116     38,946
Average shares outstanding......   124,707    124,644      124,634      124,048     79,516     70,939     68,738



                                   AS OF OR FOR THE
                                   SIX MONTHS ENDED
                                       JUNE 30,                 AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                  -------------------   --------------------------------------------------------
                                    2001       2000        2000         1999        1998       1997       1996
                                  --------   --------   ----------   ----------   --------   --------   --------
COMMON STOCK DATA, PER SHARE(1)
Basic earnings..................  $   1.02   $   0.83   $     1.74   $     1.39   $   1.06   $   1.31   $   1.24
Diluted earnings................      1.01       0.83         1.73         1.38       1.05       1.29       1.20
Cash dividends..................      0.38       0.34         0.68         0.62       0.58       0.58       0.57
Book value......................     16.67      15.26        15.97        14.79      14.15      11.30      10.85
Market price....................     34.40      16.44        26.13        19.50      24.00      19.88      17.50



                                   AS OF OR FOR THE
                                   SIX MONTHS ENDED
                                       JUNE 30,                 AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                  -------------------   --------------------------------------------------------
                                    2001       2000        2000         1999        1998       1997       1996
                                  --------   --------   ----------   ----------   --------   --------   --------
                                                                  (IN MILLIONS)
BALANCE SHEETS
AVERAGE BALANCES:
Total assets....................  $ 19,083   $ 17,181   $   17,600   $   16,294   $ 10,033   $  8,635   $  8,306
Total earning assets............    16,950     15,346       15,742       14,492      9,036      7,768      7,558
Loans and leases................    14,274     12,906       13,286       12,291      7,659      6,477      5,907
Deposits........................    14,342     13,039       13,380       12,517      7,710      6,541      6,102
Long-term debt and capital
  securities....................     1,021        742          964          790        354        279        265
Stockholders' equity............     2,081      1,903        1,903        1,793        938        786        720
AT PERIOD END:
Total assets....................  $ 19,316   $ 17,837   $   18,457   $   16,681   $ 15,929   $  8,880   $  8,642
Loans and leases................    14,529     13,385       13,972       12,524     11,965      6,792      6,243
Deposits........................    14,616     13,512       14,128       12,878     12,043      6,790      6,507
Long-term debt and capital
  securities....................     1,030        987          967          802        734        324        218
Stockholders' equity............     2,045      1,870        1,989        1,843      1,746        801        753

                                   AS OF OR FOR THE
                                   SIX MONTHS ENDED
                                       JUNE 30,                 AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                  -------------------   --------------------------------------------------------
                                    2001       2000        2000         1999        1998       1997       1996
                                  --------   --------   ----------   ----------   --------   --------   --------
                                                                  (IN MILLIONS)
SELECTED RATIOS:
RETURN ON AVERAGE:
Total assets....................      1.35%      1.21%        1.23%        1.06%      0.84%      1.08%      1.03%
Stockholders' equity............     12.55      11.14        11.37         9.61       8.99      11.86      11.82
SELECTED OPERATING AND CASH
  RATIOS(2):                         (ANNUALIZED)
RETURN ON AVERAGE:
Tangible total assets...........      1.63%      1.46%        1.48%        1.39%      1.19%      1.17%      1.11%
Tangible stockholders' equity...     22.73      20.35        20.32        19.70      16.31      15.14      14.94
OTHER SELECTED DATA:
Dividend payout ratio...........     37.62%     40.96%       39.31%       44.93%     55.24%     44.96%     47.50%
Average stockholders' equity to
  average total assets..........     10.90      11.08        10.81        11.00       9.35       9.10       8.67
Net interest margin.............      4.62       4.80         4.75         4.76       4.81       4.77       4.63
Net loans and leases charged off
  to average loans and leases...      0.55       0.33         0.37         0.42       0.31       0.33       0.42
Efficiency ratio(3), (4)........     52.86      52.50        51.53        54.47      62.50      65.53      64.54
AT PERIOD END:
RISK-BASED CAPITAL RATIOS:           (ANNUALIZED)
Tier 1..........................      9.30%      8.63%        9.73%        8.80%      8.32%      9.63%      8.49%
Total...........................     11.30      10.33        11.39        10.56      10.18      11.87      11.93
Tier 1 leverage ratio...........      8.55       8.08         9.09         8.11       9.13       9.09       7.24
Allowance for credit losses to
  total loans and leases........      1.32       1.27         1.23         1.29       1.32       1.33       1.46
Nonperforming assets to total
  loans and leases and other
  real estate owned and
  repossessed personal
  property......................      0.91       0.91         0.86         1.01       1.11       1.42       1.68
Allowance for credit losses to
  nonperforming loans and
  leases........................     1.74x      1.79x        1.84x        1.64x      1.61x      1.40x      1.15x


---------------
(1) All per share data have been calculated to include both shares of common stock and shares of Class A common stock and have been adjusted to give retroactive effect to the two-for-one stock split in the fourth quarter of 1999.

(2) Defined as operating cash earnings as a percentage of average total assets or average stockholders' equity minus average goodwill and core deposit intangible.

(3) Excluding after-tax restructuring, merger-related and other nonrecurring costs of:

     (a) $755,000 recorded in 2000 for the acquisition of new branches in Nevada and New Mexico completed in the first quarter of 2001,

     (b) $11.6 million in connection with the acquisition of SierraWest Bancorp and the consolidation of data centers in 1999, and

     (c) $21.9 million in connection with the merger of the former BancWest Corporation with and into First Hawaiian, Inc. on November 1, 1998.

(4) Excluding amortization of goodwill and core deposit intangible.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES


     Set forth below is the ratio of earnings to fixed charges for the six months ended June 30, 2001 and 2000 and for each of the last five fiscal years. For purposes of calculating the ratio of earnings to fixed charges, "earnings" consists of earnings before equity in earnings of affiliates, taxes on earnings and "fixed charges." "Fixed charges" consists of interest, amortization of debt financing costs and the estimated interest components of rent and preferred dividends.



                                             FOR THE
                                           SIX MONTHS
                                              ENDED
                                            JUNE 30,            FOR THE YEAR ENDED DECEMBER 31,
                                         ---------------   ------------------------------------------
                                          2001     2000     2000     1999     1998     1997     1996
                                         ------   ------   ------   ------   ------   ------   ------
                                          (ANNUALIZED)
RATIO OF EARNINGS TO FIXED CHARGES:
Excluding interest on deposits.........   4.20x    4.10x    4.07x    4.17x    2.92x    2.88x    2.58x
Including interest on deposits.........   1.72x    1.67x    1.64x    1.64x    1.44x    1.47x    1.45x


TRADING MARKET AND PRICE; DIVIDENDS

     Our common stock is traded on the New York Stock Exchange under the symbol "BWE." The Class A common stock is not publicly traded. We have set forth below our quarterly per share data, computed using the shares of common stock and Class A common stock and restated for the effects of a two-for-one stock split effective December 15, 1999:


                                                            CASH         SALES PRICE
                                                          DIVIDENDS    ----------------
                                                            PAID        HIGH      LOW
                                                          ---------    ------    ------
                                                                   (PER SHARE)
2001
First Quarter...........................................    $0.19      $27.25    $22.50
Second Quarter..........................................     0.19       34.78     23.50
Third Quarter (through August 14, 2001).................     0.19       35.00     34.50
2000
First Quarter...........................................    $0.17      $19.75    $14.44
Second Quarter..........................................     0.17       19.38     14.44
Third Quarter...........................................     0.17       20.19     16.44
Fourth Quarter..........................................     0.17       26.13     17.25
1999
First Quarter...........................................    $0.15      $24.25    $19.44
Second Quarter..........................................     0.15       21.22     18.50
Third Quarter...........................................     0.15       22.03     18.56
Fourth Quarter..........................................     0.17       22.75     19.06



     On May 4, 2001, the last full trading day prior to BNP Paribas' announcement of its preliminary proposal to acquire us, the last reported sales price per share of BancWest common stock was $24.98. On August 14, 2001, the most recent practicable trading day prior to the date of this proxy statement, the last reported sales price per share was $34.98. Stockholders should obtain current market price quotations for BancWest common stock in connection with voting their shares.

     Except as noted below, we agreed in the merger agreement not to, and to cause our subsidiaries not to, declare or pay any dividend until the closing of the merger without the prior written consent of BNP Paribas. However, we are permitted under the merger agreement to declare and pay regular annual or quarterly cash dividends consistent with past practice, not in excess of $0.19 per share per quarter, and our wholly owned subsidiaries may declare and pay dividends in the ordinary course of business. We are also permitted, and intend, to pay a pro rata dividend to holders of BancWest common stock based on the number of days from the record date for the prior regular quarterly dividend to the date the merger becomes effective. Although we expect to continue our policy of paying quarterly cash dividends in compliance with the merger agreement, the declaration and payment of cash dividends is subject to our future earnings, capital requirements and financial condition. Further, the primary source of funds that we use to pay dividends to stockholders is dividends that we receive from our subsidiaries. Regulations limit the amount of dividends Bank of the West and First Hawaiian Bank may declare or pay.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. These statements may be made directly in this proxy statement referring to us, and they may also be made a part of this proxy statement by reference to other documents filed by us with the Securities and Exchange Commission, which is known as "incorporation by reference." Any references to the Private Securities Litigation Reform Act in BancWest's publicly filed documents which are incorporated in the proxy statement by reference are specifically not incorporated by reference into this proxy statement, and other forward-looking statements otherwise made in connection with the merger, are not protected under the safe harbor provisions of the Private Securities Litigation Reform Act.

     Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "objective," "goal" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the acquisition of us by BNP Paribas, identify forward-looking statements. Our forward-looking statements are based on management's current views about future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following risks related to our business, among others, could cause or contribute to actual results differing materially from those described in the forward-looking statements:

     - global, national and local economic and market conditions, specifically with respect to changes in the United States economy and the impact recent increases in energy costs will have on the California economy;

     - the level and volatility of interest rates and currency values;

     - government fiscal and monetary policies;

     - credit risks inherent in the lending process;

     - loan and deposit demand in the geographic regions where we conduct business;

     - the impact of intense competition in the rapidly evolving banking and financial services business;

     - extensive federal and state regulation of our business, including the effect of current and pending legislation and regulations;

     - whether expected revenue enhancements and cost savings are realized within expected time frames;

     - whether Bank of the West is successful in retaining and further developing loan, deposit, customer and employee relationships relating to its recently acquired New Mexico and Nevada branches;

     - matters relating to the integration of our business with that of past and future merger partners, including the impact of combining these businesses on revenues, expenses, deposit attrition, customer retention and financial performance;

     - our reliance on third parties to provide certain critical services, including data processing;

     - the proposal or adoption of changes in accounting standards by the Financial Accounting Standards Board, the Securities and Exchange Commission or other standard setting bodies;

     - technological changes;

     - other factors impacting our operational plans; and

     - management's ability to manage risks that result from these and other factors.

     We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this proxy statement or the date of the document incorporated by reference in this proxy statement. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

     For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the quarterly reports on Form 10-Q and the annual reports on Form 10-K that BancWest has filed with the Securities and Exchange Commission as described under "Where You Can Find More Information."

     All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     In November 1998, as a result of the Bank of the West merger, BNP Paribas acquired all of the outstanding shares of Class A common stock of BancWest, representing approximately 45% of the voting power of BancWest and entitling BNP Paribas to elect nine of the twenty members of our board of directors. In connection with this acquisition, BNP Paribas and BancWest entered into a standstill and governance agreement. The standstill agreement is significant because it governs our relationship with BNP Paribas and, without a waiver of certain of its provisions approved by our directors not affiliated with BNP Paribas, BNP Paribas would not have been permitted to make its proposal to acquire your shares. Specifically, the standstill agreement contains provisions restricting BNP Paribas' ability to make an offer to acquire the publicly held shares of BancWest during a four-year standstill period that ends on November 1, 2002. During the standstill period, BNP Paribas was generally only permitted to make a confidential offer to the executive committee of the board of directors of BancWest, which the executive committee was under no obligation to consider or cause to be submitted to the full board of directors. In order to permit BNP Paribas to make its proposal, we waived those and other provisions in a limited manner, as discussed below. The standstill restrictions are described in greater detail under " -- Certain Relationships between BancWest and BNP Paribas."

     During the Fall of 2000, members of BNP Paribas management undertook a review of the development of its U.S. retail banking strategy, including consideration of the desirability and feasibility of increasing its investment in BancWest. In connection with its consideration of such a transaction, BNP Paribas engaged Merrill Lynch & Co. as its financial advisor.

     During the first week of February 2001, while attending a BNP Paribas executive conference, Pierre Mariani, a director of BancWest and Executive Vice President, International Retail Banking, of BNP Paribas, raised with Walter A. Dods, Jr., Chairman and Chief Executive Officer of BancWest, the general feasibility of a transaction whereby BNP Paribas would acquire all of the publicly held shares of BancWest common stock. At that time, no specific terms of a transaction were discussed although Mr. Dods indicated that if BNP Paribas were to consider making such an offer, it should take into account that the value offered to BancWest stockholders would need to be compelling in order to convince the eleven independent directors to waive the standstill provisions. In mid-March 2001, Mr. Mariani again raised with Mr. Dods the possibility of such a transaction and suggested that if BNP Paribas were to determine to make an offer, it would consider an offer in the range of about $32 in cash per share of BancWest common stock. Mr. Dods indicated to Mr. Mariani that he personally did not believe that a $32 per share offer would be compelling, but that BNP Paribas should continue to evaluate whether it could offer greater value for the shares. In addition, Mr. Mariani emphasized that in any transaction BNP Paribas might propose, it would insist that current management of BancWest remain in place.

     On April 2, 2001, the executive committee of the board of directors of BNP Paribas met to review, among other things, BNP Paribas' U.S. retail strategy. Among the options reviewed was the possibility of acquiring the publicly held shares of BancWest. The executive committee authorized Mr. Mariani to ask Mr. Dods to raise with the BancWest executive committee BNP Paribas' interest in having exploratory discussions concerning a possible offer to acquire the publicly held shares of BancWest common stock.

     Following this meeting, Mr. Mariani telephoned Mr. Dods to suggest the possibility of pursuing exploratory discussions with the BancWest executive committee or a special committee of the board of directors consisting of independent directors. Shortly thereafter, Mr. Dods called a meeting of the executive committee of the board of directors of BancWest on April 6, 2001 at which he described his discussions with Mr. Mariani and the desirability of establishing a special committee of independent directors who are neither designees of BNP Paribas nor members of management to be available to conduct any such exploratory discussions with BNP Paribas concerning a possible offer to acquire the publicly held common stock of BancWest. At the recommendation of Mr. Dods, the BancWest executive committee appointed to the special committee John
A. Hoag (the chair), Dr. Julia Ann Frohlich, Bert T. Kobayashi, Jr., Fujio Matsuda and Robert C. Wo, none of whom is employed by or affiliated with BancWest or BNP Paribas or any of their respective affiliates (except in their respective capacities as directors of BancWest). The executive committee gave the special committee full authority to take any and all actions that the special committee determined in its judgment to be necessary or advisable in connection with the receipt and evaluation of any offer or proposal submitted by BNP Paribas or any other person to acquire the publicly held common stock of BancWest. The special committee was also authorized to retain financial, legal and other advisors to assist it at BancWest's expense, and was expressly authorized to take any action it deemed appropriate with respect to any BNP Paribas proposal or proposal from any other party. Following the April 6 BancWest executive committee meeting, Mr. Dods called each of the newly appointed members of the special committee to advise them of their appointment and brief them on the discussions he had had to date with Mr. Mariani.

     On April 11, 2001, at a meeting of the special committee, Mr. Dods reviewed with the special committee his initial discussions with Mr. Mariani regarding BNP Paribas' interest in pursuing exploratory discussions concerning a possible offer to acquire the publicly held shares of BancWest and the $32 price per share raised by Mr. Mariani. Mr. Dods also discussed with the special committee the fact that the special committee had been formed by the executive committee in order to be in a position to evaluate any offer from BNP Paribas or any other person should BNP Paribas or any other person make an offer at a later time. The special committee determined that it would retain Simpson Thacher & Bartlett as its legal advisor and Goldman, Sachs & Co. as its financial advisor. Both firms had represented BancWest's predecessor company, First Hawaiian, Inc., for a number of years prior to BNP Paribas' becoming a stockholder in it and had been First Hawaiian's advisors in connection with the Bank of the West merger which resulted in BNP Paribas becoming a stockholder of BancWest (the old First Hawaiian). Accordingly, both firms were familiar with BancWest's business and operations and with the standstill and other agreements between BancWest and BNP Paribas.

     At a meeting of the special committee on April 18, 2001, representatives of Simpson Thacher & Bartlett reviewed with the special committee its role and duties under applicable law in connection with any proposal BNP Paribas might make to acquire the publicly held common stock of BancWest, the resolutions establishing the special committee and the powers of the special committee. Representatives of Simpson Thacher & Bartlett also reviewed the rights and obligations of BancWest and the special committee under the terms of the standstill and governance agreement if BNP Paribas requested permission to make a proposal at the present time, compared to the rights and obligations if BNP Paribas made an offer after the expiration of the standstill period. Simpson Thacher & Bartlett noted in particular that under the standstill and governance agreement, the special committee had the unconditional power to refuse to permit BNP Paribas to submit a business combination proposal to either the special committee or the board or to the stockholders of BancWest and that if the special committee exercised this power, BNP Paribas would be contractually prevented from proceeding with, or even publicly disclosing, any business combination proposal for BancWest. Also at this meeting, representatives of Goldman Sachs presented to and reviewed with the special committee relevant financial information relating to BancWest and financial analyses with respect to a cash offer at various prices, including the $32 price indicated by Mr. Mariani in his conversation with Mr. Dods in early April. Each of Goldman Sachs and management also discussed with the special committee their assessment of the likelihood that (based on knowledge of the industry but without having made specific inquiries) other financial institutions would be interested in making an offer for BancWest, including at the valuations indicated by BNP Paribas. Based on these discussions, the special committee concluded that it would not contact (and would instruct its representatives not to contact) any other financial institutions at this time. After lengthy discussion, the special committee instructed its legal and financial advisors to inform BNP Paribas, through its advisors, that the special committee would not consider a potential offer of $32 in cash per share, if made, compelling enough to recommend a waiver of the standstill agreement and that in order for the special committee to consider such a waiver, BNP Paribas would need to improve the value of any such offer significantly. After discussion with its advisors, the special committee proposed $37 in cash per share as a price for BNP Paribas to consider. In addition, in light of Mr. Mariani's statement regarding retention of key executive officers, the special committee requested that its advisors determine what type of assurance BNP Paribas would require from existing management as well as BNP Paribas' position with respect to future incentive compensation for employees of BancWest following any merger. The special committee also requested that BNP Paribas advise it as to what measures BNP Paribas was prepared to take to maintain First Hawaiian Bank's historic strong commitments to Hawaii and to the Hawaii community.

     Over the next week, representatives of Goldman Sachs and Simpson Thacher & Bartlett held numerous exploratory discussions with representatives of Merrill Lynch & Co., BNP Paribas' financial advisor, and Cleary, Gottlieb, Steen & Hamilton, BNP Paribas' legal counsel, regarding the financial and other terms of any proposed offer and the actions required to be taken under the standstill agreement before BNP Paribas would be willing to make such an offer. Mr. Dods also held several conversations with Mr. Mariani to exchange additional detail on the matters described above that had previously been raised by Mr. Mariani.

     On April 27, 2001, at a telephonic meeting of the special committee, representatives of Goldman Sachs and Simpson Thacher & Bartlett each updated the special committee on the status of the exploratory discussions with BNP Paribas' legal and financial advisors. Representatives of Goldman Sachs informed the special committee that BNP Paribas continued to contemplate a potential valuation of $32 in cash per share. The special committee instructed its advisors to convey to BNP Paribas that it was essential to increase the valuations being discussed in order for the special committee to recommend a waiver of the standstill agreement so as to permit BNP Paribas to make an offer. Later that day, BNP Paribas' counsel delivered to Simpson Thacher & Bartlett a draft merger agreement reflecting the non-financial terms and conditions upon which BNP Paribas would expect to make an offer, should it determine to do so.

     On May 1, 2001, the special committee held a telephonic meeting with its counsel and financial advisor so that it could be informed of developments with respect to the exploratory discussions with BNP Paribas and to instruct its counsel and financial advisor on how to respond to BNP Paribas. During this discussion, representatives of Simpson Thacher & Bartlett reviewed with the special committee the proposed terms of the draft merger agreement as well as the terms of the executive employment arrangements proposed by BNP Paribas and the terms of the other incentive compensation programs proposed to be implemented by BNP Paribas following any potential transaction. BNP Paribas' initial proposals with respect to maintaining First Hawaiian Bank's historic commitment to the Hawaii community -- including a contribution of $5 million to the First Hawaiian Foundation and BNP Paribas' intention to include representation from Hawaii on the BancWest board of directors following the merger, include substantial representation on the boards of First Hawaiian Bank and Bank of the West of residents from each bank's market, and to maintain bank headquarters in Hawaii -- were also discussed.

     On May 3, 2001, at a telephonic meeting of the special committee, representatives of Goldman Sachs reported that Merrill Lynch had informed them that if BNP Paribas determined to make any offer, it would consider an offer of $35 in cash per share of BancWest common stock. Goldman Sachs advised the special committee that, pending review of final documents, it would expect to be able to render an opinion that the price was fair from a financial point of view to the holders of BancWest common stock. Also at that meeting, representatives of Simpson Thacher & Bartlett updated the special committee as to the negotiations relating to the provisions of the merger agreement and BNP Paribas' current positions with respect to the management, employee, Hawaii commitment and other issues being considered by the special committee. Representatives of Simpson Thacher & Bartlett also reminded the special committee that, without a waiver of the standstill agreement, BNP Paribas would be contractually prevented from making a proposal for BancWest. The special committee then discussed the possibility of recommending a limited waiver of the standstill agreement solely to permit BNP Paribas to submit to the special committee a $35 per share cash offer to purchase the publicly held shares of BancWest on the terms that BNP Paribas had conveyed to the special committee through its advisors during the exploratory discussions but which waiver would otherwise not change the restrictions on BNP Paribas under the terms of the standstill agreement which would continue to remain in effect. After full discussion, the special committee unanimously determined to waive the standstill agreement in the limited manner described, and on May 4, 2001, a written waiver was delivered to BNP Paribas.

     The executive committee of the BNP Paribas board also met on May 3, 2001. At this meeting, the committee was apprised of the discussions between BNP Paribas and BancWest's special committee and the conditions it was anticipated that BancWest would impose in connection with granting a waiver of the standstill agreement. The BNP Paribas executive committee determined to recommend to the full BNP Paribas board of directors that it consider making a proposal to acquire the publicly held shares of common stock of BancWest should the BancWest special committee agree to a waiver of the standstill agreement.

     On May 4, 2001, the board of directors of BNP Paribas met to consider making a proposal to BancWest. During this meeting, management of BNP Paribas described to the BNP Paribas board of directors the current restrictions on BNP Paribas' ability to acquire 100% of BancWest and the structure of the proposal the board was being asked to approve. Representatives of Merrill Lynch made a presentation regarding U.S. regional bank market conditions and the financial implications of the transaction under consideration. The board discussed the strategic and financial implications of the transaction for BNP Paribas and authorized management, subject to receipt of a waiver under the standstill agreement, to submit a proposal to BancWest on terms consistent with those discussed by the board. After the close of business on May 4, 2001 (New York time), BNP Paribas submitted to the special committee a written proposal to acquire all of the outstanding shares of common stock of BancWest for $35 in cash per share and also delivered a proposed form of merger agreement. BNP Paribas stated in the proposal letter that it would not consider reducing or disposing of its interest in BancWest to a third party.

     On May 6, 2001, the special committee met to consider the BNP Paribas proposal with representatives of Simpson Thacher & Bartlett and Goldman Sachs present. Also present at this meeting were all six of the non-Class A directors who were not members of the special committee. At this meeting, representatives of Goldman Sachs reviewed with the special committee its financial analysis with respect to the proposed transaction and orally rendered its opinion as to the fairness from a financial point of view to the holders of BancWest common stock of the proposed $35 per share cash consideration. This opinion was later delivered in writing. In addition, at this meeting, representatives of Simpson Thacher & Bartlett reviewed the terms of the merger agreement with the special committee. After full discussion and based on the factors described below, the special committee unanimously determined that the merger agreement and the merger were fair to and in the best interests of BancWest and the public holders of BancWest common stock. The special committee then unanimously voted to recommend to the full board of directors that it declare the merger agreement advisable and the merger agreement and the merger to be fair to and in the best interests of BancWest and its unaffiliated stockholders, approve the merger agreement and recommend that the BancWest stockholders vote to adopt the merger agreement.

     Before the opening of business on May 7, 2001, BNP Paribas issued a press release announcing its proposal and BancWest similarly issued a press release stating that it had received the proposal from BNP Paribas and that the special committee had unanimously determined to recommend the proposal to the full board of directors of BancWest.

     During the day on May 7, 2001, at the instruction of the special committee, representatives of Goldman Sachs contacted other financial institutions that potentially could have an interest in engaging in a business combination transaction with BancWest to apprise them of the BNP Paribas proposal. None of those financial institutions expressed an interest in pursuing a transaction with BancWest.

     On the evening of May 7, 2001 (Hawaii time), the board of directors of BancWest met to consider the recommendation of the special committee with respect to the BNP Paribas proposal. Representatives of Simpson Thacher & Bartlett and Goldman Sachs were present at the meeting. Following a review of BNP Paribas' proposal, the terms of the merger agreement, Goldman Sachs' fairness opinion to the special committee and further discussions, the nine Class A directors and the eleven non-Class A directors, voting as separate classes as required by the standstill agreement, voted to approve a second waiver of the standstill agreement to allow BNP Paribas to enter into the merger agreement with BancWest. The board of directors, by a unanimous vote of all of the directors not affiliated with BNP Paribas (constituting a majority of the full board), and with the Class A directors present at the meeting abstaining, then voted to approve the merger agreement, having determined it to be fair to and in the best interests of BancWest and the unaffiliated holders of BancWest common stock and to recommend adoption of the merger agreement by the BancWest stockholders.

     On May 8, 2001 (Paris time), the merger agreement was executed and the agreement of the parties was publicly announced.

     The merger agreement was amended and restated as of July 19, 2001 to reflect some technical corrections, including the ability of BancWest to pay a pro rata dividend to its stockholders.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS; FAIRNESS OF THE MERGER

  RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS.

     On May 6, 2001, the special committee unanimously determined that the terms of the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, BancWest and its unaffiliated stockholders and unanimously determined to recommend that the board of directors of BancWest:

     - approve the merger agreement and the merger and the other transactions contemplated by the merger agreement;

     - determine that the terms of the merger agreement and the merger are fair to, and in the best interests of, BancWest and its unaffiliated stockholders;

     - declare that the merger agreement is advisable; and

     - recommend that BancWest's stockholders adopt the merger agreement.

     At a meeting held on May 7, 2001, the board of directors of BancWest, by a unanimous vote of the eleven non-Class A directors (with the eight Class A directors present at the meeting abstaining) determined to accept the special committee's recommendation and:

     - approved the merger agreement and the merger and the other transactions contemplated by the merger agreement;

     - determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, BancWest and its unaffiliated stockholders;

     - declared that the merger agreement is advisable; and

     - determined to recommend that BancWest's stockholders adopt the merger agreement.

  FAIRNESS OF THE MERGER.

  Reasons for the Special Committee's Determination. In reaching the conclusions described above, the special committee considered the following material factors, each of which, in the special committee's judgment, supported its conclusions as to fairness:

     - the presentation from and the opinion delivered by Goldman, Sachs & Co., that, based upon and subject to the assumptions and limitations stated in the opinion, as of the date of the opinion, the consideration to be received by unaffiliated holders of shares of BancWest common stock pursuant to the merger agreement is fair from a financial point of view to such holders. The presentation of Goldman Sachs involved various valuation analyses of BancWest that are described under "-- Opinion of Goldman, Sachs & Co." The full text of the opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement; we encourage stockholders to read the opinion in its entirety;

     - valuations of BancWest compared to its peer group using standard valuation methodologies based on projected GAAP and cash earnings per share. The special committee noted that BancWest generally traded at prices consistent with its peer group based on these valuation methodologies. The special committee also compared BancWest's financial condition and operating performance to its peer group based on three key financial ratios -- tangible common equity as a percentage of tangible assets, cash return on average common equity, and efficiency ratio -- and noted that BancWest was significantly below the median of its peer group in terms of cash return on average common equity and consistent with the median on the other two measures; see "-- Opinion of Goldman, Sachs & Co.";

     - the relationship of the consideration to be paid in the merger to the recent and historical market prices of the BancWest common stock. The special committee noted that the merger consideration of $35 per share of common stock represents a premium of 40.1% over the closing price per share on May 4, 2001, the last trading day before BNP Paribas' proposal was publicly announced, a 47.6% premium to the closing stock price per share on April 4, 2001, one month before the public announcement, and a 28.4% premium to the closing stock price per share on January 29, 2001, the highest closing stock price ever of the common stock before the public announcement of the BNP Paribas proposal;

     - the relationship of the consideration to be paid in the merger compared to prices paid in comparable bank mergers since 1997. The special committee noted that the price proposed to be paid by BNP Paribas was significantly above the median prices paid in the past several years based on standard valuation methodologies (including price to last twelve months' earnings per share; price to estimated next fiscal year earnings per share; price to tangible book value per share; and premium to market price); see "-- Opinion of Goldman, Sachs & Co.";

     - the special committee's belief that, after extensive negotiations by and on behalf of the special committee with BNP Paribas and its representatives, BancWest had obtained the highest price per share that BNP Paribas was willing to pay. The special committee formed its belief based on statements made by BNP Paribas and its representatives during the negotiations as well as the special committee's understanding of the impact of the merger on BNP Paribas' earnings per share;

     - BNP Paribas' beneficial ownership of approximately 45% of the currently outstanding voting stock of BancWest and the effects of such ownership on the alternatives available to BancWest. The special committee further considered that BNP Paribas had stated that it would not consider reducing or disposing of its interest in BancWest to a third party;

     - the fact that BNP Paribas was currently restricted in making an offer to acquire the publicly held shares of BancWest by the terms of the standstill agreement with BancWest, which restriction would terminate in November 2002. The special committee considered, after discussions with representatives of Goldman Sachs and management of BancWest, whether or not it was likely that a third party would make an offer for BancWest at a value comparable to or in excess of that being offered by BNP Paribas. As part of this analysis, the special committee took into account that, under the terms of the standstill and governance agreement, if BNP Paribas were to make an offer after the expiration of the standstill period, BancWest would be permitted to seek third party offers for BancWest and that BNP Paribas would be required to vote its shares in favor of any superior offer received by BancWest if BNP Paribas chose not to make a better proposal. Based on these discussions, the special committee believed that it was unlikely to achieve better terms following the expiration of the standstill period than those currently proposed by BNP Paribas and there was no assurance that BNP Paribas or another acquiror would be willing to make any offer in the future;

     - the likelihood that the merger would be consummated, including the absence of unusual requirements or conditions to the merger. The special committee further considered that BNP Paribas has the financial capacity to consummate the merger expeditiously;

     - other provisions of the merger agreement, including the ability of BancWest to, subject to specified conditions, (a) provide information to, and negotiate with, a third party which makes an unsolicited acquisition proposal for BancWest and (b) terminate the merger agreement if the BancWest board of directors, acting upon the recommendation of the special committee, accepts a superior proposal from a third party, subject to the payment of a termination fee; and

     - that fact that appraisal rights will be available under Delaware law with respect to the merger.

     Reasons for the Special Committee's Determination -- Net Book Value and Going Concern Value. In reaching its conclusions described above, the special committee also considered the following factors, each of which, in the special committee's judgment, supported its conclusions as to fairness:

     - Net Book Value. The special committee considered the relationship between the $35 per share of cash consideration to be paid in the merger to the per share tangible book value of BancWest of approximately $10.33 as of May 6, 2001. The special committee noted that this premium represents an offer price to tangible book value ratio of approximately
       3.4 to 1. This multiple was higher than the ratio of BancWest's trading price to tangible book value of 2.4 to 1, the median trading price to tangible book value for selected West Coast banks of 2.8 to 1 and the median ratio of share price to tangible book value for selected bank transactions from 1999 through 2001.

     - Going Concern Value. The special committee considered the internally generated forecasts for BancWest compiled by BancWest's management and the risks associated with meeting those projections. After discussion with its advisors and with BancWest management, the special committee believed that the opportunity to achieve $35 per share in cash under the terms of the merger agreement was a superior alternative to attempting to achieve value in excess of $35 per share in cash as an independent publicly traded company. In making this determination, the special committee considered the outlook for the banking industry and the merger environment for financial institutions generally. Some of the factors considered by the special committee were the elimination of pooling accounting (which might adversely affect both the level of merger activity and the prices that acquirors are prepared to pay) and the impact of a slowing economy on BancWest, including the risks of slowing revenue growth and rising levels of non performing assets in the future. The special committee was also aware that using certain assumptions, the discounted cash flow analysis prepared by Goldman Sachs resulted in values greater than the $35 per share in cash merger consideration; however the special committee also recognized that achieving those higher values would require cash net income multiples that would be significantly greater than the current BancWest multiple and the median multiple of selected West Coast banks. Accordingly, the special committee did not regard these higher valuations as likely to be obtainable under foreseeable circumstances. The special committee also recognized that there were risks involved with the assumptions contained in management's projections as well as the analyses prepared by Goldman Sachs summarized below underlying an implied value of BancWest common stock in excess of $35 per share in cash, including achieving the financial results set forth in the forecasts as well as market conditions occurring which would provide favorable valuation multiples.


     In making its recommendation to the full board of directors at the May 7 meeting, the special committee also noted that after the public announcement of the BNP Paribas proposal that morning, no third party had contacted BancWest or its advisors -- either on its own or subsequent to the telephone calls from Goldman Sachs described above under "-- Background of the Merger" -- about the possibility of discussing a business combination proposal with BancWest.



     During its consideration of the transaction with BNP Paribas described above, the special committee and the board of directors were also aware that some of the directors and members of management of BancWest may have interests in the merger that are different than or in addition to those of BancWest stockholders generally, all as described under "-- Interests of Directors and Executive Officers in the Merger."


     Reasons for the Board's Determination. In reaching its determinations referred to above, the board of directors of BancWest considered the following material factors, each of which, in the view of the board of directors of BancWest, supported its determinations as to fairness:

     - the conclusions and recommendations of the special committee;

     - the factors referred to above as having been taken into account by the special committee, including the receipt by the special committee of the opinion of Goldman Sachs that, based upon and subject to the assumptions made, matters considered and limitations on review undertaken in connection with its opinion, as of the date of the opinion, the per share consideration to be received by the unaffiliated stockholders of BancWest in the merger is fair from a financial point of view to such holders; and

     - the fact that the merger consideration and the terms and conditions of the merger agreement were the result of arm's-length negotiations between the special committee and BNP Paribas and their respective advisors.


     In reaching its determination that the transaction is fair to the unaffiliated stockholders, the board of directors adopted the special committee's analysis with respect to each of the factors described above.

     The members of the board of directors of BancWest, including the members of the special committee, evaluated the merger in light of their knowledge of the business, financial condition and prospects of BancWest, and considered the advice of financial and legal advisors.

     Procedural Fairness. The board of directors of BancWest, including the members of the special committee, believes that the merger is procedurally fair because, among other things:

     - the special committee consisted of independent directors appointed to represent the interests of unaffiliated BancWest stockholders and was advised by independent financial and legal advisors;

     - the executive committee of the board of directors delegated broad powers to the special committee to conduct its evaluation of BNP Paribas' offer, negotiate with BNP Paribas and consider alternatives to a transaction with BNP Paribas. In addition to these broad powers, pursuant to the terms of the standstill agreement, the special committee had the unconditional ability to prohibit BNP Paribas from submitting a proposal and to reject in its sole discretion any proposal it permitted BNP Paribas to submit, and if the special committee took any of these actions, BNP Paribas would be prohibited by the standstill agreement from submitting its proposal to either the board of directors or the stockholders of BancWest and, accordingly, that the terms of the standstill agreement facilitated an arm's-length negotiation between the special committee and BNP Paribas; and

     - the per share price to be paid by BNP Paribas resulted from the active arm's-length bargaining between representatives of the special committee, on the one hand, and representatives of BNP Paribas, on the other.

     - the board of directors of BancWest and the special committee recognized that the merger is not conditioned on the adoption of the merger agreement by the holders of a majority of the outstanding shares of BancWest capital stock other than shares held by BNP Paribas and its affiliates. However, the board of directors of BancWest and the special committee noted that the merger agreement requires that holders of 66 2/3% of the outstanding shares of common stock and Class A common stock, voting together as a single class, vote to adopt the merger agreement. Although this super-majority vote can be waived by BancWest, neither the special committee nor the board of directors has any present intention of waiving this condition.

     Neither the special committee nor the board of directors of BancWest considered the liquidation value of BancWest because BNP Paribas had advised the special committee and the board of directors that it intended to continue to operate BancWest as a going concern after the merger and because liquidation value is not a conventional method of evaluating financial services businesses. Therefore, no appraisal of the liquidation values was sought for purposes of evaluating the merger. In addition, neither the special committee nor the board of directors of BancWest considered the purchase price paid in previous purchases of BancWest common stock, as described under "Other
Matters -- Transactions in Capital Stock by Certain Persons -- BancWest Purchases of Common Stock" because all of these purchases constituted share repurchases from employees at prevailing market prices of stock they acquired under various benefit plans.

     In view of the wide variety of factors considered in connection with the evaluation of the merger, neither the special committee nor the board of directors of BancWest found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their determinations.

     This discussion of the information and factors considered and given weight by the special committee and the board of directors of BancWest is not intended to be exhaustive but is believed to include all material factors considered by the special committee and the board of directors of BancWest.

PRELIMINARY PRESENTATION BY GOLDMAN, SACHS & CO.

     As noted above under "-- Background of the Merger," Goldman Sachs made a preliminary presentation to the special committee on April 18, 2001. The financial information and financial analyses presented to the special committee at that meeting comprised a significant part of the information that ultimately formed the basis for Goldman Sachs' opinion as described below under "-- Opinion of Goldman, Sachs & Co." and were substantially the same as the information and analyses summarized in that section (except that the April 18 materials included analyses of a transaction at a variety of prices, rather than specifying the merger consideration of $35 per share that was ultimately negotiated).

OPINION OF GOLDMAN, SACHS & CO.

     On May 6, 2001, Goldman Sachs delivered its opinion, subsequently confirmed in writing on May 8, 2001, to the special committee of the BancWest board of directors that, as of the date of its opinion and based upon and subject to the considerations set forth in its opinion, the merger consideration of $35 in cash per share to be received by the unaffiliated holders of BancWest common stock under the merger agreement was fair from a financial point of view to those stockholders.

     The full text of the opinion, which sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement. The advisory services of Goldman Sachs and the opinion were provided to the special committee for its information and assistance in connection with its consideration of the merger and the opinion is directed only to the fairness of the merger consideration from a financial point of view to BancWest stockholders and does not constitute a recommendation to any BancWest stockholder as to how that stockholder should vote at the special meeting. The description of the opinion set forth below is qualified in its entirety by reference to Annex B. We urge you to read the opinion in its entirety.

     In connection with its opinion, Goldman Sachs reviewed, among other things:

     - the merger agreement;

     - annual reports to stockholders and annual reports on Form 10-K of BancWest for the five years ended December 31, 2000;

     - annual reports to stockholders of BNP Paribas for the five years ended December 31, 2000;

     - specified interim reports to stockholders and quarterly reports on Form 10-Q of BancWest;

     - specified interim reports to stockholders of BNP Paribas;

     - specified other communications from BancWest to its stockholders;

     - specified internal financial analyses and forecasts regarding BancWest prepared by its management and approved by its management for use by Goldman Sachs in connection with its opinion;

     - the current and historical reported price and trading activity for shares of BancWest common stock;

     - specified financial and stock market information for BancWest, which it compared with similar information for specified other companies in the banking industry, the securities of which are publicly traded;

     - the financial terms of specified recent business combinations in the banking industry specifically and in other industries generally; and

     - other information, studies and analyses as it considered appropriate in the circumstances.

Goldman Sachs also held discussions with members of the senior management of BancWest regarding their assessment of the past and current business operations, financial condition and future prospects of and for BancWest.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by it and assumed the accuracy and completeness of that information for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with the special committee's consent, that the internal financial forecasts prepared by the management of BancWest were reasonably prepared reflecting the best currently available estimates and judgments of BancWest. Goldman Sachs did not make any independent evaluation or appraisal of the assets and liabilities of BancWest (including off-balance sheet assets and liabilities) and neither BancWest nor any other party provided Goldman Sachs with any such evaluation or appraisal. Goldman Sachs noted that BNP Paribas owns 45% of the outstanding capital stock of BancWest and has expressed no interest in a business combination involving BancWest other than a transaction as a purchaser of shares of BancWest capital stock.

     The following is a brief summary of the material financial analyses presented by Goldman Sachs to the special committee of the BancWest board of directors and each of the other non-BNP Paribas directors who were also present on May 6, 2001 in connection with providing its opinion.

     THIS SUMMARY INCLUDES INFORMATION PRESENTED IN TABULAR FORMAT. THESE TABLES ALONE ARE NOT A COMPLETE DESCRIPTION OF GOLDMAN SACHS' FINANCIAL ANALYSES. THESE TABLES SHOULD BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY.

  SELECTED COMPANIES ANALYSIS.

     Goldman Sachs reviewed and compared certain financial and stock market information as well as certain asset, equity and profitability ratios of BancWest with the following publicly traded commercial banking organizations:

Wells Fargo & Company                      U.S. Bancorp
Comerica Incorporated                      Zions Bancorp
UnionBanCal Corporation                    City National Corporation
Pacific Century Financial Corp.            Westamerica Bancorporation
Silicon Valley Bancshares                  Pacific Capital Bancorp

     The financial data used were as of the latest twelve months ended March 31, 2001 and the market data and earnings estimates were as of May 4, 2001. Projected earnings per share were based on analysts' estimates from I/B/E/S International, Inc., or I/B/E/S, an independent data service that compiles earnings estimates of institutional securities research analysts.

     The following table summarizes the results of the selected companies analysis:

                                                              SELECTED
                                                              COMPANIES
                                                               MEDIAN      BANCWEST
                                                              ---------    --------
Price to projected earnings multiple, based on estimates of
  2001 GAAP earnings per share..............................    13.2x       13.1x
Price to projected earnings multiple, based on estimates of
  2002 GAAP earnings per share..............................    11.1x       11.6x
Price to projected earnings multiple, based on estimates of
  2001 cash earnings per share..............................    11.9x       11.6x
Price to projected earnings multiple, based on estimates of
  2002 cash earnings per share..............................    10.4x       10.4x
Price to tangible book value per share multiple.............     2.8x        2.4x
Price to projected earnings multiple, based on estimates of
  2002 earnings per share to projected five-year growth rate
  of earnings per share.....................................     1.0x        1.4x
Tangible common equity as a percentage of tangible assets...     7.8%        6.9%
Cash return on average common equity........................    27.2%       20.9%
Efficiency ratio (non-interest expense, excluding
  non-recurring items and intangible amortization, divided
  by the sum of net interest income and non-interest
  income)...................................................    52.3%       51.4%

  MARKET HISTORY ANALYSIS.

     Goldman Sachs compared the $35 in cash per share purchase price provided for in the merger agreement with the closing price per share of BancWest common stock on selected dates to identify the premium reflected by the $35 per share purchase price. The selected dates, and the premiums, were as follows:

                     BASIS FOR        PREMIUM
      DATE           SELECTION       TO MARKET
----------------  ----------------   ---------
January 29, 2001   All-time High        28.4%
 June 23, 2000      52-week Low        150.0
  May 4, 2001      One Day Prior*       40.1
 April 27, 2001   One Week Prior*       40.9
 April 4, 2001    One Month Prior*      47.6

---------------
* Based on the date of preparation of the relevant materials.

  PRO FORMA ANALYSIS.

     Goldman Sachs analyzed the pro forma impact of the merger on earnings per share of BNP Paribas to determine whether the transaction would be earnings accretive or dilutive. In a cash transaction such as the present one, the analysis of the estimated pro forma impact of a transaction on the other party could indicate the degree to which a proposed acquisition price is attractive to the other party. This analysis is therefore a factor that may indicate whether the other side would be willing to consider further adjustments to a proposed acquisition price. Based upon earnings estimates from the management of BancWest and I/B/E/S median estimates of earnings for BNP Paribas (and management's anticipation that there would be no meaningful cost or revenue synergies to BNP Paribas from the transaction), this analysis indicated that as to GAAP earnings, the merger would be earnings dilutive to holders of BNP Paribas common stock by 0.8% for 2001 and 0.4% for 2002. As to cash earnings per share, the same analysis indicated that the merger would be earnings accretive to holders of BNP Paribas common stock by 1.0% for 2001 and 1.3% for 2002.

  DISCOUNTED CASH FLOW ANALYSIS.

     Goldman Sachs performed two discounted cash flow analyses, which are analyses of the present value of projected cash flows using discount rates and forward earnings multiples, to determine a range of notional present values per share of BancWest common stock. The range was determined using a dividend discount model, with all cash flows discounted back to December 31, 2001. In performing this analysis, Goldman Sachs used both I/B/E/S median estimates and estimates provided by the management of BancWest. The I/B/E/S case projected "Old" GAAP earnings per share of $1.90 and $2.15 for 2001 and 2002, respectively and forecast a growth rate on earnings of 8.5% for 2003 - 2005, per I/B/E/S long-term growth rate. The management case projected "Old" GAAP earnings per share of $1.92, $2.10 and $2.30 for 2001, 2002, and 2003, respectively, and forecast a growth rate on earnings of 10% for 2004 - 2005. "Old" GAAP earnings are earnings that include the impact of goodwill amortization in BancWest's earnings. Using discount rates ranging from 10% to 15%, and terminal price to forward earnings value multiples ranging from 12.0x to 18.0x, the I/B/E/S case resulted in a range of implied notional present values from $23.52 to $39.68 per share of BancWest common stock and the management case resulted in a range of implied notional present values from $24.15 to $40.79 per share of BancWest common stock, as compared with the merger consideration of $35 in cash per share of BancWest common stock provided for in the merger agreement. Goldman Sachs used discount rates in this analysis that are commonly used by financial advisors in conducting similar discounted cash flow analyses of commercial banking organizations comparable to BancWest. The terminal forward earning multiples used are consistent with current price earnings multiples for BancWest and for other comparable commercial banking organizations.

     The following table summarizes this analysis:

     Implied notional present values per share based on I/B/E/S earnings estimates:

                                 TERMINAL PRICE TO FORWARD EARNINGS MULTIPLE
                                 --------------------------------------------
                                   12X         14X         16X         18X
                                 --------    --------    --------    --------
DISCOUNT                 10.0%    $27.80      $31.76      $35.72      $39.68
RATE                     12.5      25.54       29.16       32.78       36.40
                         15.0      23.52       26.83       30.15       33.46

     Implied notional present values per share based on management earnings projections:

                                 TERMINAL PRICE TO FORWARD EARNINGS MULTIPLE
                                 --------------------------------------------
                                   12X         14X         16X         18X
                                 --------    --------    --------    --------
DISCOUNT                 10.0%    $28.55      $32.63      $36.71      $40.79
RATE                     12.5      26.23       29.96       33.68       37.41
                         15.0      24.15       27.56       30.97       34.39

  SELECTED TRANSACTION ANALYSIS.

     Goldman Sachs reviewed publicly available information for pending and completed merger and acquisition transactions in the banking industry. The selected transactions reviewed by Goldman Sachs comprised 30 transactions completed or announced since January 1, 1997 and prior to May 6, 2001 with a value greater than $1.0 billion, including the following 11 transactions announced during 2000 and 2001, but excluding all merger of equals transactions using the pooling of interests method of accounting:

2000 TRANSACTIONS:

     - BB&T Corp./One Valley Bancorp Inc.

     - Wells Fargo & Co./First Security Corp.

     - M&T Bank Corp/Keystone Financial Inc.

     - Chase Manhattan Corporation/J.P. Morgan & Co., Inc.

     - FleetBoston Financial Corp./Summit Bancorp

     - Firstar Corp./U.S. Bancorp

     - Comerica Inc./Imperial Bancorp

     - Fifth Third Bancorp/Old Kent Financial Corp.

2001 TRANSACTIONS (TO MAY 6, 2001):

     - BB&T Corp./F&M National Corp

     - Royal Bank of Canada/Centura Banks Inc.

     - First Union Corp./Wachovia Corp.

     The following table compares information with respect to the merger and the medians for the selected transactions for the years indicated:

                                                      MEDIAN OF SELECTED TRANSACTIONS ANNOUNCED IN THE YEAR
                                           THE       -------------------------------------------------------
                                          MERGER      2001        2000        1999        1998        1997
                                          ------     -------     -------     -------     -------     -------
Price to last twelve months' earnings
  per share.............................   19.0x       18.8x       15.0x       21.1x       27.8x       23.4x
Price to estimated next fiscal year
  earnings per share....................  18.40       15.90       13.30       19.00       20.80       20.10
Price to tangible book value per
  share.................................   3.40        2.79        3.11        3.36        4.11        3.98
Premium to market price, one day prior
  to announcement.......................   40.1%       29.5%       18.6%       26.4%       20.5%       22.4%

     The preceding discussion is a summary of the material financial analyses that Goldman Sachs performed and presented to the special committee of the BancWest board of directors on May 6, 2001, but it does not purport to be a complete description of the analyses performed by Goldman Sachs or of its presentation. The preparation of a fairness opinion is a complex process and is not generally susceptible to partial analysis or summary description. Goldman Sachs believes that selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all the analyses and did not attribute any particular weight to any particular factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. No company used in the above analyses as a comparison is directly comparable to BancWest and no transaction used is directly comparable to the proposed merger.

     In performing its analyses, Goldman Sachs made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of BNP Paribas or BancWest. These analyses were prepared solely for purposes of Goldman Sachs providing its opinion to the special committee of the BancWest board of directors as to the fairness from a financial point of view of the merger consideration of $35 in cash per share to be received by the holders of BancWest common stock under the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which businesses or securities actually might be sold. The analyses performed by Goldman Sachs are not necessarily indicative of actual values, trading values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of BNP Paribas or BancWest or their respective advisors, none of BNP Paribas, BancWest, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted. In addition, as described above, Goldman Sachs' opinion was one of many factors taken into consideration by the special committee of the BancWest board of directors in making its determination to approve the merger. See "-- Recommendations of the Special Committee and Our Board of Directors; Fairness of the Merger."

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The special committee selected Goldman Sachs as its financial advisor because Goldman Sachs is an internationally recognized investment banking firm that has substantial experience in investment banking in general, including transactions similar to the proposed merger, and because of its familiarity with, and prior work for, BancWest. In addition, Goldman Sachs may from time to time effect transactions with, or hold securities, including derivative securities, of, BancWest or BNP Paribas or affiliated entities for its own account or for the accounts of customers. Goldman Sachs is familiar with BancWest having provided certain investment banking services to BancWest from time to time, including having acted as financial advisor to First Hawaiian, Inc., predecessor to BancWest, in connection with its merger with BancWest, then a wholly owned subsidiary of BNP Paribas, in November 1998; having acted as BancWest's financial advisor in connection with a block trade of 350,000 shares of BancWest common stock in June 1999; having acted as joint-bookrunning manager with respect to an offering of $150 million aggregate principal amount of Quarterly Income Preferred Securities of BancWest in December 2000; and having acted as financial advisor to the special committee in connection with, and having participated in certain of the negotiations leading to, the merger agreement. Goldman Sachs also has provided certain investment banking services to BNP Paribas from time to time, including having acted as financial advisor to BNP Paribas in connection with its acquisition of Compagnie Financiere de Paribas SA in October 1999 and having acted as joint-lead manager in connection with the offer of $500 million of non-cumulative trust preferred securities of BNP Paribas in November 2000. In addition, Goldman Sachs may provide investment banking services to BNP Paribas in the future.

     BancWest has agreed to pay Goldman Sachs an advisory fee equal to 0.25% of the aggregate consideration paid in the transaction. Pursuant to the engagement letter, BancWest (1) has paid Goldman Sachs $500,000 upon announcement of the merger and (2) upon completion of the merger will pay Goldman Sachs a transaction fee currently calculated to be approximately $6.13 million, reduced by the fee previously paid at announcement. In addition, BancWest has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, incurred in connection with the services provided by it and to indemnify and hold harmless Goldman Sachs and certain related parties from and against certain liabilities and expenses, including certain liabilities under the federal securities laws, incurred in connection with its engagement.

OUR FORECASTS

     We do not, as a matter of course, publicly disclose forecasts as to future revenues or earnings. However, we did prepare forecasts which we provided to Goldman Sachs in connection with its fairness opinion analyses. We included the forecasts in this proxy statement only because we provided that information to Goldman Sachs and Goldman Sachs used the data in connection with its fairness opinion and related presentation to the special committee. See "-- Opinion of Goldman, Sachs & Co."

     Our forecasts were not prepared with a view to public disclosure. We expect the actual and forecasted results to differ, and actual results may be materially different than those set forth below. We did not prepare the forecasts with a view to complying with the published guidelines of the Securities and Exchange Commission regarding forecasts, and we did not prepare the forecasts in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. The projected financial information set forth below has been prepared by and is the responsibility of our management. Moreover, PricewaterhouseCoopers, our independent auditors, has not examined, compiled or applied any procedures to the forecasts in accordance with standards established by the American Institute of Certified Public Accountants and expresses no opinion or any assurance on their reasonableness, accuracy or achievability. The PricewaterhouseCoopers report which is incorporated by reference in this proxy statement relates to our historical financial information. It does not extend to the projected financial information and you should not read it to do so.

     The projected financial information set forth below constitutes forward-looking statements. It is not possible to predict whether the assumptions made in preparing the forecasts will be valid, and we caution stockholders that any such forward-looking statements are not guarantees of future performance. We cannot assure you that our forecasts will be realized, and actual results may be materially more or less favorable than those contained in the forecasts set forth below. Investors should consider the risks and uncertainties in our business that may affect future performance and that are discussed under "Special Note Regarding Forward-Looking Statements" and in the documents incorporated by reference in this proxy statement.

     Our inclusion of the forecasts should not be regarded as an indication that we, the special committee, our board of directors, BNP Paribas or any of our or their respective financial advisors considered or consider the forecasts to be a reliable prediction of future events, and the forecasts should not be relied upon as such. To the extent that our forecasts represent our management's best estimate of possible future performance, this estimate is made only as of the date of the forecasts and not as of any later date. We do not intend to update, revise or correct these forecasts if they become inaccurate. Stockholders should take this into account when evaluating any factors or analyses based on our forecasts.

                                                                  FISCAL YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                2001          2002           2003
                                                              ---------    -----------    -----------
                                                              ($ IN MILLIONS, EXCEPT DILUTED EARNINGS
                                                                            PER SHARE)
Operating Revenues..........................................    $983.3       $1,113.8       $1,202.7
Net Income..................................................     241.8          265.2          293.2
Pre-tax Income..............................................     403.0          442.1          488.7
Diluted Earnings Per Share
  -- Reported...............................................      1.92           2.10           2.30
  -- Operating..............................................      1.93           2.10           2.30
  -- Cash...................................................      2.20           2.36           2.56

---------------
Source: BancWest management.

BNP PARIBAS' AND CHAUCHAT'S POSITIONS AS TO THE FAIRNESS OF THE MERGER

     BNP Paribas and Chauchat believe that the merger is substantively and procedurally fair to unaffiliated holders of BancWest common stock. However, neither BNP Paribas nor Chauchat has performed or engaged a financial advisor to perform any valuation analysis for the purpose of assessing the fairness of the merger to unaffiliated holders of BancWest common stock. Moreover, neither BNP Paribas nor Chauchat participated in the deliberations of the special committee or received advice from the special committee's financial advisor.

     BNP Paribas' and Chauchat's belief that the merger is substantively fair to unaffiliated holders of BancWest common stock is based on the following factors, each of which BNP Paribas and Chauchat consider to support their belief:

     - the conclusions and recommendations of the special committee that the merger is fair to, and in the best interests of, unaffiliated holders of BancWest common stock;

     - the fact that the special committee received an opinion from Goldman Sachs stating that, based upon and subject to the assumptions and limitations contained in the opinion, the $35 per share merger consideration to be received by the holders of BancWest common stock pursuant to the merger agreement is fair from a financial point of view to those holders;

     - the merger consideration of $35 per share of BancWest common stock represents a 40.1% premium over the closing price per share on May 4, 2001, the last trading day before BNP Paribas' proposal was publicly announced, a 47.6% premium to the closing stock price per share on April 4, 2001, one month before the public announcement, and a 28.4% premium to the closing stock price per share on January 29, 2001, the highest closing stock price ever of the BancWest common stock before the public announcement of the BNP Paribas merger proposal;

     - the consideration to be paid in the merger represents a multiple of almost 17 times BancWest's cash earnings per share for the twelve months ended April 30, 2001;

     - the consideration to be paid in the merger represents a multiple of 2.1 times BancWest's book value per share of approximately $16.40 and 3.4 times BancWest's tangible book value per share of approximately $10.33;

     - with respect to going concern value, the fact that, based upon the analyses of Merrill Lynch described below under "Summary of Financial Analyses of Merrill Lynch & Co. -- Precedent Transaction Analysis," the transaction multiples represented by the $35 per share merger consideration were generally within the ranges implied by such analyses (although one ratio was slightly higher and one ratio was slightly lower). In addition, BNP Paribas noted the conclusion of the special committee, based upon BancWest's internally generated forecasts not available to BNP Paribas, that the opportunity to achieve $35 per share in cash under the terms of the merger agreement was for BancWest stockholders a superior alternative to attempting to achieve value in excess of $35 per share in cash as an independent publicly traded company as described above under "Recommendations of the Special Committee and Our Board of Directors; Fairness of the Merger -- Recommendations of the Special Committee and Our Board of Directors."

     - the merger will provide consideration to BancWest common stockholders entirely in cash; and

     - the likelihood that the merger will be consummated, including the absence of unusual requirements or conditions to the merger, including any financing conditions.

     BNP Paribas' and Chauchat's belief that the merger is procedurally fair to unaffiliated holders of BancWest common stock is based on the following factors:

     - the merger and the terms and conditions of the merger agreement were the result of arm's-length negotiations between the special committee and BNP Paribas and their respective advisors;

     - the limitations in the standstill agreement on BNP Paribas' ability to act on a unilateral basis required BNP Paribas to engage in an arm's-length negotiation with the special committee;

     - although the merger is not conditioned upon approval by the holders of a majority of outstanding shares other than shares held by BNP Paribas, the merger is conditioned upon adoption of the merger agreement by the holders of no less than two-thirds of the shares of common stock and Class A common stock outstanding and entitled to vote at the special meeting, voting together as a single class. Although this super-majority vote could be waived by BancWest, BancWest has advised BNP Paribas that neither the special committee nor the board of directors of BancWest has any present intention of waiving this condition;

     - the special committee retained and was advised by independent legal counsel and an independent financial advisor, Goldman Sachs, and the special committee received a fairness opinion from Goldman Sachs as to the $35 in cash per share merger consideration;

     - the merger was unanimously approved by all members of BancWest's board of directors who are not affiliates of BNP Paribas or BancWest employees; and

     - holders of common stock who do not vote in favor of the merger will have the right to demand a judicial appraisal of their shares if they take the actions necessary to perfect their rights.

     BNP Paribas and Chauchat considered each of the foregoing factors to support their determinations as to the fairness of the merger. Neither BNP Paribas nor Chauchat found it practicable to assign, nor did it assign, relative weights to the individual factors considered in reaching its conclusion as to fairness. The liquidation of BancWest's assets was not considered to be a viable course of action based on BNP Paribas' desire for BancWest to continue as a subsidiary of BNP Paribas. Therefore, no appraisal of liquidation value was sought for purposes of valuing the shares of BancWest common stock. In addition, BNP Paribas and Chauchat did not consider the purchase prices paid in previous purchases of BancWest stock, as described in "Other Matters -- Transactions in Capital Stock by Certain Persons -- BNP Paribas and Chauchat Purchases of Common Stock" to be a material factor in their consideration of the merger, because the prices paid in those stock purchases may not reflect the value of BancWest as a whole. None of the factors considered by BNP Paribas and Chauchat failed to support their belief in the fairness of the merger.

     Although Merrill Lynch generally assisted BNP Paribas in connection with the merger and, in particular, analyzed the financial aspects of the proposed merger, Merrill Lynch was not requested to, and did not, deliver any opinion to either holders of BancWest common stock or BNP Paribas as to the fairness of the $35 per share which the unaffiliated holders of BancWest common stock will be entitled to receive in the merger.

     The view of BNP Paribas and Chauchat as to the fairness of the merger is not a recommendation to any stockholder as to how such stockholder should vote on the merger. The foregoing discussion of the information and factors considered and weight given by BNP Paribas and Chauchat is not intended to be exhaustive but is believed to include all material factors considered by BNP Paribas and Chauchat.

SUMMARY OF FINANCIAL ANALYSES OF MERRILL LYNCH & CO.

     In connection with its consideration of a potential transaction, BNP Paribas engaged Merrill Lynch as its financial advisor. On May 4, 2001, Merrill Lynch made a presentation to the board of directors of BNP Paribas. The following is a summary of the material financial analyses furnished by Merrill Lynch to the board of directors of BNP Paribas. However, it does not purport to be a complete description of the analyses performed by Merrill Lynch or of its presentation to BNP Paribas' board of directors. The analyses performed by Merrill Lynch were for the purpose of assisting BNP Paribas in assessing the financial and strategic implications of any potential transaction for BNP Paribas and the likelihood that a proposal made by BNP Paribas would be acceptable to BancWest. BNP PARIBAS DID NOT REQUEST, AND MERRILL LYNCH DID NOT PROVIDE, ANY OPINION TO EITHER BNP PARIBAS OR THE HOLDERS OF BANCWEST COMMON STOCK AS TO THE FAIRNESS OF THE MERGER CONSIDERATION OF $35 PER SHARE TO BE RECEIVED BY THE UNAFFILIATED HOLDERS OF BANCWEST COMMON STOCK OR ANY VALUATION OF BANCWEST FOR THE PURPOSE OF ASSESSING THE FAIRNESS OF THE MERGER.

     THE FOLLOWING SUMMARY IS INCLUDED HERE ONLY FOR INFORMATIONAL PURPOSES AND TO COMPLY WITH APPLICABLE SECURITIES AND EXCHANGE COMMISSION DISCLOSURE REQUIREMENTS.

     Some of the summaries of financial analyses described below include information presented in tabular format. In order to understand fully the financial analyses performed by Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Merrill Lynch. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed on or prior to May 2, 2001, and is not necessarily indicative of current or future market conditions.

  COMPARATIVE STOCK PRICE PERFORMANCE.

     Merrill Lynch reviewed with the board of directors of BNP Paribas the recent stock price performance of Standard & Poor's index of U.S. regional banks, commonly referred to as the S&P Regional Banks Index, and compared this performance with that of Standard & Poor's index of 500 industrial stocks, commonly referred to as the S&P 500 Index, and Nasdaq.

     Merrill Lynch observed that during the periods from (1) December 31, 1999 through December 29, 2000 and (2) January 1, 2001 through May 2, 2001, the closing market prices appreciated and depreciated as set forth below:

                                                PERCENT APPRECIATION/(DEPRECIATION)
                                                ------------------------------------
                                                12/31/99-12/29/00     1/1/01-5/2/01
                                                ------------------    --------------
S&P Regional Banks Index......................         24.5%               (6.9)%
S&P 500 Index.................................        (10.1)               (4.0)
Nasdaq........................................        (39.3)              (10.1)

     In addition, Merrill Lynch noted to the BNP Paribas board of directors that over the last twelve months, the S&P Regional Banks Index appreciated 20% as compared to the S&P 500 Index, which depreciated 13.7% during the same period.

  HISTORICAL STOCK PRICE PERFORMANCE.

     Merrill Lynch reviewed and analyzed the daily closing per share market prices and trading volumes for BancWest common stock from November 1, 1998 through May 2, 2001. The following table sets forth the results of this analysis, adjusted for the stock split of BancWest common stock effective on December 15, 1999:

                                                              CLOSING PRICE
NOVEMBER 1, 1998 THROUGH MAY 2, 2001                            PER SHARE
------------------------------------                          -------------
High (January 29, 2001).....................................     $27.25
Low (February 25, 2000).....................................      14.44
52-Week High................................................      27.25
52-Week Low.................................................      14.44
2-Year Average..............................................      20.29
1-Year Average..............................................      21.14
6-Month Average.............................................      24.90
3-Month Average.............................................      25.25
Last (May 2, 2001)..........................................      25.09

  COMPARABLE PUBLIC COMPANIES ANALYSIS.

     Merrill Lynch reviewed and compared certain financial information and public market trading multiples relating to BancWest to corresponding financial data for comparable publicly traded U.S. regional banks.

     The group of comparable public companies reviewed included: Commerce Bancshares, Inc., Compass Bancshares, Inc., Cullen Frost Bankers Inc., Pacific Century Financial Corp., Provident Financial Group, Inc., Trustmark Corporation, UnionBanCal Corporation and Westamerica Bancorporation.

     For each of these comparable companies and for BancWest, Merrill Lynch calculated and compared, among other things, the ratio of the closing stock price on May 2, 2001 to:

     - the next twelve months' estimated earnings per share;

     - the next twelve months' estimated cash earnings per share;

     - March 31, 2001 book value per share; and

     - March 31, 2001 tangible book value per share.

     The following table reflects the results of the analysis:

                                                                 COMPARABLE COMPANIES
                                                                ----------------------
RATIO OF CLOSING STOCK PRICE ON MAY 2, 2001 TO:     BANCWEST    LOW     MEAN     HIGH
-----------------------------------------------     --------    ----    -----    -----
Next twelve months' estimated earnings per
  share...........................................   12.67x     9.51x   12.50x   15.61x
Next twelve months' estimated cash earnings per
  share...........................................   10.86      9.25    11.80    15.15
March 31, 2001 book value per share...............    1.53      1.32     2.11     3.99
March 31, 2001 tangible book value per share......    2.43      1.45     2.35     4.25

     For purposes of this analysis, Merrill Lynch relied on publicly available financial information, SNL Securities estimates and First Call estimates.

     No company used in the comparable public companies analysis is identical to BancWest. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of BancWest and other factors that could affect the public trading value of the companies to which they are being compared. In evaluating the comparable companies, Merrill Lynch made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of BNP Paribas and BancWest. These judgments and assumptions include:

     - the impact of competition on BNP Paribas, BancWest and the industry generally,

     - industry growth and

     - the absence of any adverse material change in the financial conditions and prospects of BNP Paribas, BancWest or the industry or in the financial markets in general.

Mathematical analysis, including determining the average or median, is not itself a meaningful method of using publicly traded comparable company data.

  PRECEDENT TRANSACTION ANALYSIS.

     Merrill Lynch reviewed publicly available financial, operating and stock market information for four selected merger and acquisition transactions in the regional banking industry involving the acquisition of a publicly traded company with a value ranging from $1 billion to $5 billion. The precedent transactions reviewed were:

DATE OF ANNOUNCEMENT        ACQUIROR                     TARGET
--------------------        --------                     ------
      01/26/01        Royal Bank of Canada        Centura Banks, Inc.
      01/24/01          BB&T Corporation           F&M National Corp.
      11/20/00         Fifth Third Bancorp   Old Kent Financial Corporation
      11/01/00        Comerica Incorporated         Imperial Bancorp

     For each of these precedent transactions, Merrill Lynch derived, among other things, the ratio of per share announced transaction value to:

     - last twelve months' GAAP earnings per share,

     - next twelve months' estimated GAAP earnings per share,

     - last twelve months' cash earnings per share,

     - next twelve months' estimated cash earnings per share,

     - book value per share and

     - tangible book value per share.

The following table sets forth the results of these calculations:

                                                            PRECEDENT TRANSACTIONS
                                                       --------------------------------
RATIO OF PER SHARE ANNOUNCED TRANSACTION VALUE TO:         RANGE        MEAN     MEDIAN
--------------------------------------------------     -------------    -----    ------
Last twelve months' GAAP earnings per share..........  15.70x-21.18x    17.59x   16.74x
Next twelve months' estimated GAAP earnings per
  share..............................................  14.20 -19.55     16.05    15.22
Last twelve months' cash earnings per share..........  14.69 -20.48     17.12    16.66
Next twelve months' estimated cash earnings per
  share..............................................  13.37 -18.95     15.66    15.16
Book value per share.................................   2.38 - 2.95      2.65     2.64
Tangible book value per share........................   2.42 - 3.25      2.90     2.96

     Merrill Lynch then compared the multiples that it obtained from its precedent transactions analysis to similar multiples of BancWest assuming a price of $35 in cash per share of BancWest common stock. The following table sets forth the results of this comparison:

                                                                 AVERAGE MULTIPLES IN
RATIO OF PER SHARE ANNOUNCED TRANSACTION VALUE TO:  BANCWEST    PRECEDENT TRANSACTIONS
--------------------------------------------------  --------    ----------------------
Last twelve months' cash earning per share......     16.99x             17.12x
Next twelve months' estimated cash earnings per
  share.........................................     15.15              15.66
Next twelve months' estimated GAAP earnings per
  share.........................................     17.68              16.05
Book value per share............................      2.13               2.65
Tangible book value per share...................      3.39               2.90

     No company or transaction used in the analysis of selected precedent transactions is identical to the merger in both timing and size. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of BancWest and other factors that would affect the acquisition value of the companies to which it is being compared. In evaluating the precedent transactions, Merrill Lynch made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of BNP Paribas and BancWest. These judgments and assumptions include:

     - the impact of competition on the business of BNP Paribas, BancWest and the industry generally,

     - industry growth and

     - the absence of any material adverse change in the financial conditions and prospects of BNP Paribas, BancWest, the industry or in the financial markets in general. Mathematical analysis, including determining the average or median, is not itself a meaningful method of using comparable transaction data.

  INTERNAL RATE OF RETURN ANALYSIS.

     Merrill Lynch also analyzed the internal rates of return for a potential purchase of BancWest by BNP Paribas on a total investment going forward basis, including the acquisition of the 55% of BancWest not currently owned by BNP Paribas. For purposes of this analysis, Merrill Lynch relied on First Call estimated earnings for the fiscal years 2001 and 2002 and First Call estimated earnings per share growth of 9% after 2002. In addition, Merrill Lynch assumed that there would be no synergies in the proposed transaction and that earnings in excess of those necessary to maintain BancWest's tangible common equity ratio at 6% may be paid out as dividends to holders of BancWest common stock.

     Merrill Lynch calculated the cash outflow as follows:

     - 45% of BancWest currently owned by BNP Paribas at the market value on May 2, 2001 and

     - 55% of BancWest not currently owned by BNP Paribas at the offer price of $35 per share.

Merrill Lynch then calculated the cash inflows, which represent the sum of the dividends distributed over a five-year period and the terminal value at the end of fifth year. The terminal value at the end of the fifth year is calculated as a multiple of estimated next twelve months' cash earnings. The following table sets forth the results of this analysis.

                                                               TERMINAL VALUE
                                                              MULTIPLE OF NEXT
                                                               TWELVE MONTHS'
                                                               CASH EARNINGS
                                                              ----------------
                                                              12.0X     13.0X
                                                              ------    ------
Internal Rate of Return.....................................  12.34%    13.83%

     Merrill Lynch noted that at a price of $35 in cash per share of BancWest common stock, the internal rates of return are higher than BNP Paribas' estimated cost of capital of approximately 9-10%.

  PRO FORMA ANALYSIS OF THE MERGER.

     Merrill Lynch also analyzed the pro forma impact of the merger on estimated earnings per share of BNP Paribas for fiscal years 2001 and 2002 and estimated cash earnings per share of BNP Paribas for fiscal years 2001 and 2002. The pro forma results were calculated as if the merger had been completed on September 30, 2001, and were based on estimated projected earnings derived from I/B/E/S estimates for BNP Paribas and estimated projected earnings derived from First Call estimates for BancWest.

     For purposes of the pro forma analysis, Merrill Lynch also assumed the following:

     - 433.4 million fully diluted shares of outstanding common stock of BNP Paribas and 124.7 million fully diluted shares of outstanding common stock of BancWest;

     - an annual asset growth of 5% for each of BNP Paribas and BancWest;

     - exchange rate of EUR1.00 = US$0.90;

     - French marginal tax rate of 35.4% for BNP Paribas;

     - no synergies in the merger;

     - no restructuring charge in connection with the merger; and

     - cost of cash of 4.67%.

In addition, the pro forma earnings per share analysis excluded the impact of potential exercise of the outstanding contingent value rights of BNP Paribas.

     Merrill Lynch noted that, based on this analysis, the merger would:

     - have a neutral impact on BNP Paribas' pro forma earnings per share in fiscal year 2001,

     - be slightly accretive to BNP Paribas' pro forma earnings per share in fiscal year 2002 and

     - be accretive to BNP Paribas' pro forma cash earnings per share in fiscal years 2001 and 2002.

     In addition, Merrill Lynch noted that, based on this analysis and assuming that all of the outstanding contingent value rights of BNP Paribas are exercised, the merger would be slightly dilutive to the pro forma Tier 1 Capital Ratio of BNP Paribas at September 30, 2001.

     The presentation made to the board of directors of BNP Paribas on May 4, 2001 described above was a distillation of two prior drafts of discussion materials prepared in December, 2000 and January, 2001, neither of which was presented to the board of directors of BNP Paribas. In the May 4, 2001 board presentation, Merrill Lynch refined the precedent transaction analysis that it had included in the January, 2001 draft discussion materials by narrowing the selected merger and acquisition transactions in the regional banking industry involving the acquisition of a publicly traded company to those transactions with values ranging from $1 billion to $5 billion, as opposed to selected transactions with values ranging from $1 billion to $10 billion, as included in the January, 2001 draft discussion materials.

     The draft discussion materials prepared in January, 2001 included discounted dividend analyses to derive a range of notional present values per share of BancWest common stock. The implied valuation range resulting from the discounted dividend analyses in the draft discussion materials prepared in January, 2001 was $26.87 to $38.30 per share of BancWest common stock. The draft discussion materials prepared in December, 2000 also included discounted dividend analyses which resulted in a substantially lower range of values. The implied valuation range resulting from such discounted dividend analyses was $25.55 to $30.25 per share of BancWest common stock.

     The draft discussion materials prepared in January, 2001 also included an analysis of the maximum value per share that other potential acquirors could theoretically pay for each share of BancWest common stock without negatively impacting each potential acquiror's respective 2002 estimated earnings per share. The analysis implied that these other potential acquirors could pay between $30.98 and $41.03 per share of BancWest common stock without negatively impacting their respective 2002 estimated earnings per share. Merrill Lynch noted, however, that a potential acquiror's ability to pay a particular amount per BancWest share without impacting earnings per share is not necessarily indicative of the price any such potential acquiror would actually be willing to pay for BancWest.

     In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of BNP Paribas or BancWest. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses do not purport to be appraisals of value or to reflect the prices at which BNP Paribas or BancWest might actually trade. The consideration to be paid to holders of BancWest common stock pursuant to the merger agreement was determined through arm's-length negotiations between BNP Paribas and BancWest and was approved by BNP Paribas' board of directors. Merrill Lynch did not recommend any specific consideration to BNP Paribas or that any given consideration constituted the only appropriate consideration for the merger. Consequently, the Merrill Lynch analyses described above should not be viewed as determinative of the opinion of either BNP Paribas' board of directors or BancWest board of directors with respect to the value of BancWest or of whether the BancWest board of directors would have been willing to agree to different consideration.

     Merrill Lynch is an internationally recognized investment banking and advisory firm. BNP Paribas selected Merrill Lynch to act as its financial advisor for the merger based on Merrill Lynch's qualifications, expertise and reputation, as well as its knowledge of the business and affairs of BNP Paribas. Merrill Lynch, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. Merrill Lynch and its affiliates have provided financial advisory and financing services for BNP Paribas and BancWest and have received fees for the rendering of these services. In the ordinary course of its business, Merrill Lynch and its affiliates may, from time to time, trade in the securities and indebtedness of BNP Paribas or BancWest for its account or the accounts of investment funds and other clients under the management of Merrill Lynch and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or indebtedness for any such account.

     BNP Paribas has agreed to pay Merrill Lynch fees of up to $5,500,000 for its financial advisory services, of which $4,000,000 has been earned and the remainder is payable upon, and subject to, closing of the merger.

     BNP Paribas also agreed to reimburse Merrill Lynch for expenses incurred by Merrill Lynch in performing its services. In addition, BNP Paribas has also agreed to indemnify Merrill Lynch and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Merrill Lynch or any of its affiliates against certain liabilities and expenses, including liabilities under the federal securities laws, related to or arising out of Merrill Lynch's engagement and any related transactions.

PURPOSE AND REASONS FOR THE MERGER; STRUCTURE OF THE MERGER

     BNP PARIBAS.

     BNP Paribas' and Chauchat's purpose for engaging in the merger is to enable BNP Paribas to increase its equity ownership interest in BancWest from approximately 45% to 100%. BNP Paribas' proposed acquisition of BancWest is part of its plan to expand its international retail banking operations. BNP Paribas' predecessor, Banque Nationale de Paris, acquired its 45% equity ownership interest in BancWest in 1998 through the merger of the former holding company of Bank of the West, at that time its wholly owned subsidiary, with publicly traded First Hawaiian, Inc. As a result of the merger described in this proxy statement, BancWest will become a wholly owned subsidiary of BNP Paribas.

     BNP Paribas believes that by undertaking the proposed acquisition at this time, it will:

     - further BNP Paribas' objective of developing its international retail banking franchise;

     - permit BNP Paribas to benefit fully from BancWest's growth opportunities as well as 100% of BancWest's expanding cash earnings, resulting in further diversification of BNP Paribas' earnings base;

     - result in cross-selling opportunities in areas such as consumer finance, private banking, insurance products, and asset management;

     - strengthen BNP Paribas' presence in the western United States banking market, an attractive market for BNP Paribas due to its high growth potential;

     - enable BNP Paribas to use BancWest as a platform for the potential development of additional business lines in the United States;

     - simplify BancWest's ownership structure; and

     - enable BNP Paribas to explore potential synergies between BancWest and BNP Paribas' other global businesses.

     BNP Paribas considered not increasing its ownership in BancWest and considered the implications of disposing of its interest but neither of these alternative courses of action were viewed as a desirable means of advancing BNP Paribas' strategic objectives for the development of its international retail banking business. BNP Paribas and Chauchat determined to undertake the merger at this time as a result of BNP Paribas' overall consideration of its international retail banking strategy and its conclusion that BNP Paribas should expand its retail banking operations in the United States market. Although no particular event or circumstance led to BNP Paribas' decision to engage in the merger at this time, BNP Paribas was aware that waiting to engage in the transaction would delay and potentially hinder the realization of its strategic goals for the acquisition described above, including simplifying BancWest's ownership structure, enabling BNP Paribas to use BancWest as a platform for expansion in the western United States and developing additional business lines. In addition, since November 1998, BNP Paribas had become increasingly familiar with BancWest's management and had become comfortable with their ability to be fully integrated into the BNP Paribas group and help BNP Paribas implement its strategic goals.

     BNP Paribas intends to rely on BancWest's current management to continue to develop BNP Paribas' and BancWest's presence in the United States retail banking market. As described under "-- Interests of Directors and Executive Officers in the Merger," BancWest entered into an employment agreement with Walter A. Dods, Jr., BancWest's chairman and chief executive officer, and has also entered into termination protection agreements with John K. Tsui, vice chairman and chief credit officer of BancWest, Howard H. Karr, executive vice president and chief financial officer of BancWest, and Donald G. Horner, executive vice president of BancWest. Each of these agreements will take effect on completion of the merger.

     For further background on BNP Paribas' reasons for the merger, see
"-- Background of the Merger" and "-- BNP Paribas' and Chauchat's Positions as to the Fairness of the Merger."

     BANCWEST.

     BancWest's purpose for engaging in the merger is to enable our public stockholders to receive $35 in cash per share, representing a substantial premium to the market price of our common stock prior to announcement of BNP Paribas' proposal. As discussed above under "-- Recommendations of the Special Committee and Our Board of Directors; Fairness of the Merger -- Recommendations of the Special Committee and Our Board of Directors," the special committee concluded that the opportunity to achieve $35 per share in the merger at this time was a superior alternative to remaining a publicly traded company. BancWest determined to undertake the transaction at this time based on the recommendation of the special committee and the reasons of the special committee and of the BancWest board of directors described in further detail above under "-- Recommendations of the Special Committee and Our Board of Directors; Fairness of the Merger."

     STRUCTURE OF THE MERGER.

     The transaction was structured as a merger because it was the most efficient structure to accomplish the transaction.

EFFECTS OF THE MERGER; PLANS OR PROPOSALS AFTER THE MERGER

     After the effective time of the merger, holders of BancWest common stock will cease to have ownership interests in BancWest or rights as our stockholders and will therefore not have the opportunity to share in any of our future earnings and growth and will not bear the risk of any losses generated by our operations and any decrease in our value after the merger. As a result of the merger, BNP Paribas' interest in our net book value and net earnings will increase from 45% to 100%, or by approximately $1.1 billion in the case of book value and by approximately $119 million in the case of net earnings if the merger had been completed as of December 31, 2000, and as a result, BNP Paribas will be the sole beneficiary of our future earnings and growth, if any. Similarly, BNP Paribas will also bear the risk of any losses generated by our operations and any decrease in our value after the merger.

     Based on the assumptions described under "-- Summary of Financial Analyses of Merrill Lynch & Co." above, BNP Paribas estimates that the transaction will:

     - Be accretive to BNP Paribas' 2002 GAAP earnings per share by approximately 0.3% and to 2002 cash earnings per share by approximately 2.3%.

     - Result in an internal rate of return on BNP Paribas' total investment in BancWest ranging from approximately 12.34% to 13.83%.

     However, the effect of the transaction on BNP Paribas may be materially more or less favorable to BNP Paribas as a result of, among other things, actual results surpassing or not reaching assumed levels.

     Following the merger, our common stock will no longer be traded on the New York Stock Exchange. In addition, the registration of our common stock under the Exchange Act will be terminated. Due to this termination, certain provisions of
Section 16(b) of the Securities Exchange Act of 1934, and requirements that we furnish a proxy or information statement in connection with stockholders' meetings will no longer apply to us. After the effective time of the merger, there will be no publicly traded BancWest common stock outstanding. Except to the extent required by outstanding BancWest or affiliate debt securities, we will no longer be required to file periodic reports with the Securities and Exchange Commission.

     From and after the effective time of the merger, our current directors and officers will remain the directors and officers of the surviving corporation, until their successors are duly elected or appointed and qualified. From and after the effective time, our certificate of incorporation and by-laws will be as set forth in Exhibits A and B to the merger agreement, each until amended afterwards.

     BNP Paribas expects that following completion of the merger, BancWest's operations will be conducted substantially as they are currently being conducted. BNP Paribas has informed us that it has no current plans or proposals or negotiations which relate to or would result in an extraordinary corporate transaction involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets. Nevertheless, BNP Paribas may initiate from time to time reviews of BancWest and its assets, corporate structure, capitalization, operations, properties, management and personnel to determine what changes, if any, would be desirable following the merger in order best to organize and integrate BancWest's activities with those of BNP Paribas. BNP Paribas expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments.

     In addition, BNP Paribas may also consider material changes in the present dividend rate and policy, BancWest's indebtedness and capitalization and may consider pursuing acquisition opportunities through BancWest.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     Our board of directors and our executive officers have various interests in the merger described in this section that are in addition to, or different from, the interests of our stockholders generally. You should keep this in mind when considering the recommendation of our board of directors for the adoption of the merger agreement.

  STOCK OPTIONS.

     The merger agreement provides that as of the effective time of the merger, all outstanding unvested employee stock options on BancWest common stock will become exercisable. The merger agreement provides that, for each share covered by outstanding stock options at the time of the merger, the holders of the options will have the right to receive a cash payment. The amount of this payment will equal the excess, if any, of the
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

merger consideration of $35 in cash per share of BancWest common stock over the per share exercise price of the options, reduced by applicable withholding taxes.

     Our executive officers currently hold a total of approximately 2.6 million options, almost 1.4 million of which are already vested and 1.2 million of which are currently unvested. The aggregate spread that the executive officers would be entitled to receive for all of their options as of the date of this proxy statement is approximately $42.4 million. Four of our executive officers are directors. None of our other directors hold options.

  LONG TERM INCENTIVE PLAN.

     Approximately 120 of our employees, including all of our executive officers, participate in our long term incentive plan. That plan pays cash awards if we achieve specified performance levels over multi-year performance cycles. Ordinarily, we would apply predetermined performance measures after the close of the three-year periods ended December 31, 2001, 2002 and 2003 to determine the amount of any awards to be paid for those three cycles. However, due to change in control provisions in the plan, if the merger occurs every participant will be entitled to receive his or her maximum possible award for each of the three open cycles. As a result, if the merger is completed our executive officers, four of whom are directors, will become entitled to long term incentive plan awards totaling approximately $8.9 million, which will be paid as soon as practicable after the merger.

  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN.

     Approximately 130 of our employees, including all of our executive officers, participate in our supplemental executive retirement plan, or SERP. The SERP contains change in control provisions that affect target benefit calculations for SERP participants who are involuntarily terminated within three years after the merger.

     SERP benefits are paid in addition to benefits payable under other retirement programs. When the SERP was amended in January 1998, certain benefit provisions were grandfathered. Under the amended plan, participants receive (i) in the case of grandfathered participants, benefits calculated under the grandfathered SERP provisions, and (ii) benefits derived from a target percentage of their qualifying compensation, less offsets for grandfathered SERP benefits and for benefits under various other programs.

     Our executive officers' maximum target percentage is 60% of qualifying compensation. Ordinarily, qualifying compensation for this purpose is the average annual rate of compensation (salary plus annual bonuses under our Incentive Plan for Key Executives) for the 60 consecutive calendar months out of the last 120 calendar months of employment that results in the highest such average.

     To qualify for a 60% target, our executive officers must retire on or after their 62nd birthdays with 20 years of credited service. Their target percentages are reduced by 3% for each year by which benefit commencement precedes the participant's 62nd birthday. All of our named executive officers (Messrs. Dods, McGrath, Tsui, Karr and Horner) already have more than 20 years of credited service, except that Mr. Tsui currently has 17 years. (He would be entitled to two years of additional credit under the termination protection agreement described below if he is terminated without cause within three years after the merger).


     The SERP's change in control provisions apply to participants who are "involuntarily terminated" within 36 months of a change in control, such as the merger. (The SERP defines "involuntary termination" to include a discharge or resignation in response to a (1) change in day-to-day duties; (2) reduction in compensation or benefits; (3) downward change of title; or (4) relocation requested by the employer.) Affected SERP participants will be granted three extra years of credited service in computing their target benefits. That computation will also be based on the greater of covered compensation over the 12 months before termination, or the final average compensation otherwise provided in the SERP. In addition, their SERP benefits will begin at the later of the date of termination or age 55, though the participant may elect to delay receipt of change in control benefits to a date not beyond age 65. If we were to complete the merger and then terminate our named executive officers involuntarily on November 1, 2001, their annual SERP benefits


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

after giving effect to the SERP's grandfathered provisions and its change in control provisions would be approximately: Mr. Dods -- $817,481; Mr.
McGrath -- $614,095; Mr. Tsui -- $441,342; Mr. Karr -- $210,523; and Mr.
Horner -- $157,140.

  EMPLOYMENT AGREEMENTS.

     Walter A. Dods, Jr., one of our directors and our chairman and chief executive officer, has entered into an employment agreement with us, which will become effective at the effective time of the merger and which will terminate three years after the date the merger becomes effective, unless earlier terminated by us or by Mr. Dods. Under the terms of his agreement, Mr. Dods is entitled to:

     - a base salary of $1,030,403, which may be increased annually at our discretion after review by the board of directors,

     - an annual target bonus of up to 100% of base salary payable if performance targets are met, but guaranteed to be at least 65% of base salary,

     - participate in, and receive stock and other equity or equity-based awards under, the stock option programs and stock purchase programs of BNP Paribas at levels and on terms consistent with those provided to similarly situated executives of BNP Paribas and/or its subsidiaries, and

     - other perquisites, including specified transportation benefits.

     Mr. Dods has the opportunity to earn awards under a new long term incentive plan that are no less favorable than those he currently has the opportunity to earn, with a guaranteed target award of at least 50% of base salary and a maximum award opportunity of 200% of the target award.

     Mr. Dods is entitled to receive a lump sum cash severance payment in the following circumstances:

     - BancWest terminates Mr. Dods' employment other than for cause (as defined in the employment agreement), or due to death or disability,

     - Mr. Dods quits for good reason (as defined in the employment agreement), or

     - Mr. Dods terminates his employment with us with or without good reason at any time during the thirteenth month following a change in control of BNP Paribas or BancWest. The merger is not a change of control for this purpose.

     The severance payment would be equal to the sum of:

          (1) three times the sum of:

           - his then current base salary,

           - his average annual bonus based on the preceding three fiscal years, and

           - a long term incentive plan amount equal to his average award from the three preceding fiscal years, but not less than his award paid for the award cycle that ended in 2000; and

          (2) a pro rata portion for the year of termination of the annual target bonus and the target awards in respect of all outstanding performance periods under our long term incentive plan.

     For example, if the merger occurs and then on November 1, 2001 Mr. Dods is terminated without cause, he would be entitled to a severance payment of $7,646,650 plus pro rata portions of the target awards then in effect under long term incentive plans and under our annual bonus program. Mr. Dods would also be entitled by his employment agreement to three additional years of age and service credit under our pension plans.

     Mr. Dods is also entitled to be grossed up, on an after-tax basis, for any excise taxes imposed under the Internal Revenue Code on any "excess parachute payment" that he receives in connection with benefits and payments provided to him in connection with any change in control, as defined in the Internal Revenue Code, of BancWest.

     Since 1998, Don J. McGrath, one of our directors and our president and chief operating officer, has had an employment agreement with us, which provides for a perpetual term and currently entitles Mr. McGrath to a base salary of at least $800,000. His base salary may be increased annually at our discretion after review by our board of directors, but may not be decreased.

     Mr. McGrath is entitled to receive a lump sum cash severance payment in the following circumstances, whether they occur following a change in control or otherwise:

     - BancWest terminates Mr. McGrath's employment other than for cause (as defined in the employment agreement) or due to disability, or

     - Mr. McGrath quits for good reason (as defined in the employment agreement).

     This severance payment would be equal to three times the sum of:

     (1) his then current base salary, and

     (2) his average annual bonus, if any, based on the preceding three fiscal years.

     Mr. McGrath is also entitled to be grossed up, on an after-tax basis, for any excise taxes imposed under the Internal Revenue Code on any "excess parachute payment" that he receives in connection with benefits and payments provided to him in connection with any change in control, as defined in the Internal Revenue Code, of BancWest.

  TERMINATION PROTECTION AGREEMENTS.

     John K. Tsui, Howard H. Karr and Donald G. Horner, three of our executive officers, have entered into termination protection agreements with us. Each agreement becomes effective at the effective time of the merger and terminates three years later. In no event, however, will it terminate within two years after any change in control of BNP Paribas or BancWest. Under the terms of each agreement, we will provide the relevant executive officer with the severance benefits discussed below if any of the following events occurs:

     - we terminate the executive officer's employment without cause (as defined in the agreements),

     - the executive officer quits for good reason (as defined in the agreements), or

     - the executive officer terminates his employment with us with or without good reason at any time during the thirteenth month following a change in control of BNP Paribas or BancWest. The merger is not a change in control for this purpose.

     Each executive's severance benefits will be a lump sum cash payment equal to the sum of:

          (1) two times the sum of:

           - his then current base salary,

           - his average annual bonus based on the preceding three fiscal years, and

           - his long term incentive plan award amount equal to his average award from the three preceding fiscal years but not less than his award paid for the award cycle that ended in 2000; and

          (2) a pro rata portion for the year of termination of the executive's annual target bonus and his target awards in respect of all outstanding performance periods under our long term incentive plan.


     For example, if the merger occurs and then on November 1, 2001 Mr. Tsui, Mr. Karr or Mr. Horner is terminated without cause, he would be entitled to a severance payment of $2,637,907, $1,475,227, or $1,357,466, respectively, plus a pro rata portion of his target awards then in effect under any long term incentive plan adopted after the merger and under our annual bonus program. Under these circumstance, these officers would also be entitled by their termination protection agreements to two years of additional age and service credit under our pension plans (in addition to three years of credited service under the SERP that would affect only Mr. Tsui's SERP benefits).

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

     Each of Messrs. Tsui, Karr and Horner is also entitled to be grossed up, on an after-tax basis, for any excise taxes imposed under the Internal Revenue Code on any "excess parachute payment" that such executive receives in connection with benefits and payments provided to him in connection with any change in control, as defined in the Internal Revenue Code, of BancWest.

  ELECTION OF DIRECTORS BY BNP PARIBAS.

     Nine of our directors are Class A directors elected directly by BNP Paribas. These directors did not, however, participate in the vote by the board of directors to approve the merger, but did vote to approve the waivers of the standstill agreement since the waivers could not be granted under the standstill agreement without their approval.

  INDEMNIFICATION AND INSURANCE.

     The merger agreement provides that, for six years after the merger, the surviving corporation's certificate of incorporation and by-laws will contain the provisions with respect to indemnification, expense advancement and exculpation as set forth in our certificate of incorporation and by-laws. The merger agreement also requires the surviving corporation to maintain in effect the current directors' and officers' liability insurance or substantially similar insurance. This insurance must cover those persons who were covered on the date of the merger agreement by our directors' and officers' liability insurance policy, for a period of at least six years. However, if the annual premium for the policy exceeds 225% of the last annual premium paid by us prior to May 8, 2001, then the surviving corporation in the merger is required only to get as much comparable insurance as possible for an annual premium equal to 225% of the last annual premium paid by us prior to May 8, 2001. We may satisfy the surviving corporation's obligation with respect to the directors' and officers' insurance policy by purchasing prior to the completion of the merger a prepaid policy for an aggregate period of six years with respect to claims arising from facts or events that occurred before the effective time of the merger. The merger agreement also requires the surviving corporation to indemnify and hold harmless any of our former or current officers or directors against any losses in connection with any threatened or actual action, suit or proceeding, based in whole or in part on, or arising in whole or in part out of, the fact that the person is or was our officer or director. BNP Paribas has agreed to cause the surviving corporation to perform these obligations.

  TRUSTEES' FEES.

     Messrs. Dods, Ganley, Haig and Weyand, directors of BancWest, serve as trustees of the Estate of S.M. Damon. Under a statutory fee schedule, they will be entitled to receive trustees' fees totaling about $15.9 million based on a percentage of the cash proceeds Damon Estate receives for its BancWest stock pursuant to the merger.

CERTAIN RELATIONSHIPS BETWEEN BANCWEST AND BNP PARIBAS

     We have a number of contractual relationships with BNP Paribas relating to its ownership of Class A Common Stock and other matters.

  STANDSTILL AND GOVERNANCE AGREEMENT.

     In connection with the 1998 merger of the former holding company of Bank of the West with First Hawaiian, Inc., we entered into a standstill and governance agreement with BNP Paribas which governs our relationship with BNP Paribas and places restrictions on BNP Paribas' ability to acquire additional shares of our common stock.

     Standstill Period. The standstill agreement provides that, until November 1, 2002, BNP Paribas and its affiliates, directors or executive officers may not acquire beneficial ownership of any of our voting shares if the acquisition of those shares would give BNP Paribas and its affiliates more than 45% of our outstanding voting shares. These restrictions are subject to limited exceptions. These standstill restrictions were waived to the extent necessary to enable BNP Paribas to enter into the merger agreement with us and take all actions necessary to complete the merger and the transactions contemplated by the merger agreement. See "-- Background of the Merger."

     Other Standstill Provisions. BNP Paribas also agreed in the standstill agreement that until November 1, 2002, except in specified circumstances, neither it nor any of its affiliates will:

          (1) solicit our securityholders for the approval of any securityholder proposals or induce any other person to initiate any securityholder proposal, or seek representation on our board of directors, other than a nominee for a Class A directorship, or seek to remove any director, other than a Class A director,

          (2) propose a merger, sale of substantially all assets or any other type of transaction that would result in a change of control of BancWest or in any increase in BNP Paribas' ownership percentage. We refer to the actions described in this clause (2) as a "company transaction proposal,"

          (3) seek to exercise any control over us, other than solely by virtue of representation on our board of directors,

          (4) advise or otherwise assist any other person on any matter restricted by, or seek to circumvent the limitations of, the standstill agreement,

          (5) present to us, our stockholders or any third party any proposal that can reasonably be expected to result in a company transaction proposal or in an increase in BNP Paribas' ownership percentage,

          (6) publicly suggest its willingness to engage directly or indirectly in a transaction that could reasonably be expected to result in a company transaction proposal or in an increase in BNP Paribas' ownership percentage or take any action that might require us to make a public announcement regarding any company transaction proposal,

          (7) initiate, encourage or assist any other person in making, or enter into negotiations with respect to, any proposal that can reasonably be expected to result in a company transaction proposal or in an increase in BNP Paribas' ownership percentage,

          (8) directly or indirectly solicit proxies or written consents, or otherwise become a "participant" in a "solicitation," or assist any "participant" in a "solicitation" in opposition to the recommendation or proposal of the board of directors, or induce or attempt to induce any other person to take these actions, or seek to influence any other person with respect to the voting of or a written consent in respect of our securities carrying rights to vote for directors or, except as otherwise expressly contemplated by the standstill agreement or our Certificate of Incorporation, grant a proxy to any person other than an officer or agent of BNP Paribas or BancWest.

          (9) enter into any agreement or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of our equity securities,

          (10) take any other actions to effect a change of control of BancWest or an increase in BNP Paribas' ownership percentage or otherwise seek to circumvent any of the limitations set forth in (1) - (9) above, or

          (11) directly or indirectly request that we amend or waive any of the provisions of the standstill agreement.

     Exceptions to Standstill Provisions. Notwithstanding the restrictions described above, under the standstill agreement, BNP Paribas may at any time submit a business combination proposal to us. It may only do this, however, if:

     - it makes the business combination proposal in writing and delivers it only to our executive committee in a manner which does not require us to publicly disclose the proposal, and

     - BNP Paribas and its representatives keep confidential and refrain from disclosing to any other person the fact that they have made a business combination proposal or any of the terms thereof.

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

The standstill agreement provides that during the standstill period the executive committee will be under no obligation to BNP Paribas or its affiliates to accept any business combination proposal or to submit any business combination proposal to the full board of directors.

     In addition,

          (1) if part of the agenda of any meeting of our board of directors or any committee of our board of directors includes the review of any proposal submitted by a third party with respect to a company transaction proposal which would result in a change of control of us, other than any proposal included as a result of action taken by BNP Paribas, or

          (2) if our board of directors or any committee of our board of directors determines to solicit proposals for this type of transaction from third parties,

then we will be required to give prompt written notice of this determination to BNP Paribas. We must then give BNP Paribas a reasonable opportunity to:

     - in the case of (1) above, participate as a potential bidder prior to accepting the third party proposal, or

     - in the case of (2) above, participate in the solicitation process as a potential bidder.

     Post-Standstill Provisions. The standstill agreement provides for a post-standstill period, which starts on November 1, 2002 and lasts until either:

     - BNP Paribas' ownership percentage falls below 10% or

     - BNP Paribas consummates a business combination proposal pursuant to the procedures described below or any other tender or exchange offer in which BNP Paribas and its affiliates acquire at least 90% of the outstanding BancWest shares of common stock not beneficially owned by BNP Paribas and its affiliates.

     During the post-standstill period BNP Paribas may contact or respond to contacts from our other stockholders regarding our business and affairs on a confidential basis. However, during this post-standstill period, neither BNP Paribas nor any of its affiliates may:

     - take any action resulting in a majority of our board of directors being BNP Paribas nominees or otherwise not constituting independent directors,

     - increase its beneficial ownership of our equity securities so that its ownership percentage becomes greater than its maximum permitted ownership percentage on November 1, 2002, or

     - take any other action that could result in an increase in their ownership percentage or other material transactions between us and BNP Paribas or its affiliates.

     In addition, for the first four years of the post-standstill period, BNP Paribas may not, and may not permit any of its affiliates to, directly or indirectly:

          (1) solicit, finance or become a participant in a solicitation of proxies or written consents:

           - for the election of our non-Class A directors,


           - for any stockholder proposal opposed by our board of directors, or


           - against any proposal submitted to the stockholders and recommended by our board of directors;

          (2) make or submit any proposal to our stockholders opposed by the board of directors;

          (3) make any public statement as to any intention to take actions not consistent with the terms of the standstill agreement;

          (4) publicly announce, except as otherwise legally required, any intention to dispose of some or all of our securities or acquire additional BancWest equity securities;

          (5) form or join a group with the objective or effect of effecting a change of control of BancWest;

          (6) take any action inconsistent with the procedures described below regarding submission of business combination proposals or

          (7) publicly request or encourage others to request that we waive any of the provisions contained in the standstill agreement.

     These restrictions are subject to important exceptions. During the post-standstill period, BNP Paribas may submit a business combination proposal, including a tender or exchange offer for all our outstanding shares of common stock, to our executive committee on a confidential basis. When it receives any business combination proposal, the executive committee must promptly retain an independent investment banking firm and outside legal counsel to assist it in its review of the proposal. We will pay the fees of these advisors.

     If the independent investment banking firm:

     - is unable to conclude within 60 days following BNP Paribas' submission of the business combination proposal to the executive committee that the business combination proposal is fair from a financial point of view to our stockholders, other than BNP Paribas and its affiliates, or

     - concludes that it is inadequate,

then BNP Paribas must withdraw its business combination proposal and may not submit another one to us for a period of twelve months from the date on which the independent investment banking firm reached its conclusion, or failed to reach its conclusion, as the case may be.

     If the independent investment banking firm concludes that the business combination proposal is fair and adequate, then the executive committee will submit the proposal to the full board of directors for consideration. If a majority of the independent directors on the board of directors concludes that the transaction contemplated by the business combination proposal is not in the best interests of all of our stockholders at that time, then BNP Paribas must withdraw its business combination proposal and may not submit another business combination proposal to us for twelve months from the date on which the independent directors made their conclusion. We use the term independent director in this section to mean any director who:

     - is not an affiliate or a past or present officer, director or employee of, and was not nominated by, BNP Paribas or any of its affiliates, and

     - is not associated with an entity that performs substantial services for any of the foregoing.

     Approval of any business combination proposal and related matters by our board of directors will require:

     - the affirmative vote of a majority of its independent directors, and

     - any other vote required by applicable law.

Further, the business combination proposal may be subject to any "market check" procedures for up to 90 days, as our board of directors, including a majority of the independent directors, may determine to be appropriate.

     If we receive a proposal from a third party that is superior to the business combination proposal submitted by BNP Paribas we must offer BNP Paribas a reasonable period, but no more than five business days after we notify them of the third party's superior proposal, to revise its business combination proposal. If it chooses, BNP Paribas may revise its proposal so that its terms are superior to the third party's superior proposal. If BNP Paribas does not submit a proposal that is superior to the third party's superior proposal within the five business day period, then we may enter into an agreement for the third party's superior proposal and our board of directors may recommend that our stockholders accept that proposal. In that event, BNP Paribas has agreed that, unless our board of directors withdraws its recommendation of the third party proposal, it will vote all of our securities beneficially owned by BNP Paribas in favor of the third party's superior proposal (or tender its securities in the case of a tender or exchange offer).

     If we do not receive a superior proposal during the market check period, then we and BNP Paribas may enter into a definitive agreement to consummate BNP Paribas' business combination proposal. This definitive agreement will contain customary terms and conditions, including customary "fiduciary out" provisions. Before we can enter into a definitive agreement, however, our board of directors must receive a reaffirmation of the fairness opinion as of the date of the agreement in form and substance reasonably and in good faith satisfactory to a majority of the independent directors. If the independent investment banking firm does not reaffirm its fairness opinion, we will notify BNP Paribas. BNP Paribas will then have 15 days to improve its proposal so that the fairness opinion may be reaffirmed. If, after BNP Paribas submits an improved proposal, if any, the independent investment bank still does not reaffirm its fairness opinion, then the proposed transaction will terminate and BNP Paribas may not submit another proposal for twelve months following the date on which the executive committee first submitted the proposal to the board of directors.

     The standstill agreement provides that after we and BNP Paribas execute a definitive agreement, BNP Paribas does not have to vote its shares in favor of any alternative proposal or tender its shares in any alternative tender or exchange offer that we enter into or that a third party makes after that time.

  TRANSFER RESTRICTIONS.

     The standstill agreement also contains specified restrictions on BNP Paribas' ability to transfer its BancWest securities which restrictions are subject to specified exceptions. In some circumstances, BNP Paribas must offer BancWest a right of first refusal to purchase its shares prior to any transfer to a third party.

  VOTING; OTHER MATTERS.

     Pursuant to the standstill agreement, unless specified events have occurred, BNP Paribas is required to vote our securities owned by it in the same proportion as our unaffiliated stockholders vote, except with respect to the election of Class A directors with respect to which BNP Paribas may vote its shares in its sole discretion. The standstill agreement also contains specified agreements with respect to BNP Paribas nominees to our board of directors, committee representation and other similar governance matters.

  REGISTRATION RIGHTS AGREEMENT.

     In addition to the standstill agreement, we and BNP Paribas entered into a registration rights agreement at the time of BNP Paribas' original acquisition of the shares of our Class A common stock. Under the registration rights agreement, BNP Paribas has the right to require us to use our best efforts to register for resale under the Securities Act of 1933 shares of common stock that we issue to BNP Paribas upon its transfer of the shares of Class A common stock that it owns from time to time, or any securities distributed to BNP Paribas in respect of the Class A common stock or the common stock.

     We agreed in the registration rights agreement to pay all registration expenses in connection with each registration of securities.

     BNP Paribas may require us to register these securities in up to five demand registrations and an unlimited number of incidental registrations. However, BNP Paribas may not make more than a total of three demand and incidental registration requests in any 12-month period and two demand registration requests in any 12-month period. The registration rights agreement contains other customary terms and conditions.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO OUR STOCKHOLDERS

     The following is a summary of United States federal income tax consequences of the merger to stockholders whose shares of BancWest common stock are converted into the right to receive cash under the merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to our stockholders. The discussion is based on current law which is subject to change possibly with retroactive effect. The discussion applies only to stockholders who hold shares of our common stock as capital assets, and may not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the tax consequences to any of our stockholders who, for United States federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.

     The receipt of cash for shares of our common stock in the merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who surrenders shares of our common stock for cash in the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares of BancWest Common Stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such shares is more than 12 months at the time of the consummation of the merger. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

     Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 31% of all cash payments to which a holder of shares or other payee is entitled pursuant to the merger agreement, unless the stockholder or other payee provides a tax identification number (social security number, in the case of an individual, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with such backup withholding tax rules. Each of our stockholders, and, if applicable, each other payee, should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent. Congress recently passed legislation that if, as is expected, signed into law by the President, would reduce the rate of backup withholding. Such reduced rate would be effective 60 days after enactment.

     THE U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION ONLY AND ARE NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT THE STOCKHOLDER'S TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO THE STOCKHOLDER AND THE PARTICULAR TAX EFFECTS TO THE STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

LITIGATION

     On May 7, 2001, eight purported class action suits were filed in the Delaware Court of Chancery against BNP Paribas, BancWest and the members of our board of directors. On May 9, 2001, a BancWest stockholder filed a purported class action suit (Index No. 321199) in the Superior Court of the State of California, County of San Francisco, against the same defendants and specified officers of BancWest. On May 24, 2001, a substantially similar complaint was filed by another BancWest stockholder in the same California court (Index No. 321646). Plaintiffs in both California suits have stipulated to stay all proceedings in those suits pending entry of final judgment in all of the Delaware suits, and those stipulations have been so ordered by the California court. On consent of all parties, all eight of the Delaware suits have been consolidated into a single action (Civil Action No. 18858-NC) by order of the Delaware court. The various complaints allege, among other things, that the defendants have breached fiduciary and other duties to our public stockholders in connection with BNP Paribas' preliminary proposal to acquire all of our outstanding shares that BNP Paribas does not own at a price of $35 per share. These complaints variously seek, among other things, a court order enjoining any proposed transaction with BNP Paribas and an award of unspecified damages and attorneys' fees. We believe that these complaints are without merit and we intend to defend them vigorously.

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

                              THE SPECIAL MEETING

     This proxy statement is furnished in connection with the solicitation of proxies by our board of directors in connection with a special meeting of our stockholders.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     The special meeting is scheduled to be held as follows:

          Date: September 20, 2001

        Time: 9:00 a.m., local time

        Place: Board Room, 30th Floor, First Hawaiian Center, 999 Bishop Street,
               Honolulu, Hawaii

PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting, you will consider and vote upon a proposal to adopt an agreement and plan of merger, dated as of May 8, 2001, among BancWest, BNP Paribas and Chauchat, a wholly owned subsidiary of BNP Paribas.

RECORD DATE

     The board of directors has fixed the close of business on July 27, 2001 as the record date for the special meeting and only holders of common stock and Class A common stock on the record date are entitled to notice of and to vote at the special meeting. On that date, there were approximately 5,082 holders of record of common stock, and 68,738,373 shares of common stock outstanding. On the record date, BNP Paribas beneficially owned all 56,074,874 outstanding shares of Class A common stock, representing approximately 45% of the total voting power of BancWest.

VOTING RIGHTS; VOTE REQUIRED FOR ADOPTION

     Each share of common stock and Class A common stock entitles its holder to one vote on all matters properly coming before the special meeting. A majority of the total number of all outstanding shares of common stock and Class A common stock entitled to vote, represented in person or by proxy, will constitute a quorum at the special meeting. Each share of common stock and Class A common stock entitles the holder to cast one vote at the special meeting.

     If you hold your shares in an account with a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have discretionary authority to vote on the adoption of the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted on the proposal to adopt the merger agreement. This is called a broker non-vote. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.

     Under Delaware law, the merger agreement must be adopted by the affirmative vote of the holders of a majority of the shares of common stock and Class A common stock outstanding and entitled to vote at the special meeting, voting together as a single class. In addition, we agreed with BNP Paribas in the merger agreement that the holders of at least two-thirds of the shares of common stock and Class A common stock outstanding and entitled to vote at the special meeting, voting together as a single class, must adopt the merger agreement before we can complete the merger.

     Abstentions and broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement.

     BNP Paribas has agreed to vote its shares in favor of the adoption of the merger agreement. No voting agreement exists between BNP Paribas and any of the directors obligating the directors to vote their shares in favor of the transaction. However, each of our directors and executive officers has indicated that he or she intends to vote his or her own shares in favor of adoption of the merger agreement. Four of our directors are also trustees of the Estate of S.M. Damon, which owns 15,200,000 shares of our common stock. The trustees have the authority to vote the shares of our common stock held by the trust. BancWest currently expects the trustees to vote in favor of the transaction, but they are not obligated to do so. BNP Paribas and our directors and executive officers possess or control another 57,676,433 voting shares. If BNP Paribas, each of our directors and officers and Damon Estate vote their shares for adoption of the merger agreement, 58.4% of the outstanding shares of common stock and Class A common stock, voting together as a single class, will have voted for adoption of the merger agreement. This means that holders of only an additional 8.3% of all shares entitled to vote at the meeting would need to vote for adoption of the merger agreement in order for it to be adopted. If BNP Paribas and our directors and executive officers vote their shares for the merger but Damon Estate does not, we will need affirmative votes from holders of about 25,524,078 additional shares (representing 37.1% of our outstanding common stock and 20.5% of our total outstanding voting securities) to complete the transaction. Votes will be tabulated by our transfer agent, American Stock Transfer & Trust Company.

     As of July 27, 2001, two of our banking subsidiaries, Bank of the West and First Hawaiian Bank, as fiduciaries, custodians or agents, held a total of approximately 3.5 million shares of common stock. On that date those banks held sole or shared voting power for approximately 3.2 million of these shares. The address of Bank of the West is 180 Montgomery Street, San Francisco, California 94104 and the address of First Hawaiian Bank is 999 Bishop Street, Honolulu, Hawaii 96813.

VOTING AND REVOCATION OF PROXIES

     Stockholders of record may submit proxies by mail, by Internet, or by telephone. Stockholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished. Stockholders who wish to submit a proxy by Internet may do so by going to the website, www.voteproxy.com. Stockholders who wish to submit a proxy by telephone may do so by calling 1-800-PROXIES. Telephone and Internet proxy submission procedures are designed to verify stockholders through use of a control number that is provided on each proxy card. Stockholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by telephone or the Internet if those services are offered by the nominee.

     Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. Where no specification is indicated, the proxy will be voted "FOR" the proposal to adopt the merger agreement and in the discretion of the persons named in the proxy with respect to any other business which may properly come before the meeting or any adjournment of the meeting. However, the proxies do not grant authority to vote on any proposal to adjourn or postpone the special meeting for the purpose of soliciting further proxies in favor of adoption of the merger agreement. Our board of directors is not currently aware of any business to be brought before the special meeting other than that described in this proxy statement.

     Until your proxy is exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

     - by delivering written notification to our Corporate Secretary at our executive offices at 999 Bishop Street, Honolulu, Hawaii 96813,

     - by delivering a proxy of a later date by mail, Internet or telephone,

     - by attending the special meeting and voting in person. Your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting, or

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

     - if you have instructed a broker to vote your shares, by following the directions received from your broker to change those instructions.

SOLICITATION OF PROXIES

     We will bear the expenses in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of common stock held of record by such persons, and we may reimburse them for their reasonable transaction and clerical expenses. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone, facsimile, telegram or other means of communication, by our officers and regular employees. These people will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services. We have retained Georgeson Shareholder Communications Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the special meeting at a cost of approximately $10,000 plus reimbursement of reasonable out-of-pocket expenses.

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

                                   THE MERGER

     This section of the proxy statement describes material aspects of the proposed merger, including the merger agreement. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information into this proxy statement by reference. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled "Where You Can Find More Information" that begins on page 64 of this proxy statement.

EFFECTIVE TIME OF MERGER

     If the merger agreement is adopted by the requisite vote of stockholders and the other conditions to the merger are satisfied, or waived to the extent permitted, the merger will be consummated and become effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware or any later time as we, BNP Paribas and Chauchat agree upon and specify in the certificate of merger. If our stockholders adopt the merger agreement, we hope to complete the merger by September 30, 2001.

     We or BNP Paribas may terminate the merger agreement prior to the effective time of the merger in some circumstances, whether before or after the adoption of the merger agreement by stockholders. Additional details on termination of the merger agreement are described in "-- The Merger Agreement -- Termination of the Merger Agreement."

PAYMENT OF MERGER CONSIDERATION AND SURRENDER OF STOCK CERTIFICATES

     If we complete the merger, our common stockholders will be entitled to receive $35 in cash for each share of common stock that they own. Class A common shares will remain issued and outstanding as Class A common stock of the surviving corporation. BNP Paribas or its wholly owned subsidiaries own all shares of Class A common stock.

     BNP Paribas will designate a paying agent reasonably acceptable to the special committee to make the cash payments contemplated by the merger agreement. At or prior to the effective time of the merger, BNP Paribas will, or will cause Chauchat to, deposit in trust with the paying agent funds in an aggregate amount equal to the merger consideration for all stockholders. The paying agent will deliver to you your merger consideration according to the procedure summarized below.

     At the close of business on the day of the effective time of the merger, we will close our stock ledger. After that time, the surviving corporation will not transfer common stock and Class A common stock on its stock transfer books. If you present common stock certificates to the surviving corporation after the effective time of the merger, the surviving corporation will cancel them in exchange for cash as described in this section.

     As soon as practicable after the effective time of the merger, the surviving corporation will send you, or cause to be sent to you, a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration.

     The paying agent will promptly pay you your merger consideration, together with any dividends to which you are entitled, after you have (1) surrendered your certificates to the paying agent and (2) provided to the paying agent any other items specified by the letter of transmittal.

     Interest will not be paid or accrue in respect of cash payments of merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

     If the paying agent is to pay some or all of your merger consideration to a person other than you, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation's satisfaction that the taxes have been paid or are not required to be paid.

     YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by paying agent, BNP Paribas or the surviving corporation, post a bond in an amount that the paying agent, BNP Paribas or the surviving corporation, as the case may be, reasonably directs as indemnity against any claim that may be made against those parties in respect of the certificate.

     After the merger, subject to the exceptions in the next sentence, you will cease to have any rights as our stockholder. The exceptions include the right to receive dividends or other distributions with respect to your shares with a record date before the effective time of the merger, the right to surrender your certificate in exchange for payment of the merger consideration or, if you exercise your appraisal rights, the right to perfect your right to receive payment for your shares pursuant to Delaware law.

     One year after the merger occurs, the paying agent will return to the surviving corporation all funds in its possession that constitute any portion of the merger consideration, and the paying agent's duties will terminate. After that time, stockholders may surrender their certificates to the surviving corporation and, subject to applicable abandoned property laws, escheat and similar laws, will be entitled to receive the merger consideration without interest. We, the paying agent, BNP Paribas and Chauchat will not be liable to stockholders for any merger consideration delivered to a public official pursuant to applicable abandoned property laws, escheat and similar laws.

ACCOUNTING TREATMENT

     For U.S. accounting and financial reporting purposes, the merger is intended to be treated as a purchase of us by BNP Paribas under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the corporation not surviving a merger are, as of the effective date of the merger, recorded at their respective fair values and added to those of the surviving corporation. Financial statements of the surviving corporation issued after consummation of the merger reflect such values and are not restated retroactively to reflect the historical financial position or results of operations of the corporation not surviving.

FEES AND EXPENSES OF THE MERGER

     Whether or not the merger is completed and except as otherwise provided in the merger agreement, all fees and expenses in connection with the merger will be paid by the party incurring those fees and expenses, except that we and Chauchat will share equally the expenses related to the printing and mailing of this proxy statement and all filing and other fees paid to the Securities and Exchange Commission in connection with the merger. In addition to any termination fee that we may have to pay under the merger agreement, our total fees and expenses in connection with the merger are estimated to be approximately $10.1 million.

     Certain of BancWest's fees and expenses in connection with the merger are set forth in the table below:

Legal, Accounting and Other Professional Fees(1)............  $ 9,082,000
Printing, Proxy Solicitation and Mailing Costs..............      210,000
Special Committee Fees......................................       24,500
Filing Fees.................................................      499,000
Miscellaneous...............................................      290,000
                                                              -----------
          Total.............................................  $10,105,500
                                                              ===========

------------------

     (1) Includes fees to be paid to Goldman, Sachs & Co.

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

FINANCING OF THE MERGER

     BNP Paribas estimates that approximately $2.5 billion will be required to complete the purchase of shares of our common stock, restricted stock and options pursuant to the merger and pay its related fees and expenses (including Chauchat's share of the expenses related to the printing and mailing of this proxy statement and all filing and other fees paid to the Securities and Exchange Commission in connection with the merger). BNP Paribas expects this amount to be funded through internally available funds. The merger is not conditioned on any financing arrangements.

APPRAISAL RIGHTS

     Under Section 262 of the General Corporation Law of the State of Delaware, BancWest common stockholders who do not wish to accept the merger consideration of $35 in cash per share may elect to have the fair value of their shares of BancWest common stock judicially determined and paid in cash, together with a fair rate of interest, if any. The valuation will exclude any element of value arising from the accomplishment or expectation of the merger. A stockholder may only exercise its rights if it complies with the provisions of Section 262.

     The following discussion is not a complete statement of the law pertaining to appraisal rights under the General Corporation Law of the State of Delaware, and is qualified in its entirety by the full text of Section 262. We have attached Section 262 in its entirety as Annex C to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of common stock as to which appraisal rights are asserted. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY THE STEPS SUMMARIZED BELOW AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

     Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of our special meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that these appraisal rights are available and include in such notice a copy of Section 262. This proxy statement will constitute this notice to the holders of common stock and the applicable statutory provisions of the General Corporation Law of the State of Delaware are attached to this proxy statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Annex C to this proxy statement. FAILURE TO COMPLY WITH THE PROCEDURES SPECIFIED IN SECTION 262 TIMELY AND PROPERLY WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, we believe that stockholders who consider exercising such rights should seek the advice of counsel.

     Any holder of common stock wishing to exercise the right to demand appraisal under Section 262 of the General Corporation Law of the State of Delaware must satisfy each of the following conditions:

     - the holder must deliver to us a written demand for appraisal of its shares before the vote on the merger agreement at the special meeting. This demand will be sufficient if it reasonably informs us of the identity of the stockholder and that the stockholder intends by that writing to demand the appraisal of its shares;

     - the holder must not vote its shares of common stock in favor of the merger agreement. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement; and

     - the holder must continuously hold its shares from the date of making the demand through the effectiveness of the merger. A stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers those shares prior to the effectiveness of the merger will lose any right to appraisal in respect of those shares.

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

     Voting against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will not constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy you deliver or vote you cast in person.

     Only a holder of record of shares of common stock is entitled to assert appraisal rights for those shares registered in that holder's name. A demand for appraisal should:

          (1) be executed by or on behalf of the stockholder of record, fully and correctly, as its name appears on those stock certificates, and

          (2) specify the following:

           - the stockholder's name and mailing address,

           - the number of shares of common stock owned by the stockholder, and

           - that the stockholder intends thereby to demand appraisal of its common stock.

     If the shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS ARE URGED TO CONSULT WITH THEIR BROKERS TO DETERMINE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY SUCH NOMINEE.

     A stockholder who elects to exercise appraisal rights pursuant to Section 262 should mail or deliver a written demand to: BancWest Corporation, 999 Bishop Street, Honolulu, Hawaii 96813, Attention: Howard H. Karr.

     Within ten days after the effectiveness of the merger, the surviving corporation in the merger must send a notice as to the effectiveness of the merger to each of our former stockholders who has made a written demand for appraisal in accordance with Section 262 and who has not voted to adopt the merger agreement. Within 120 days after the effectiveness of the merger, but not after that date, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock held by all stockholders demanding appraisal of their shares. We are under no obligation to, and have no present intent to, file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Since we have no obligation to file a petition, your failure to do so within the period specified could nullify your previous written demand for appraisal.

     Under the merger agreement, we have agreed to give BNP Paribas and Chauchat prompt notice of any demands for appraisal we receive. BNP Paribas and Chauchat have the right to participate in and approve all negotiations and proceedings with respect to demands for appraisal under the General Corporation Law of the State of Delaware. We will not, except with the prior written consent of BNP Paribas and Chauchat, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any demands.

     Within 120 days after the effectiveness of the merger, any stockholder that complies with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which we have received demands for appraisal and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder by the later of 10 days after receipt of a request or 10 days after expiration of the period for delivery of demands for appraisals under Section 262.

     A stockholder who timely files a petition for appraisal with the Delaware Court of Chancery must serve a copy upon the surviving corporation. The surviving corporation must then within 20 days file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and who have not reached agreements with us as to the value of their shares. After notice to stockholders as may be ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

     After determining what stockholders are entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares. This value will exclude any element of value arising from the accomplishment or expectation of the merger, but will include a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. However, costs do not include attorneys' or expert witness fees. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding be charged pro rata against the value of all of the shares entitled to appraisal. These expenses may include, without limitation, reasonable attorneys' fees and the fees and expenses of experts. STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION THEY WOULD BE ENTITLED TO RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. STOCKHOLDERS SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS AS TO FAIRNESS FROM A FINANCIAL POINT OF VIEW ARE NOT NECESSARILY OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

     In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company."

     Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

     Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effectiveness of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares. However, stockholders will be entitled to dividends or other distributions payable to holders of record of shares as of a record date prior to the effectiveness of the merger.

     Any stockholder may withdraw its demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the stockholder's demands for appraisal. Any attempt to withdraw made more than 60 days after the effectiveness of the merger will require written approval of the surviving corporation and no appraisal proceeding before the Delaware Court of Chancery as to any stockholder shall be dismissed without the approval of the Delaware Court of Chancery, and this approval may be conditioned upon any terms the Delaware Court of Chancery deems just.

     If the surviving corporation does not approve a stockholder's request to withdraw a demand for appraisal when the approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the merger consideration.

     Failure to comply strictly with all of the procedures set forth in Section 262 of the General Corporation Law of the State of Delaware will result in the loss of a stockholder's statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

     BNP Paribas and its subsidiaries, as the holders of all of the outstanding Class A common stock, may also elect to have the fair value of their Class A common stock judicially determined by following the procedures described above. However, BNP Paribas has agreed to vote, or cause to be voted, all of the shares of Class A common stock in favor of adoption of the merger agreement and has advised us that it has no intention of exercising appraisal rights with respect to any of its shares.

REGULATORY APPROVALS AND OTHER CONSENTS

     BNP Paribas filed an application with the Federal Reserve Board on July 11, 2001 requesting approval of the merger under Section 3 of the Bank Holding Company Act of 1956. The application describes the terms of the merger and provides information regarding the parties, including pro forma financial data for BNP Paribas following the merger. In evaluating the application, the Federal Reserve Board will consider the financial and managerial resources and prospects of BNP Paribas and the subsidiary banks of BancWest. The Federal Reserve Board will also consider the effects, if any, on competition in relevant banking markets.

     Under the Community Reinvestment Act, the Federal Reserve Board must take into account our record of performance in meeting the credit needs of the entire community that we serve, including low and moderate income neighborhoods. As part of the review process in merger transactions, the Federal Reserve Board frequently receives protests from community groups and others regarding various aspects of the proposal and, in particular, the extent to which the applicants are complying with Community Reinvestment Act and fair lending laws. All of our banking subsidiaries that are required to have ratings under the Community Reinvestment Act have received either an outstanding or satisfactory Community Reinvestment Act rating in their most recent Community Reinvestment Act examinations by the Federal Deposit Insurance Corporation, their primary federal regulator.

     The Federal Reserve Board is also authorized, but generally not required, to hold a public hearing or meeting in connection with an application if it determines that such a hearing or meeting would be appropriate. A decision by the Federal Reserve Board to hold a public hearing or meeting regarding the applications could prolong the period during which the application is subject to review.

     Applicable federal law provides for the publication of notice and public comment on the application filed by BNP Paribas with the Federal Reserve Board. Under current law, the merger may not be completed until the Federal Reserve Board has approved the merger and a period of 30 days, which may be reduced to 15 days by the Federal Reserve Board with the concurrence of the Attorney General of the United States, following the date of approval by the Federal Reserve Board, has expired. The bringing of an antitrust action by the Department of Justice would stay the effectiveness of Federal Reserve Board approval of the merger unless a court specifically ordered otherwise. In reviewing the merger, the Department of Justice could analyze the merger's effect on competition differently than the Federal Reserve Board, and thus it is possible that the

Department of Justice could reach a different conclusion than the Federal Reserve Board regarding the merger's competitive effects. However, inasmuch as our banking operations and those of BNP Paribas do not overlap in any banking market, as defined by the Federal Reserve Board, we and BNP Paribas do not expect the merger to raise antitrust issues.

     The approval of an application by the Federal Reserve Board means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by our stockholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

     In addition, Bank of the West will file a prior notice with the Washington State Department of Financial Institutions advising the Department of the proposed merger.

THE MERGER AGREEMENT

     This section of the proxy statement describes the material terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated into this proxy statement by reference and attached as Annex A to this proxy statement. We urge you to read the full text of the merger agreement.

  COMPLETION OF THE MERGER.

     The merger will be completed when we file a certificate of merger with the Delaware Secretary of State. However, we may agree to a later time for completion of the merger and specify that time in the certificate of merger. We will file the certificate of merger as soon as practicable after the satisfaction or waiver of the closing conditions in the merger agreement, which are described below.


     We expect to complete the merger as quickly as possible after we receive stockholder and regulatory approval of the merger and the applicable waiting period expires. We hope to complete the merger by September 30, 2001.


  CONDITIONS TO THE MERGER.

     Conditions to Each Party's Obligations. Each party's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

     - we must obtain the affirmative vote of the holders of at least two-thirds of the total number of shares of common stock and Class A common stock outstanding and entitled to vote at the special meeting, voting together as a single class and BancWest has no present intention of waiving this condition;

     - we must obtain all regulatory approvals necessary for us to complete the merger and these approvals must be in full force and effect, other than approvals the failure of which to obtain would not reasonably be expected to have a material adverse effect on the completion of the merger or the surviving corporation; and

     - there must not be in effect any order or injunction prohibiting completion of the merger, and completion of the merger must not be illegal under any applicable law.

     Conditions to BNP Paribas' and Chauchat's Obligations. The obligation of BNP Paribas and Chauchat to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

     - our representations and warranties must be true and correct as of the closing date, except representations and warranties that speak as of an earlier date, which must be true and correct as of that earlier date, subject to any exceptions that have not had or would not be reasonably likely to have a material adverse effect on us, and we have delivered BNP Paribas and Chauchat a certificate to that effect;

     - we must have performed in all material respects all obligations that we are required to perform prior to the closing date;

     - all third party approvals necessary for the conduct of the business of the surviving corporation must have been obtained and be in full force and effect, except for any approvals that would not result in a material adverse effect on the surviving corporation if not obtained; and

     - the required regulatory approvals must not impose any conditions that would reasonably be expected to materially and adversely impact the surviving corporation after the merger or materially reduce the benefits of the merger to the extent that BNP Paribas would not have entered into the merger agreement had the condition been known at the time.

     Conditions to BancWest's Obligations. Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

     - BNP Paribas' and Chauchat's representations and warranties must be true and correct as of the closing date, except representations and warranties that speak as of an earlier date which must be true and correct as of that earlier date, subject to any exceptions that have not had or would not be reasonably likely to have a material adverse effect on BNP Paribas or Chauchat, as the case may be, and we have received a certificate from them to that effect; and

     - BNP Paribas and Chauchat must have performed in all material respects all obligations that each of them must perform under the merger agreement prior to the closing date.

  BOARD OF DIRECTORS' COVENANT TO RECOMMEND.

     In the merger agreement, we agreed to recommend, through our board of directors, that our stockholders adopt the merger agreement at the special meeting. Our board of directors may not withdraw, modify or change this recommendation except if, upon the recommendation of the special committee and after consultation with outside counsel, the board of directors determines in good faith that failure to take that action would be reasonably likely to constitute or result in a breach of its fiduciary duties under applicable law.

  NO SOLICITATION OF OTHER OFFERS.

     The merger agreement provides that neither we nor our representatives will:

     - initiate, solicit or knowingly encourage the submission of any acquisition proposal, as described below; or

     - except as provided below, provide any nonpublic information relating to us to any person relating to an acquisition proposal or engage in any negotiations concerning an acquisition proposal.

     The merger agreement permits us to comply with the Securities Exchange Act of 1934 or other applicable law with regard to an acquisition proposal. In addition, if we receive an unsolicited good faith written proposal prior to the special meeting, we may discuss with or provide nonpublic information to the person making that acquisition proposal if:

     - our board of directors, acting upon the recommendation of the special committee, determines in good faith after consultation with outside legal counsel that the failure to take any such action would be reasonably likely to constitute or result in a breach its fiduciary duties under applicable law;

     - our board of directors, acting upon the recommendation of the special committee, determines in good faith after consultation with the financial advisor to the special committee that such acquisition proposal is, or has a reasonable likelihood of resulting in a proposal which is, superior to the merger from a financial point of view and is reasonably capable of being completed; and

     - we enter into a confidentiality agreement with the person making the proposal having terms that are no less favorable to us than the confidentiality terms in the merger agreement.

     We have agreed to keep BNP Paribas informed of the identity of any person making an acquisition proposal and the status of any material discussions.

     For purposes of the merger agreement, the term "acquisition proposal" means, any offer or proposal for, or indication of interest in:

     - a merger, consolidation or any similar transaction involving us or any of our significant subsidiaries;

     - a purchase, lease or other acquisition or assumption of all or substantially all of our assets, or all or substantially all of the assets or deposits of any of our significant subsidiaries;

     - a purchase or other acquisition of our voting securities that, if completed, would result in any person beneficially owning securities representing 25% or more of our total voting power, or that of any of our significant subsidiaries; or

     - any substantially similar transaction.

  TERMINATION OF THE MERGER AGREEMENT.

     We, if the termination has been approved by the special committee, and BNP Paribas may by mutual written consent terminate the merger agreement at any time prior to the completion of the merger, whether before or after stockholder approval has been obtained.

     In addition, either we, upon the recommendation of the special committee, or BNP Paribas may terminate the merger agreement if:

     - any governmental entity that must grant a required regulatory approval has denied approval of the merger and the denial has become final and nonappealable, or any governmental entity of competent jurisdiction issues a final nonappealable injunction permanently enjoining or otherwise prohibiting the merger, except that this right to terminate will not be available to any party whose failure to comply with the merger agreement causes or results in that action;

     - the merger is not completed on or before January 30, 2002, except that this right to terminate will not be available to any party whose failure to comply with the merger agreement causes or results in the failure to complete the merger by that date;

     - the other party materially breaches a representation, warranty or covenant in the merger agreement and the breach is not cured within 30 days after notice of the breach; except that if the breach relates to our covenant not to solicit other offers, then BNP Paribas may terminate if we fail to cure the breach within 5 days after notice; or

     - at the special meeting the merger agreement is not adopted by two-thirds of the shares outstanding and entitled to vote at the special meeting; except that this right to terminate will not be available to BNP Paribas if it has failed to vote its shares of Class A common stock in favor of adoption of the merger agreement.

     BNP Paribas may terminate the merger agreement if:

     - our board of directors, by vote or consent of a majority of the eleven non-Class A directors, or the special committee

        - withdraws or changes its recommendation for adoption of the merger agreement in a manner which is adverse to BNP Paribas; or

        - recommends to our stockholders any acquisition proposal by a third party; or

     - any required regulatory approval is granted subject to any final and nonappealable conditions which would reasonably be expected to materially and adversely impact the surviving corporation after the merger or materially reduce the benefits of the merger so that BNP Paribas would not have entered into the merger agreement had the condition been known at the time.

     We may terminate the merger agreement without BNP Paribas' consent prior to obtaining stockholder approval if our board of directors, acting upon the recommendation of the special committee, authorizes us to enter into an agreement with respect to an acquisition proposal from a third party concurrently with such termination, provided that

     - our board of directors complies with the provisions of the merger agreement relating to solicitation of other offers,

     - our board of directors, acting upon the recommendation of the special committee and in consultation with the financial advisor to the special committee determines in good faith that the acquisition proposal is superior to the merger from a financial point of view and, other than with respect to obtaining stockholder approval, is reasonably capable of being completed,

     - at least five business days pass from the date BNP Paribas receives written notice from us that our board of directors is prepared to accept the acquisition proposal and BNP Paribas has not agreed to increase the merger consideration to be paid to the stockholders and/or revise the other terms of the merger agreement so that the terms, taken together as revised, in the good faith judgment of the board of directors, acting upon the recommendation of the special committee, are superior to the consideration and terms of the acquisition proposal, and

     - we pay a fee to BNP Paribas as described below.


  TERMINATION FEE.


     We must pay to BNP Paribas a fee of $100 million if the merger agreement is terminated:

          (1) by us concurrently with our acceptance of an acquisition proposal from a third party;

          (2) by BNP Paribas if there is an intentional breach of any of our representations, warranties or covenants;

          (3) by BNP Paribas for the reason described in the first bullet point under BNP Paribas' termination rights; or

          (4) by either BNP Paribas or us if stockholder approval is not obtained at the special meeting;

provided that in the case of (2), (3) and (4), a termination fee will not be payable unless:

     - prior to the termination, an acquisition proposal was made to our executive management, special committee or board of directors or any person has publicly announced an intention to make an acquisition proposal; and

     - within twelve months of the termination, we or one of our subsidiaries completes an acquisition proposal or enters into a definitive agreement with respect to an acquisition proposal.

  CONDUCT OF BUSINESS PENDING THE MERGER.

     With limited exceptions, we agreed in the merger agreement that, until the completion of the merger, we and each of our subsidiaries will:

     - carry on our respective businesses in the usual, regular and ordinary course consistent with past practice;

     - use all reasonable efforts to preserve intact our present business organization, employees and advantageous business relationships and retain the services of our key officers and key employees;

     - not take any intentional action that would delay or adversely affect in any material respect the ability to obtain any requisite regulatory approval; and

     - use all reasonable efforts to obtain any third party approvals necessary for the surviving corporation to conduct its business following the completion of the merger.

     We have also agreed that, until completion of the merger, except as expressly contemplated or permitted by the merger agreement or consented to in writing by BNP Paribas, which consent, other than in the case of the matters described in the first four bullet points below, will not be unreasonably withheld, we will not and will not permit any of our subsidiaries to:

     - adjust, split, combine or reclassify any capital stock;

     - make, declare or pay dividends, other than regular annual or quarterly cash dividends not to exceed $0.19 per share per quarter, a pro rata dividend based on the number of days elapsed between the most recent dividend record date and the effective date of the merger or dividends paid in the ordinary course of business by any of our wholly owned subsidiaries;

     - repurchase, redeem or otherwise acquire any shares of our respective capital stock or any other equity interests;

     - grant any additional options or restricted shares, or any capital stock or other equity interests;

     - enter into any voting agreement or arrangement;

     - incur, assume or guarantee any long-term indebtedness for borrowed money or incur other capital expenditures, obligations or liabilities, other than in the ordinary course of business, consistent with past practice;

     - dispose of any material properties or assets or cancel or release any material indebtedness;

     - make any material investment in any entity, other than in our wholly owned subsidiaries or in the ordinary course of business;

     - enter into, terminate or make any material change to any material lease, contract or agreement, other than in the ordinary course of business;

     - change employee benefit plans or compensation of directors, executive officers or employees, other than in the ordinary course of business consistent with past practice;

     - pay or otherwise settle any material claim, action or proceeding, except in the ordinary course of business consistent with past practice;

     - change our respective accounting methods or methods of reporting for tax purposes, except as required by changes in GAAP or changes in applicable law;

     - amend our respective certificates of incorporation or by-laws;

     - take any intentional actions that would result, or might reasonably be expected to result, in any conditions to the merger not being satisfied; or

     - agree to, commit to, or take any action described above.

  REPRESENTATIONS AND WARRANTIES.

     In the merger agreement, we and BNP Paribas each made representations and warranties relating to, among other things:

     - corporate organization and existence;

     - corporate power and authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

     - required consents and approvals of governmental entities and absence of conflicts;

     - absence of specified changes or events; and

     - legal proceedings and regulatory actions.

     In the merger agreement, BNP Paribas also made representations and warranties relating to the availability of the funds necessary to complete its obligations under the merger agreement. We made representations and warranties relating to, among other things:

     - the recommendation of the special committee to our board of directors regarding the merger agreement and the merger and the approval of the merger agreement by our board of directors;

     - capitalization;

     - the stockholder vote required to adopt the merger agreement;

     - filing of all material regulatory reports;

     - financial statements;

     - receipt of the opinion of Goldman, Sachs & Co., financial advisor to the special committee;

     - broker's fees;

     - tax matters;

     - employee benefit matters;

     - documents filed with the Securities and Exchange Commission;

     - licenses and compliance with applicable laws;

     - material contracts;

     - agreements with regulatory agencies;

     - absence of undisclosed liabilities;

     - environmental matters; and

     - transactions with affiliates.

  EMPLOYEE BENEFITS.

     BNP Paribas has agreed to maintain, or to cause the surviving corporation to maintain, for two years after the merger, employee benefit plans that will provide benefits to our employees that are no less favorable, in the aggregate, than those provided by our current benefit plans. However, BNP Paribas is not obligated to maintain these plans if it provides, at an earlier date, employee benefit plans to our employees with benefits no less favorable in the aggregate than those provided to similarly situated BNP Paribas employees. BNP Paribas has further agreed to amend existing benefit plans that provide for benefits based on performance targets as soon as practicable after the merger in consultation with our chief executive officer to adjust the performance targets to reflect new and reasonable performance targets. Pursuant to the merger agreement, BNP Paribas also intends to provide an opportunity for senior executives of the surviving corporation to participate in a BNP Paribas stock option program after the merger and for other salaried employees of the surviving corporation (not including such senior executives) to participate in a BNP Paribas discounted stock purchase program, so long as the awards do not subject BNP Paribas to reporting requirements with the Securities and Exchange Commission additional to or different than those to which it is currently subject. Awards will be determined by BNP Paribas in consultation with the chief executive officer of the surviving corporation.

  AMENDMENT, EXTENSION AND WAIVER.

     The parties may amend the merger agreement by action taken or authorized by their respective boards of directors, at any time before or after adoption of the merger agreement by our stockholders. However, after adoption of the merger agreement by our stockholders, no amendment may be made which by law requires further approval by our stockholders, unless we obtain that further approval. All amendments to the merger agreement must be in writing signed by us, BNP Paribas and Chauchat.

     At any time before the completion of the merger, each of the parties to the merger agreement may, by written action taken or authorized by its respective boards of directors, to the extent legally allowed:

     - extend the time for the performance of any of the obligations or other acts of the other parties provided for in the merger agreement for its benefit;

     - waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement for the waiving party's benefit; and

     - waive compliance with any of the agreements or conditions contained in the merger agreement for the waiving party's benefit.

                                 OTHER MATTERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows the beneficial ownership of all classes of our capital stock for

     - each director,

     - each named executive officer,

     - all directors and executive officers as a group, and

     - each person known by us to be a beneficial owner of more than 5% of the common stock and the Class A common stock.

     Each individual has sole voting and investment power with respect to the shares he or she beneficially owns, unless otherwise reflected in a footnote. The table is based upon information furnished by each of these persons or, in the case of each 5% owner, based upon a Schedule 13D or 13G filed with the Securities and Exchange Commission. The listing for BNP Paribas pertains to Class A common stock. All other listings refer to common stock. All information is, unless otherwise indicated, as of July 27, 2001. Percentages of each class are based upon the 68,738,373 common shares and the 56,074,874 Class A shares outstanding on July 27, 2001. In accordance with SEC rules, the percentages of common stock owned by certain individuals and groups also include the options described in note (1), but those options cannot be voted at the special meeting.

                                                              SHARES BENEFICIALLY    PERCENT OF
                                                                   OWNED(1)            CLASS
                                                              -------------------    ----------
DIRECTORS
Jacques Ardant..............................................               0                *
John W. A. Buyers...........................................          14,409                *
Walter A. Dods, Jr. ........................................      16,534,892(2)         23.9%
Dr. Julia Ann Frohlich......................................           6,150                *
Robert A. Fuhrman...........................................           4,000                *
Paul Mullin Ganley..........................................      15,272,748(3)         22.2%
David M. Haig...............................................      15,255,117(4)         22.2%
John A. Hoag................................................          47,242(5)             *
Bert T. Kobayashi, Jr. .....................................          15,787(6)             *
Michel Larrouilh............................................           8,000                *
Pierre Mariani..............................................               0                *
Fujio Matsuda...............................................           9,509                *
Don J. McGrath..............................................         266,110                *
Rodney R. Peck..............................................             400                *
Edouard Sautter.............................................               0                *
Joel Sibrac.................................................          24,625                *
John K. Tsui................................................         505,684(7)             *
Jacques Henri Wahl..........................................               0                *
Fred C. Weyand..............................................      15,274,087(8)         22.2%
Robert C. Wo................................................         208,240(9)             *

OTHER NAMED EXECUTIVE OFFICERS
Donald G. Horner............................................         316,633(10)            *
Howard H. Karr..............................................         386,107(11)            *
All directors and executive officers as a group (24
  persons)..................................................      18,203,500            26.0%

                                                              SHARES BENEFICIALLY    PERCENT OF
                                                                   OWNED(1)            CLASS
                                                              -------------------    ----------
5% OWNERS OF COMMON STOCK
David M. Haig, Fred C. Weyand, Paul Mullin Ganley and Walter
  A. Dods, Jr., as trustees under the Will and of the Estate of S.M. Damon, 999 Bishop Street, Honolulu, Hawaii
  96813.....................................................      15,200,000(12)        22.1%
5% OWNERS OF CLASS A COMMON STOCK
  BNP Paribas
  16, boulevard des Italiens
  75009 Paris, France.......................................      56,074,874(13)         100%

---------------
* Less than 1%.

Notes to Security Ownership Table:

Note (1) All amounts and percentages refer to common stock, unless otherwise indicated. Data include the following number of shares of common stock that may be acquired through exercisable stock options within 60 days from July 27, 2001, not including any shares of common stock that become exercisable due to approval or consummation of the proposed merger; Mr. Dods, 575,829; Mr. McGrath, 132,223; Mr. Tsui,
           302,623; Mr. Horner, 119,681; Mr. Karr, 164,110 (including options to acquire 4,343 shares held by his wife); Mr.
           Sibrac, 24,007; all directors and executive officers as a group, 1,401,941.
Note (2) Mr. Dods' reported beneficial ownership of common stock includes 1,848 shares held in his wife's individual retirement account, as to which Mr. Dods disclaims beneficial ownership; 15,200,000 shares owned by the Estate of S.M. Damon, as to which Mr. Dods shares voting and investment powers; and 166,952 shares owned by First
           Hawaiian Foundation, as to which Mr. Dods holds shared voting and investment powers. Mr. Dods disclaims beneficial ownership of the shares owned by the First Hawaiian
           Foundation, and of shares owned by Alexander & Baldwin, Inc., of which Mr. Dods is a director.
Note (3) Mr. Ganley's reported beneficial ownership of common stock includes 15,200,000 shares owned by the Estate of S.M. Damon as to which Mr. Ganley shares voting and investment powers;
           72,688 shares in his revocable living trust, a money purchase pension plan and an individual retirement account as to which he has sole voting and investment powers; and 60 shares for which he has shared voting and investment powers.
Note (4) Mr. Haig's reported beneficial ownership of common stock includes 15,200,000 shares owned by the Estate of S.M. Damon as to which Mr. Haig shares voting and investment powers. He is beneficiary of an HR-10 plan holding 12,607 shares of common stock, as to which he has sole voting and investment powers.
Note (5) Mr. Hoag's reported beneficial ownership of common stock includes 20,040 shares in his wife's revocable living trust as to which Mr. Hoag disclaims beneficial ownership and 1,995 shares held jointly with his wife.
Note (6) Mr. Kobayashi's reported beneficial ownership of common stock includes 4,464 shares held in his wife's IRA account and revocable living trust as to which he disclaims beneficial ownership.

Note (7) Mr. Tsui's reported beneficial ownership of common stock includes 4,000 shares held as trustee of his daughter's trust, as to which he holds sole voting and investment powers; 4,000 shares held in his wife's trust; 2,858 shares held by two grandchildren's trusts, and 5,716 shares held by the Frances K. and John K. Tsui Foundation, as to which Mr.
           Tsui holds shared voting and investment powers; and 166,952 shares owned by First Hawaiian Foundation, as to which Mr.
           Tsui holds shared voting and investment powers. Mr. Tsui disclaims beneficial ownership of the shares owned by his wife's trust, his grandchildren's trusts, and the foundations. Mr. Tsui's reported stock options include an option to acquire 40,340 shares of common stock held by his daughter's trust.
Note (8) Mr. Weyand's reported beneficial ownership of common stock includes 15,200,000 shares owned by the Estate of S.M. Damon as to which he shares voting and investment powers and 32,807 shares in his wife's revocable living trust as to which he shares voting and investment powers.
Note (9) Mr. Wo's reported beneficial ownership of common stock includes 16,000 shares held by the Betty and Bob Wo
           Foundation and 174,000 shares held by C.S. Wo & Sons, Ltd.
           Mr. Wo shares voting and investment powers as to all such shares.
Note (10)  Mr. Horner's reported beneficial ownership of common stock includes 166,952 shares owned by First Hawaiian Foundation, as to which Mr. Horner holds shared voting and investment powers. Mr. Horner disclaims beneficial ownership of the shares owned by First Hawaiian Foundation.
Note (11)  Mr. Karr's reported beneficial ownership of common stock includes 156 shares owned by his wife directly or as custodian, options held by his wife (see Note (1)), and 166,952 shares owned by First Hawaiian Foundation, as to which Mr. Karr holds shared voting and investment powers.
           Mr. Karr disclaims beneficial ownership of the shares and options owned by his wife and of the shares owned by First
           Hawaiian Foundation.
Note (12)  Messrs. Haig, Weyand, Ganley and Dods are directors of
           BancWest. Mr. Dods is also the Chairman and Chief Executive
           Officer of BancWest. The trustees have shared voting and investment powers as to shares owned by the Estate of S.M.
           Damon.
Note (13)  Represents 44.9% of outstanding voting stock. BNP Paribas holds sole voting and dispositive power with respect to 54,993,962 shares, and shared voting and dispositive power with respect to 1,080,912 Class A shares owned by an indirect wholly owned subsidiary.

TRANSACTIONS IN CAPITAL STOCK BY CERTAIN PERSONS

  BANCWEST PRIOR PUBLIC OFFERINGS.

     We have made one underwritten public offering of our common stock for cash in the past three years that was registered under the Securities Act of 1933. On May 19, 1999, before our December 15, 1999, two-for-one stock split, we offered 350,000 shares of common stock to the public at a price of $37.0625 per share. As a result we received $12,971,875 in aggregate net proceeds, before expenses. Goldman, Sachs & Co. acted as underwriter with respect to the offering.

  BANCWEST PURCHASES OF COMMON STOCK.

     The following table sets forth purchases of our common stock by us during the past two years including the number of shares purchased on a quarterly basis and the high, low and average price paid, each adjusted to reflect the two-for-one stock split effected by us on December 15, 1999.


                                                                        PRICE PER SHARE
                                                    NUMBER      --------------------------------
                                                   OF SHARES      LOW         HIGH      AVERAGE
                                                   ---------    --------    --------    --------
1999
Third Quarter....................................     2,400     $21.9375    $21.9375    $21.9375
Fourth Quarter...................................         0           --          --          --
2000
First Quarter....................................     1,612     $  15.25    $  15.25    $  15.25
Second Quarter...................................         0           --          --          --
Third Quarter....................................         0           --          --          --
Fourth Quarter...................................   361,556     $ 18.609    $ 20.625    $ 20.625
2001
First Quarter....................................     1,724     $  26.10    $  26.10    $  26.10
Second Quarter...................................         0           --          --          --
Third Quarter (through August 14, 2001)..........         0           --          --          --


  BNP PARIBAS AND CHAUCHAT PURCHASES OF COMMON STOCK.

     The following table sets forth purchases of our common stock by BNP Paribas during the past two years including the number of shares purchased on a quarterly basis and the high, low and average price paid, each adjusted to reflect the two-for-one stock split effected by us on December 15, 1999. BNP Paribas converted all of the shares of common stock it acquired into Class A common stock in January and May of 2000. Chauchat has not purchased any of our common stock in the past two years.


                                                                          PRICE PER SHARE
                                                        NUMBER      ---------------------------
                                                       OF SHARES     LOW       HIGH     AVERAGE
                                                       ---------    ------    ------    -------
1999
Third Quarter........................................  1,663,000    $20.44    $21.84    $20.90
Fourth Quarter.......................................    932,400    $20.19    $22.72    $22.17
2000
First Quarter........................................  1,534,938    $16.25    $16.25    $16.25
Second Quarter.......................................          0        --        --        --
Third Quarter........................................          0        --        --        --
Fourth Quarter.......................................          0        --        --        --
2001
First Quarter........................................          0        --        --        --
Second Quarter.......................................          0        --        --        --
Third Quarter (through August 14, 2001)..............          0        --        --        --


  RECENT TRANSACTIONS IN OUR COMMON STOCK.

     During the past 60 days, neither we nor BNP Paribas, nor any of our or its respective subsidiaries, has engaged in any transactions in our common stock other than transactions conducted by our bank subsidiaries' trust departments for fiduciary and custodial accounts. Except for acquisitions of stock through dividend reinvestment plans and/or increases in BancWest common stock components of their 401(k) or money purchase plan accounts due to dividend reinvestments or loan repayments, none of our directors or executive officers has bought or sold any of our common stock within the past 60 days.

CERTAIN TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES

     Our bank subsidiaries have made loans to our directors and executive officers, to members of their families, and to entities related to these persons. Those loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. None of these loans involve more than normal risks of collectibility or present other unfavorable features.

     The following table provides information on loans from BancWest to our directors and executive officers with balances exceeding $60,000. Each of these loans is secured by a real property mortgage.

                                                                AGGREGATE
                                                              INDEBTEDNESS
                                                               OUTSTANDING        CURRENT
NAME AND TITLE                                                JULY 27, 2001    INTEREST RATE
--------------                                                -------------    -------------
Howard H. Karr(1)...........................................    $185,634           7.25%(2)
  Executive Vice President and Chief Financial Officer
Bert T. Kobayashi, Jr. .....................................    $404,364           8.625%(2)
  Director                                                      $246,878           5.0%(3)
Fujio Matsuda...............................................    $ 52,161           7.25%(2)
  Director                                                      $168,042           5.0%(3)

---------------
(1) Cosigner of mortgage loan to adult son.
(2) Rate adjusted annually to equal one-year U.S. Treasury index plus 2.5%.
(3) Fixed rate.

     During 1999, Bank of the West issued to BNP Paribas a $50,000,000, 7.35% Subordinated Capital Note due June 24, 2009. That note bears interest at a fixed rate of 7.35% per annum. The maximum principal amount of that note outstanding in 2000, and the outstanding principal balance at December 31, 2000 was $50,000,000.

     Bank of the West holds deposits and purchases federal funds from BNP Paribas. The deposits are generally for terms up to six months and bear interest at market rates. Federal funds purchases are generally for one to four days. The maximum daily amount owed by Bank of the West to BNP Paribas in 2000 in connection with interest-bearing deposits and federal funds purchases was $517,500,000, and the balance outstanding on December 31, 2000 was $517,000,000.

     We and our banking subsidiaries also engage in other transactions in the ordinary course of business with our affiliates and other related persons as discussed in our proxy statement for our 2001 annual meeting of stockholders, which is incorporated by reference into this proxy statement.

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

     Our board of directors is not aware of any matters to be presented for action at the special meeting other than those described in this proxy statement. If other matters should properly come before the special meeting, we intend that the holders of proxies solicited by this proxy statement will vote on those matters in their discretion. However, the proxies do not grant authority to vote on any proposal to adjourn or postpone the special meeting for the purpose of soliciting further proxies in favor of the adoption of the merger agreement.

PROPOSALS BY HOLDERS OF SHARES OF COMMON STOCK

     Due to the contemplated consummation of the merger, we do not currently expect to hold a 2002 annual meeting of stockholders because, following the merger, we will not be a publicly held company. If the merger is not consummated for any reason, under the rules of the Securities and Exchange Commission, we must receive proposals of stockholders intended to be presented at and included in proxy statement for the 2002 annual meeting of stockholders at our principal executive offices no later than November 1, 2001. If the date of the 2002 annual meeting is more than 30 days before or after April 19, 2002, however, the new deadline will be described in one of our quarterly reports on Form 10-Q.

     Our by-laws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders, but that are not included in our proxy statement for that meeting. Under our by-laws, nominations for directors or other business proposals to be addressed at the 2002 annual meeting may be made by a stockholder entitled to vote who has delivered a notice to our Secretary not later than the close of business on February 8, 2002 and not earlier than January 19, 2002. Any proposal must also comply with the other provisions contained in our by-laws relating to stockholder proposals.

EXPERTS

     Our consolidated financial statements incorporated in this proxy statement by reference to our Annual Report on Form 10-K for the year ended December 31, 2000, have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, our independent accountants, given on the authority of that firm as experts in accounting and auditing. It is not anticipated that a representative of PricewaterhouseCoopers will attend the special meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's website at http://www.sec.gov. Copies of documents filed by us with the Securities and Exchange Commission are also available at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005

     We, BNP Paribas and Chauchat have filed a Schedule 13E-3 with the Securities and Exchange Commission with respect to the merger. As permitted by the Securities and Exchange Commission, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above. Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the Securities and Exchange Commission.

     The Securities and Exchange Commission allows us to "incorporate by reference," into this proxy statement documents we file with the Securities and Exchange Commission. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the Securities and Exchange Commission will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

BANCWEST FILINGS (SEC FILE NUMBER 1-14585):  PERIODS:
-------------------------------------------  --------
Annual Report on Form 10-K................   Year ended December 31, 2000
Quarterly Reports on Form 10-Q............   Quarters ended March 31, 2001 and June
                                             30, 2001
Current Reports on Form 8-K...............   Filed April 17, 2001, May 11, 2001 and
                                             July 20, 2001
BancWest's proxy statement for its 2001
  annual meeting of stockholders..........   Filed March 9, 2001

     You may request a copy of the documents incorporated by reference into this proxy statement by writing to, telephoning or e-mailing us.

     Requests for documents should be directed to:

         Howard H. Karr
         BancWest Corporation
         P.O. Box 3200
         Honolulu, Hawaii 96847
         Telephone: 808-525-7000
         E-mail address: howard.karr@fhwn.com

     If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of such documents prior to the special meeting.


     This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in such jurisdiction. You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated August 15, 2001. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MAY 8, 2001

                            AS AMENDED AND RESTATED
                              AS OF JULY 19, 2001

                                     AMONG

                             BANCWEST CORPORATION,

                                  BNP PARIBAS

                                      AND

                                CHAUCHAT L.L.C.

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
ARTICLE I
The Merger
SECTION 1.01.  The Merger..................................................    2
SECTION 1.02.  Effective Time; Closing.....................................    2
SECTION 1.03.  Effect of the Merger........................................    2
SECTION 1.04.  Certificate of Incorporation; By-laws.......................    2
SECTION 1.05.  Directors and Officers......................................    2
SECTION 1.06.  Additional Actions..........................................    3
SECTION 1.07.  Change in Structure.........................................    3

ARTICLE II
Conversion of Securities; Exchange of Certificates;
Deposit; Disclosure Schedules
SECTION 2.01.  Effect on Capital Stock and LLC Interests...................    3
SECTION 2.02.  Exchange Procedures.........................................    4
SECTION 2.03.  Company Stock Options; Company Restricted Stock; Plans......    5
SECTION 2.04.  Shares of Dissenting Stockholders...........................    6
SECTION 2.05.  Adjustment of Merger Consideration..........................    6
SECTION 2.06.  Disclosure Schedules........................................    6

ARTICLE III
Representations and Warranties of the Company
SECTION 3.01.  Corporate Organization......................................    7
SECTION 3.02.  Capitalization..............................................    7
SECTION 3.03.  Authority; No Violation.....................................    8
SECTION 3.04.  Consents and Approvals......................................    9
SECTION 3.05.  Reports.....................................................    9
SECTION 3.06.  Financial Statements........................................   10
SECTION 3.07.  Company Action..............................................   10
SECTION 3.08.  Opinion of Financial Advisor................................   10
SECTION 3.09.  Broker's Fees...............................................   10
SECTION 3.10.  Absence of Certain Changes or Events........................   11
SECTION 3.11.  Legal Proceedings...........................................   11
SECTION 3.12.  Tax Matters.................................................   11
SECTION 3.13.  Employee Benefit Plans; ERISA...............................   11
SECTION 3.14.  SEC Reports.................................................   13
SECTION 3.15.  Licenses; Compliance with Applicable Law....................   13
SECTION 3.16.  Certain Contracts...........................................   13
SECTION 3.17.  Agreements with Regulatory Agencies.........................   13
SECTION 3.18.  Undisclosed Liabilities.....................................   13
SECTION 3.19.  Environmental Matters.......................................   14
SECTION 3.20.  Transactions with Affiliates................................   14

                                                                             PAGE
                                                                             ----
ARTICLE IV
Representations and Warranties of Parent
SECTION 4.01.  Corporate Organization......................................   14
SECTION 4.02.  Authority; No Violation.....................................   15
SECTION 4.03.  Consents and Approvals......................................   15
SECTION 4.04.  Financing...................................................   16
SECTION 4.05.  Litigation; Regulatory Action...............................   16
SECTION 4.06.  Absence of Certain Changes..................................   16

ARTICLE V
Conduct of Business Pending the Merger
SECTION 5.01.  Conduct of Business Prior to the Effective Time.............   16
SECTION 5.02.  Forbearances of the Company.................................   16
SECTION 5.03.  Covenants of Parent.........................................   18

ARTICLE VI
Additional Agreements
SECTION 6.01.  Stockholders' Meeting.......................................   18
SECTION 6.02.  Regulatory Matters..........................................   19
SECTION 6.03.  Access to Information; Confidentiality......................   20
SECTION 6.04.  Other Offers................................................   21
SECTION 6.05.  Indemnification and Insurance...............................   22
SECTION 6.06.  Notification of Certain Matters.............................   23
SECTION 6.07.  Public Announcements........................................   23
SECTION 6.08.  Exchange Act and NYSE Filings...............................   23
SECTION 6.09.  Reasonable Best Efforts.....................................   23
SECTION 6.10.  Performance by Merger Sub...................................   24
SECTION 6.11.  Takeover Statutes...........................................   24
SECTION 6.12.  Standstill Agreement........................................   24
SECTION 6.13.  Employee Benefits...........................................   24

ARTICLE VII
Conditions Precedent
               Conditions to Each Party's Obligation To Effect the
SECTION 7.01.  Merger......................................................   25
SECTION 7.02.  Conditions to Obligations of Parent and Merger Sub..........   26
SECTION 7.03.  Conditions to Obligations of the Company....................   26

ARTICLE VIII
Termination, Amendment and Waiver
SECTION 8.01.  Termination.................................................   26
SECTION 8.02.  Effect of Termination.......................................   28
SECTION 8.03.  Amendment...................................................   29
SECTION 8.04.  Extension; Waiver...........................................   29

ARTICLE IX
General Provisions
               Non-Survival of Representations, Warranties and
SECTION 9.01.  Agreements..................................................   29
SECTION 9.02.  Expenses....................................................   29

                                                                             PAGE
                                                                             ----
SECTION 9.03.  Notices.....................................................   29
SECTION 9.04.  Definitions and Usage.......................................   30
SECTION 9.05.  Accounting Terms............................................   33
SECTION 9.06.  Severability................................................   33
SECTION 9.07.  Entire Agreement; Assignment................................   33
SECTION 9.08.  Parties in Interest.........................................   33
SECTION 9.09.  Specific Performance........................................   33
SECTION 9.10.  Governing Law; Consent to Jurisdiction......................   33
SECTION 9.11.  Headings....................................................   34
SECTION 9.12.  Counterparts................................................   34
SECTION 9.13.  Construction................................................   34

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

     This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of July 19, 2001 (this "Agreement"), is by and among BancWest Corporation, a Delaware corporation (the "Company"), BNP Paribas, a societe anonyme or limited liability banking corporation organized under the laws of the Republic of France ("Parent"), and Chauchat L.L.C., a Delaware limited liability company ("Merger Sub");

     WHEREAS, the Company, Parent and Merger Sub entered into an Agreement and Plan of Merger, dated as of May 8, 2001 (the "Original Merger Agreement"), and they now desire to amend and restate the Original Merger Agreement to, among other things, permit the Company to pay a pro rata dividend to holders of Company Common Shares (as defined below) under specified circumstances (it being understood that all references herein to "the date here of " refer to May 8,
2001);

     WHEREAS, the Company has authority to issue (i) 400,000,000 shares of Common Stock, par value $1.00 per share (the "Company Common Stock"), 68,635,656 of which were outstanding as of May 2, 2001, (ii) 150,000,000 shares of Class A Common Stock, par value $1.00 per share (the "Class A Common Stock" and together with the Company Common Stock, the "Company Common Shares"), 56,074,874 of which were outstanding as of the date hereof and (iii) 50,000,000 shares of Preferred Stock (the "Company Preferred Stock"), none of which are outstanding;

     WHEREAS, Parent and its Subsidiaries own all of the outstanding shares of Class A Common Stock;

     WHEREAS, Parent has proposed to the Board of Directors of the Company that Parent or an affiliate acquire all of the Company Common Stock;

     WHEREAS, Merger Sub is a limited liability company, the sole member of which is Chauchat Holdings Corporation, a Delaware corporation ("US Parent") and wholly-owned subsidiary of Parent, formed for the purpose of entering into this Agreement and consummating the transactions contemplated hereby;

     WHEREAS, the Executive Committee of the Board of Directors of the Company has established a special committee (the "Special Committee"), consisting only of non-management directors elected by holders of the Company Common Stock, to consider, among other things, the transactions contemplated by this Agreement and to make a recommendation to the Board of Directors of the Company with respect thereto;

     WHEREAS, the Special Committee (i) has determined that it is fair to and in the best interests of the Company and the holders of Company Common Stock to consummate the merger (the "Merger") of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL") and the Delaware Limited Liability Company Act (the "DLLCA") and (ii) has approved the Merger and determined that the Merger and the other transactions contemplated by this Agreement should be approved and declared advisable by the Board of Directors of the Company and that the Board of Directors of the Company should resolve to recommend that the holders of Company Common Shares adopt this Agreement;

     WHEREAS, the respective Boards of Directors of the Company and Parent, and US Parent, as the sole member of Merger Sub, and US Parent have approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA and the Board of Directors of the Company has resolved to recommend that the Company's stockholders adopt this Agreement and the Merger; and

     WHEREAS, the respective Boards of Directors of the Company and Parent have determined that the Merger is fair to and in the best interests of their respective stockholders.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the provisions of the DGCL and the DLLCA, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") under the name BancWest Corporation.

     SECTION 1.02 Effective Time; Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York at 9:00 a.m. New York City time on the third business day after all of the conditions set forth in Article VII have been satisfied or, subject to applicable law, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) in accordance with this Agreement or (ii) at such other place and time and/or on such other date as Parent and the Company may agree in writing (the "Closing Date"). Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the DGCL and the DLLCA. The term "Effective Time" means the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed by the parties hereto and specified in the Certificate of Merger).

     SECTION 1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, without further act or deed, all the property, rights, immunities, privileges, powers, franchises and licenses of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

     SECTION 1.04 Certificate of Incorporation; By-laws.

     (a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety as set forth in Exhibit A hereto, and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by the DGCL.

     (b) By-laws. At the Effective Time, the By-laws of the Company as in effect immediately prior to the Effective Time shall be amended so as to read in their entirety as set forth in Exhibit B hereto, and as so amended shall be the By-laws of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by the DGCL and the Certificate of Incorporation of the Surviving Corporation.

     SECTION 1.05 Directors and Officers.

     (a) Directors. From and after the Effective Time, the directors of the Company shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, the DGCL and this Agreement.

     (b) Officers. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in

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accordance with the Certificate of Incorporation and By-laws of the Surviving
Corporation, the DGCL and this Agreement.

     SECTION 1.06 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Company or its Subsidiaries, or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company to take any and all such action.

     SECTION 1.07 Change in Structure. Parent may, at any time prior to the mailing of the Proxy Statement to the stockholders of the Company, change the method of effecting the combination with the Company to substitute a direct or indirect Delaware corporate subsidiary of Parent for Chauchat L.L.C., in which case (i) all references to Merger Sub in this Agreement shall be deemed to refer to such subsidiary and all references to Merger Sub being a limited liability company shall be deemed to refer to Merger Sub being a corporation, (ii) all references to Merger Sub Units shall be deemed to refer to the common stock of such subsidiary, and (iii) all references to the DLLCA shall be disregarded; provided, that no such change shall alter or change in any way the consideration to be issued to holders of Company Common Stock or the holders of Options or Restricted Shares or impede or delay consummation of the Merger.

                                   ARTICLE II

          CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES; DEPOSIT;
                              DISCLOSURE SCHEDULES

     SECTION 2.01 Effect on Capital Stock and LLC Interests. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Common Shares or any limited liability company interests of Merger Sub (the "Merger Sub Units"):

          (a) Cancellation of Merger Sub Units. All of the Merger Sub Units issued and outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist without any consideration payable therefor.

          (b) Cancellation of Company Owned Stock. All shares of Company Common Stock and Class A Common Stock (if any) that are held in the treasury of the Company or by any wholly owned Subsidiary of the Company (other than Company Common Shares owned, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary or custodial capacity that are beneficially owned by third parties ("Fiduciary Shares") and other than any Company Common Shares held in respect of a debt previously contracted) shall be canceled and shall cease to exist without any consideration payable therefor.

          (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares, if applicable, and (ii) shares of Company Common Stock referred to in Section 2.01(b)), shall be converted into the right to receive from the Surviving Corporation $35.00 in cash (the "Merger Consideration") without interest thereon upon surrender of the certificate previously representing such share of Company Common Stock as provided in
     Section 2.02(c). As of the Effective Time, all shares of Company Common Stock (other than (i) Dissenting Shares, if applicable, and (ii) shares of Company Common Stock referred to in Section 2.01(b)) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (a "Certificate") which immediately prior to the Effective Time represented any such share of Company Common Stock (other than Certificates representing (i) Dissenting Shares, if applicable, and
     (ii) shares of Company Common Stock referred to in Section 2.01(b)) shall cease to

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     have any rights with respect thereto, except the right to receive the
     Merger Consideration and any dividends or other distributions to which holders become entitled in accordance with this Article II upon the surrender of such Certificate.

          (d) Treatment of Class A Common Stock. Each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Class A Common Stock to be canceled pursuant to Section 2.01(b)) shall remain issued and outstanding as Class A Common Stock of the Surviving Corporation, which shall have the terms and conditions specified in the Certificate of Incorporation of the Surviving Corporation set forth in Exhibit A hereto.

     SECTION 2.02. Exchange Procedures. (a) At and after the Effective Time, each Certificate formerly representing shares of Company Common Stock shall (except as specifically set forth in Section 2.01 and subject to applicable law in the case of Dissenting Shares) represent only the right to receive the Merger Consideration, without interest.

     (b) At or prior to the Effective Time, Parent shall or shall cause Merger Sub to deposit, or cause to be deposited, with a bank or trust company reasonably satisfactory to the Company (it being understood that an affiliate of Parent or the Company is reasonably satisfactory to the Company) (the "Paying Agent"), for the benefit of the holders of the Certificates, funds in the aggregate amount to be paid pursuant to this Article II in exchange for outstanding shares of Company Common Stock. Any cash deposited with the Paying Agent shall hereinafter be referred to as the Exchange Fund.

     (c) As promptly as practicable after the Effective Time, the Surviving Corporation shall send or cause to be sent to each holder of record of shares of Company Common Stock (other than shares that are not to be canceled in exchange for Merger Consideration pursuant to Section 2.01(c)) immediately prior to the Effective Time transmittal materials for use in exchanging Certificates for the Merger Consideration. The Surviving Corporation shall cause any check in respect of the Merger Consideration (together with any dividends or other distributions to which holders become entitled in accordance with this Article II upon surrender of such Certificate) which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Paying Agent of Certificates formerly representing such shares of Company Common Stock (or indemnity reasonably satisfactory to the Surviving Corporation and the Paying Agent, if any of such Certificates are lost, stolen or destroyed) owned by such stockholder. In the event of a transfer of ownership of the shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest will be paid on any such cash to be paid pursuant to this Article II upon such delivery. The Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of Certificates such amounts (if any) as the Surviving Corporation determines are required to be deducted or withheld under the Code, or any provision of United States, state or local tax law or any foreign tax law applicable as a result of the residence, location, domicile or other facts relating to the stockholder. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Certificates.

     (d) Subject to Section 2.04, at the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive any dividend or other distribution with respect to the Company Common Stock with a record date occurring prior to the Effective Time (including any Pro Rata Dividend) and the Merger Consideration. From and after the Effective Time, there shall be no transfers on the stock transfer records of the Company of any shares of the Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.02 together with any dividends or other distributions

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to which the holder becomes entitled in accordance with this Article II upon the surrender of such Certificates.

     (e) Any funds (including any interest with respect thereto) which have been made available to the Paying Agent and that remain unclaimed by the former stockholders of the Company for twelve months after the Effective Time shall be paid to the Surviving Corporation. Any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent for payment of the Merger Consideration in respect of each share of Company Common Stock formerly held by such stockholder as determined pursuant to this Agreement, in each case, without any interest thereon. Any Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Paying Agent, Parent, the Company, Merger Sub or the Surviving Corporation shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the Surviving Corporation or Parent, as the case may be, the posting by such person of a bond in such amount as the Paying Agent, the Surviving Corporation or Parent, as the case may be, may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent, the Surviving Corporation or Parent, as the case may be, shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof pursuant to this Agreement and any dividends or other distributions to which holders become entitled in accordance with this Article II upon the surrender of such Certificate.

     (g) Any portion of the Merger Consideration made available to the Paying Agent pursuant to this Section 2.02 to pay for shares of Company Common Stock for which appraisal rights have been perfected in accordance with Section 262 of the DGCL shall be returned to the Surviving Corporation upon demand.

     (h) The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; provided, that in the case of any losses incurred in the Exchange Fund as a result of such investments, Parent shall, or shall cause the Surviving Corporation, to take all actions necessary (including by depositing additional cash) to ensure that the Exchange Fund includes cash sufficient to satisfy the obligations of Parent and the Surviving Corporation to pay the Merger Consideration payable pursuant to this Article II and any dividends or other distributions to which holders become entitled in accordance with this Article II upon the surrender of Certificates. Any interest and other income resulting from such investments shall be paid to or at the direction of the Surviving Corporation.

     SECTION 2.03. Company Stock Options; Company Restricted Stock; Plans.

     (a) Stock Options. At the Effective Time, each option (and any stock appreciation rights associated therewith) to purchase a share of Company Common Stock (an "Option" and, collectively, the "Options") outstanding and unexercised as of the Effective Time granted pursuant to the 1998 Stock Incentive Plan (as amended), the Stock Incentive Plan (as amended), the California Community Bancshares Corporation 1993 Stock Option Plan, the Continental Pacific Bank 1990 Amended Stock Option Plan, the SierraWest Bancorp 1996 Stock Option Plan (as amended), the Sierra Tahoe Bancorp 1988 Stock Option Plan (as amended) and any other equity-based plans or agreements of or with the Company or any of its Subsidiaries providing for the granting of options with respect to Company Common Stock (collectively, the "Company Stock Option Plans") shall be canceled, whether or not then exercisable or vested, and shall represent the right to receive the following consideration in settlement thereof. Each Option shall vest as a result of the Merger and shall become exercisable at or immediately prior to the Effective Time. The Surviving Corporation (or any trust that is adopted in connection with any such Company Stock Option Plan) shall pay to the holder of any Option the excess (rounded to the nearest $0.01), if any, of the Merger Consideration over such Option's exercise price (the "Option Spread") as soon as practicable after the Effective Time. All payments made

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pursuant to this Section 2.03(a) shall be reduced by all applicable withholding taxes and other similar charges.

     (b) Restricted Shares. At the Effective Time, each share of restricted stock (a "Restricted Share" and, collectively, the "Restricted Shares") outstanding as of the Effective Time issued pursuant to a Company Stock Option Plan, the Incentive Plan for Key Executives (as amended) or any other equity-based plans or agreements of or with the Company or any of its Subsidiaries providing for the granting of restricted stock awards with respect to Company Common Stock (collectively, the "Company Equity Plans" and together with the Company Stock Option Plans, the "Company Stock Plans"), to the extent not already vested, shall vest and shall represent the right to receive the following consideration in settlement thereof. The Surviving Corporation (or any trust that is adopted in connection with any such Company Equity Plan) shall pay to the holder of a Restricted Share the Merger Consideration as soon as practicable after the Effective Time. All payments made pursuant to this Section 2.03(b) shall be reduced by all applicable withholding taxes and other similar charges.

     (c) As of the Effective Time, the Company shall use its reasonable best efforts, in consultation with Parent, to remove, or cause to be removed from each and every plan, program, agreement or arrangement any right of any participant thereunder to invest in, or receive a distribution in, Company Common Stock.

     SECTION 2.04. Shares of Dissenting Stockholders. (a) Notwithstanding anything in this Agreement to the contrary, any shares (the "Dissenting Shares") of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who properly demands appraisal of such Dissenting Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL, shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to appraisal under the DGCL, and instead shall be entitled to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of Section 262 of the DGCL. If, after the Effective Time, any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder's Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest, the Merger Consideration, in accordance with Section 2.01 (together with any dividends or other distributions to which holders of Certificates become entitled in accordance with this Article II upon the surrender of such Certificates).

     (b) The Company shall give Merger Sub and Parent (i) prompt notice of any notices or demands (or withdrawals of notices or demands) for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without prior written consent of Merger Sub and Parent, make any payments, or settle, offer to settle or otherwise negotiate, with respect to any such demands.

     (c) Dissenting Shares, if any, after payments of fair value in respect thereof have been made to the holders thereof pursuant to the DGCL, shall be canceled.

     SECTION 2.05. Adjustment of Merger Consideration. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares of a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration and any other number or amount which is based upon the number of shares of Company Common Stock shall be appropriately adjusted.

     SECTION 2.06. Disclosure Schedules. (a) Prior to the execution and delivery of this Agreement, the Company has delivered to Parent and Merger Sub, and Parent and Merger Sub have delivered to the Company, a schedule (in the case of the Company, the "Company Disclosure Schedule," and, in the case of Parent and Merger Sub, the "Parent Disclosure Schedule") setting forth, among other things, in each case with respect to specified sections of this Agreement, items the disclosure of which is necessary or appropriate

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either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Article III, in the case of the Company, or Article IV, in the case of Parent and Merger Sub, or to one or more of such party's covenants contained in Article V; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 2.06(b), and (ii) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect with respect to the Company or Parent, respectively. Matters disclosed in any particular section of a Disclosure Schedule shall be deemed to have been disclosed in any other section with respect to which such matter is relevant so long as the relevance of such disclosure is readily apparent.

     (b) No representation of the Company contained in Article III (other than Section 3.02, which shall be true in all meaningful respects, and Section 3.10(a)) or of Parent or Merger Sub contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of the Company, or Article IV, in the case of Parent or Merger Sub, has had or would be reasonably likely to have a Material Adverse Effect with respect to the Company or Parent, respectively. For all purposes of determining whether any facts or events contravening a representation or warranty contained herein constitute, individually or in the aggregate, a Material Adverse Effect, representations and warranties contained in Article III (other than Section 3.10(a)) or IV shall be read without regard to any reference to materiality or to Material Adverse Effect set forth therein.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the Company Disclosure Schedule, the Company hereby represents and warrants to each of Parent and Merger Sub as follows:

     SECTION 3.01. Corporate Organization. (a) The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Company and each of its Subsidiaries has the corporate or other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

     (b) All of the outstanding shares of capital stock or other securities evidencing ownership of the Company's Subsidiaries are validly issued, fully paid and (except as otherwise required by law) non-assessable and, except as set forth in Section 3.01(b) of the Company Disclosure Schedule, such shares or other securities are owned by the Company or its wholly owned Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest (a "Lien") with respect thereto. The Company Disclosure Schedule sets forth a list of all persons deemed to be a Subsidiary of the Company or any of its Subsidiaries within the meaning of the BHCA together with each such entity's jurisdiction of organization.

     SECTION 3.02. Capitalization. The authorized capital stock of the Company consists solely of (a) 400,000,000 shares of Company Common Stock, of which 68,635,656 shares (including 29,778 Restricted Shares) were outstanding as of May 2, 2001; (b) 150,000,000 shares of Class A Common Stock, of which 56,074,874 are outstanding as of the date hereof; and (c) 50,000,000 shares of Company Preferred Stock, none of which are outstanding as of the date hereof. As of May 2, 2001, 2,421,106 shares of Company

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Common Stock, no shares of Class A Common Stock and no shares of Company
Preferred Stock were held in the Company's treasury. As of May 2, 2001, no shares of Company Common Stock or Class A Common Stock were reserved for issuance, except for 8,605,476 shares of the Company Common Stock reserved for issuance in connection with the Company Stock Option Plans and except for 56,074,874 shares of Company Common Stock reserved for issuance upon conversion of Class A Common Stock. All of the issued and outstanding shares of Company Common Stock and Class A Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of May 2, 2001, 5,180,806 shares of Company Common Stock were subject to outstanding Options. There are not any bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on matters on which holders of Company Common Stock may vote ("Voting Debt"). Except as set forth above and except as provided in this Agreement, there are not any options, warrants, rights, scrip, rights to subscribe to, calls, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible into or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any of its Subsidiaries or any Voting Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, right, scrip, call, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. Except as set forth in Section 3.02 of the Company Disclosure Schedule, since May 2, 2001, the Company has not (i) issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than shares of Company Common Stock issued upon the exercise, settlement or conversion of Options, outstanding as of such date or
(ii) taken any actions which would cause an antidilution adjustment under any outstanding Options. Except as set forth in Section 3.02 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire, or to register for sale, any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. Except as set forth in
Section 3.02 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to vote or to dispose of any shares of the capital stock of any of its Subsidiaries.

     SECTION 3.03 Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the requisite vote of holders of Company Common Shares and the filing and recordation of appropriate merger documents under applicable law, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action and no other corporate proceedings on the part of the Company (other than the Company Stockholder Approval (as defined below) and the filing and recordation of appropriate merger documents as required by the DGCL and the DLLCA) are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Merger, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation, By-laws or other organizational documents of the Company or any of its Subsidiaries or (ii) assuming that the consents and approvals and waiting periods referred to in Section 3.04 are duly obtained or satisfied, violate any statute (including Section 203 of the DGCL), code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or violate, conflict with,

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result in a breach of any provision of or the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects, upon notice or lapse of time, or both) upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, permit, concession, franchise, or other instrument, ("Contract") to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected.

     (c) The only vote of holders of any class or series of the Company's capital stock necessary to adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding Company Common Shares, voting together as a single class (the "Company Stockholder Approval").

     SECTION 3.04. Consents and Approvals. Except for (a) the requisite filings with, notices to and approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHCA, (b) the filing of any required applications or notices with the California State Banking Department and Oregon, Washington, Idaho, Nevada, New Mexico and Hawaii banking authorities, (c) the filing with the U.S. Securities and Exchange Commission (the "SEC") of the Proxy Statement in definitive form, (d) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of supranational, federal, state and foreign laws (including, without limitation, securities and insurance laws) relating to the regulation of broker-dealers, futures commission merchants, commodities trading advisors, commodities pool operators, investment advisers and insurance agencies and any applicable domestic or foreign industry self-regulatory organization or stock exchange ("SRO"), and the rules of the New York Stock Exchange (the "NYSE"), (f) the Company Stockholder Approval, (g) the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or any consents, authorizations, approvals, filings or exemptions required by any other applicable antitrust law or merger regulation,
(h) such additional consents and approvals set forth in Section 3.04 of the Company Disclosure Schedule, and (i) consents, authorizations, approvals, filings and registrations the failure of which to obtain or make would not be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect with respect to the Company, no consents, authorizations or approvals of or filings or registrations with any supranational, federal, state, local or foreign court, administrative agency or commission or other governmental or regulatory authority or instrumentality (each a "Governmental Entity") or of or with any other person by or on behalf of the Company, are necessary in connection with the execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby.

     SECTION 3.05. Reports. (a) The Company and each of its Subsidiaries have filed all material reports, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1999 with (a) the SEC, (b) any SRO and
(c) any other federal, state, local or foreign governmental or regulatory agency or authority (collectively with the SEC and the SROs, "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 1999.

     (b) Presentation materials and reports prepared by or under the direction of management of the Company and distributed or made available to the members of the Board of Directors of the Company since January 1, 1999 and prior to the date hereof were, taking into account the subject matter and purpose thereof, complete and accurate in all material respects and, except to the extent superseded by materials made available to the directors of the Company prior to the date hereof, did not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the

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statements therein, in light of the circumstances in which they were made (and other information generally available to the directors), not misleading.

     SECTION 3.06. Financial Statements. The Company has previously made available to Parent copies of (a) the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1999 and December 31, 2000, (b) the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1998 through 2000, inclusive, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of the Company's independent public accountants, and (c) the unaudited consolidated balance sheets of the Company at March 31, 2000 and March 31, 2001 and related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three month periods then ended to be included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001. The financial statements referred to in the preceding sentence (including the related notes, where applicable) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, and any financial statements filed by the Company with the SEC under the Exchange Act after the date of this Agreement (including the related notes, where applicable) will fairly present in all material respects (including the related notes, where applicable) (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply (and, in the case of the financial statements filed after the date of this Agreement, will comply) in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared (and, in the case of the financial statements filed after the date of this Agreement, will be prepared) in all material respects in accordance with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC.

     SECTION 3.07. Company Action. (a) The Special Committee (i) has been duly authorized and constituted and (ii) at a meeting duly called and held has (A) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and the holders of Company Common Stock and (B) recommended that this Agreement and the transactions contemplated hereby should be approved and adopted by the Board of Directors of the Company and that the Board of Directors of the Company recommend that the holders of Company Common Stock adopt this Agreement.

     (b) The Board of Directors of the Company (at a meeting duly called and held) has by the requisite vote of directors under the DGCL, the Standstill Agreement and the Company's Certificate of Incorporation and By-Laws (i) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, and (ii) subject to Sections 6.01(a) and 6.04 hereof, resolved to recommend that the holders of Company Common Stock adopt this Agreement.

     SECTION 3.08. Opinion of Financial Advisor. The Special Committee and the Board of Directors of the Company have received the opinion, dated as of the date hereof, of Goldman, Sachs & Co. (the "Special Committee Financial Advisor"), to the effect that, as of the date thereof, and subject to the matters set forth therein, the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view.

     SECTION 3.09. Broker's Fees. Neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or the other transactions contemplated hereby, except that the Company has retained the Special Committee Financial Advisor, pursuant to compensation arrangements which have been disclosed in writing to Parent prior to the date of this Agreement.

     SECTION 3.10. Absence of Certain Changes or Events. (a) Except as disclosed in the Company Reports (as defined in Section 3.14) filed prior to the date of this Agreement, since December 31, 2000, no event has occurred and no fact or circumstance has come to exist or come to be known which, directly or indirectly, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Article III or otherwise), has had, or is reasonably likely to have, a Material Adverse Effect with respect to the Company.

     (b) As of the date of this Agreement, except as disclosed in the Company Reports filed prior to the date hereof or as set forth in Section 3.10 of the Company Disclosure Schedule, since December 31, 2000, the Company and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby) and, except insofar as required by a change in GAAP or applicable regulatory accounting, there has not been any material change in accounting methods, principles or practices by the Company or any of its Subsidiaries.

     SECTION 3.11. Legal Proceedings. (a) Except as disclosed in Company Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature ("Claims and Proceedings") (i) against the Company or, to the Knowledge of the Company, any of its Subsidiaries or (ii) as of May 6, 2001, for which, to the Knowledge of the Company, the Company or any of its Subsidiaries has a material obligation to indemnify any person.

     (b) There is no injunction, order, judgment or decree imposed upon the Company or, to the Knowledge of the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

     SECTION 3.12. Tax Matters. (a) The Company and each of its Subsidiaries has duly filed all Tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and such returns and reports are true, correct and complete in all material respects. The Company and each of its Subsidiaries have paid (or the Company has paid on their behalf) all Taxes that are shown as due on such filed returns and have made provision in their financial statements (in accordance with GAAP) for all Taxes for current periods for which the Company or any of its Subsidiaries has not yet filed Tax returns.

     (b) As used in this Agreement, the term "Taxes" includes all federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including, without limitation, obligations for withholding Taxes from payments due or made to any other person and any interest, penalties or additions to tax.

     SECTION 3.13. Employee Benefit Plans; ERISA.  (a) Except as set forth in
Section 3.13(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries maintain or contribute to, or have any obligation to contribute to, or have any liability, direct or indirect, contingent or otherwise (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) with respect to, any material employment, consulting, severance pay, termination pay, retirement, deferred compensation, retention or change in control plan, program, arrangement, agreement or commitment, or an executive compensation, incentive bonus or other bonus, pension, stock option, restricted stock or equity-based, profit sharing, savings, life, health, disability, accident, medical, insurance, vacation, or other employee benefit plan, program, arrangement, agreement, fund or commitment, including any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") providing benefits to any current or former employee, consultant or director of the Company or any of its Subsidiaries or any current or former employee, consultant or director of any entity with respect to which the Company or its Subsidiaries is a successor (including, without limitation, (i) any written promise or commitment, whether legally binding or not, to create any new or modify any existing Company Benefit Plan that would reasonably be expected to materially increase the benefits provided to any employee or former employee, consultant or director of the Company or any Subsidiary thereof, and (ii) any obligation to provide health, life insurance, or death benefits with respect to current or former employees, consultants or directors of the Company or any of its Subsidiaries beyond their termination of employment or service) (collectively the

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"Company Benefit Plans"). True and complete copies of each Company Benefit Plan, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, all amendments thereto and the most recent determination letters issued by the Internal Revenue Service, all government and regulatory approvals received from any foreign Regulatory Agency, the most recent summary plan descriptions (including any material modifications) and the most recent audited financial reports for any funded Company Benefit Plan have been supplied or made available to Parent, including by way of documents filed with the SEC.

     (b) Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, with respect to each Company Benefit Plan that is not a multiemployer plan (within the meaning of Section 3(2) of ERISA): (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code such plan has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances likely to result in revocation of such favorable determination or such qualification; (ii) it has been operated and administered in all material respects in compliance with its terms and all applicable laws and regulations (including but not limited to ERISA, the Code and any relevant foreign laws and regulations); (iii) there are no material pending or, to the Knowledge of the Company, threatened claims against, by or on behalf of any Company Benefit Plans (other than routine claims for benefits); and (iv) all contributions, premiums and expenses to or in respect of such Company Benefit Plan have been timely paid in full or, to the extent not yet due, have been accrued on the Company's consolidated financial statements, except for any failures to make or accrue such contributions, premiums and expenses that, individually or in the aggregate, would not reasonably be expected to result in any material liability to the Company.

     (c) With respect to each Company Benefit Plan, neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur, either directly or by reason of their affiliation with any "ERISA Affiliate" (defined as any organization which is a member of a controlled group of organizations with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code), any material liability under Title IV of ERISA, and neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur, either directly or by reason of their affiliation with any ERISA Affiliate, any material liability under Sections 412 or 4971 of the Code.

     (d) With respect to each "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA), no such plan is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) or a "multiple employer plan" (within the meaning of Section 413(c) of the Code).

     (e) Except as set forth in Section 3.13(e) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise), will not
(i) entitle any current or former employee, consultant or director of the Company or any Subsidiary or any group of such employees, consultants or directors to any payment; (ii) increase the amount of compensation due to any such employee, consultant or director; (iii) accelerate the vesting or funding of any compensation, stock incentive or other benefit; or (iv) be reasonably expected to result in the payment of any "parachute payment" under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered), except for any such parachute payments that are not reasonably expected to result in any material liability to the Company or in a loss of a material deduction in respect of such payments.

     (f) Except as set forth in Section 3.13(f) of the Company Disclosure Schedule, to the Knowledge of the Company, no Company Benefit Plan, or Company or any Subsidiary, is under audit or is the subject of an audit or investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (the "PBGC") or any other federal or state governmental agency, nor is any such audit or investigation pending or threatened.

     (g) Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, neither the Company nor any Subsidiary maintains any plan, program or arrangement or is a party to any contract that provides any benefits or provides for payments to any person in, based on or measured by the value of, any equity security of, or interest in, the Company or any Subsidiary.

     SECTION 3.14. SEC Reports. No final registration statement, prospectus, report, schedule or definitive proxy statement filed since January 1, 1999 by the Company or any of its Subsidiaries with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Company Reports"), or communication mailed by the Company to its stockholders since January 1, 1999, as of the date of filing or mailing, as the case may be, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but filed before the date hereof) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     SECTION 3.15. Licenses; Compliance with Applicable Law. The Company and each of its Subsidiaries hold all licenses, franchises, permits and authorizations which are material to the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in material default under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, and, except as disclosed in the Company Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above.

     SECTION 3.16. Certain Contracts. Except as set forth in Section 3.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (a) as of the date hereof, with respect to the employment, termination or compensation of any directors, executive officers, key employees or material consultants (other than oral contracts of employment at will which may be terminated without penalty and other than those contracts which do not and, insofar as reasonably can be expected, in the future will not, have a Material Adverse Effect with respect to the Company), (b) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that has not been filed with or incorporated by reference in the Company Reports or (c) which contains any material non-compete or exclusivity provisions with respect to any business or geographic area in which the Company or any of its affiliates conducts business or which restricts the conduct of any business by the Company or any of its affiliates in any geographic area or requires exclusive referrals of any business. The Company has previously made available to Parent true and correct copies of all employment, termination and compensation agreements (including deferred compensation) with executive officers, key employees or material consultants which are in writing and to which the Company or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.16, whether or not set forth in Section 3.16 of the Company Disclosure Schedule, is referred to herein as a "Company Contract", and neither the Company nor any of its Subsidiaries has Knowledge of, or has received notice of, any violation of any Company Contract by any of the other parties thereto.

     SECTION 3.17. Agreements with Regulatory Agencies.  Except as set forth in
Section 3.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from or has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Entity, that materially restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a "Company Regulatory Agreement"), nor has the Company or any of its Subsidiaries been advised since January 1, 1999 by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Company Regulatory Agreement.

     SECTION 3.18. Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against in the financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 or in the unaudited financial statements referred to in clause (c) of Section 3.06, liabilities identified in Section 3.18 of the Company Disclosure Schedule and liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2000, neither the Company nor

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

any of its Subsidiaries has incurred any liability of any nature required by GAAP to be reflected in a balance sheet prepared in accordance with GAAP.

     SECTION 3.19. Environmental Matters. Except as set forth in Section 3.19 of the Company Disclosure Schedule or in the Company Reports filed prior to the date of this Agreement, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protections, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the "Environmental Laws"), pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries. To the Knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation. To the Knowledge of the Company, during or prior to the period of (i) its or any of its Subsidiaries' ownership or operation of any of their respective properties, (ii) its or any of its Subsidiaries' participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened release of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any material liability or obligation pursuant to or under any Environmental Law.

     SECTION 3.20. Transactions with Affiliates. Except as disclosed in the Company Reports filed prior to the date hereof, during the year ended December 31, 2000 there were no transactions, agreements or arrangements between the Company or any of its Subsidiaries, on the one hand, and the Company's affiliates (other than Subsidiaries of the Company and Parent or persons that are also Subsidiaries or affiliates of Parent) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. Since January 1, 2001 through the date hereof, there have been no such transactions, agreements or arrangements except in amounts and of types consistent with those that occurred during 2000.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Except as disclosed in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

     SECTION 4.01. Corporate Organization. Parent is a societe anonyme or limited liability banking corporation duly organized and validly existing under the laws of the Republic of France. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and all of the outstanding Merger Sub Units are owned directly or indirectly by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby, will conduct its operations only as contemplated hereby and will engage in no other business activities other than activities conducted in furtherance of the transactions contemplated hereby; provided, however, that Merger Sub may incur indebtedness that does not contravene any other provision hereof, including Section 4.04. Parent has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business (to the extent the concept of "qualification to do business" exists) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Merger Sub has the limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

     SECTION 4.02. Authority; No Violation. (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. Merger Sub has full limited liability company power and authority to enter into and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby.

     (b) The consummation of the Merger and the other transactions contemplated hereby has been duly and validly approved by a duly authorized committee of the Board of Directors of Parent, and by the holder of all of the outstanding Merger Sub Units. No other corporate proceedings on the part of Parent and no vote of Parent's stockholders are necessary to consummate the transactions contemplated hereby.

     (c) The execution and delivery of this Agreement by Parent and Merger Sub has been duly and validly authorized in accordance with applicable law and duly and validly approved by all necessary action and no other proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

     (d) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the Merger, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) violate any applicable law or the memorandum and articles of association, certificate of incorporation, bylaws or other organizational documents of Parent or Merger Sub, as applicable, or (ii) assuming that the consents and approvals and waiting periods referred to in Section 4.03 are duly obtained or satisfied, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, or violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results upon notice, or lapse of time or both) upon any of the respective properties or assets of Parent, Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

     SECTION 4.03. Consents and Approvals. Except for (a) the requisite filings with, notices to and approval of the Federal Reserve Board under the BHCA, (b) the filing of any required applications or notices with the California State Banking Department and Oregon, Washington, Idaho, Nevada, New Mexico and Hawaii banking authorities, (c) the filing with the SEC of the Proxy Statement in definitive form, (d) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of supranational, federal, state, local and foreign laws (including, without limitation, securities and insurance laws) relating to the regulation of broker-dealers, investment advisers and insurance agencies and any applicable SRO, and the rules of the NYSE and the ParisBourse(SBF) S.A., (f) the Company Stockholder Approval, (g) the expiration of any applicable waiting period under the HSR Act or any consents, authorizations, approvals, filings or exemptions required by any other applicable antitrust law or merger regulation, (h) such additional consents and approvals set forth in Section 4.03 of the Parent Disclosure Schedule, and (i) consents, authorizations, approvals, filings and registrations the failure of which to obtain or make would not be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect with respect to Parent, no consents, authorizations or approvals of or filings or registrations with any Governmental Entity or, of or with any other person by or on behalf of Parent or Merger Sub, are necessary in connection with the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger.

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

     SECTION 4.04. Financing. Parent has or has access to, and will make available to Merger Sub on or prior to the Closing Date, all the funds necessary to perform its obligations under this Agreement, including consummating the transactions contemplated by this Agreement on the terms contemplated hereby and paying of all of its fees and expenses relating to such transactions.

     SECTION 4.05. Litigation; Regulatory Action. (a) No litigation, claim or other proceeding before any court or governmental agency is pending against Parent or, to its Knowledge, any of its Subsidiaries and, to its Knowledge, no such litigation, claim or other proceeding has been threatened, in each case that would or would reasonably be expected to have a Material Adverse Effect on Parent.

     (b) Neither Parent nor, to its Knowledge, any of its Subsidiaries or properties, is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter of similar submission to, or extraordinary supervisory letter from or has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Entity (each a "Parent Regulatory Agreement").

     (c) Neither Parent nor, to its Knowledge, any of its Subsidiaries, has been advised by any Regulatory Agency that such Regulatory Agency or any other Governmental Agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Parent Regulatory Agreement.

     SECTION 4.06. Absence of Certain Changes. Except as disclosed in writing to the Company prior to the date hereof, since December 31, 2000, (i) Parent and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with past practice and (ii) no event has occurred and no fact or circumstance has come to exist or come to be known which, directly or indirectly, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Article IV or otherwise), has had, or is reasonably expected to have a Material Adverse Effect with respect to Parent.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.01. Conduct of Business Prior to the Effective Time. During the period from and including the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, the Company shall, and shall cause its Subsidiaries to, (a) conduct their business only in the usual, regular and ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact their business organization, employees and advantageous business relationships and retain the services of their key officers and key employees, (c) take no intentional action which would adversely affect or delay in any material respect the ability of Parent, Merger Sub or the Company to obtain any Requisite Regulatory Approvals and (d) use commercially reasonable best efforts to obtain any third party approvals that are necessary or appropriate for the Surviving Corporation to conduct the business of the Company and its Subsidiaries as currently conducted following the Effective Time.

     SECTION 5.02. Forbearances of the Company. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.02 of the Company Disclosure Schedule or except as expressly contemplated or permitted by this Agreement, the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Parent (which, except in the case of clause (b), shall not be unreasonably withheld or delayed):

          (a) other than in the ordinary course of business consistent with past practice, incur (i) any long-term indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the long-term indebtedness of any other person (other than deposits and similar liabilities, indebtedness of the Company's Subsidiaries to the Company or any of its wholly owned Subsidiaries and indebtedness under existing lines of credit and renewals or extensions thereof), or (ii) any capital expenditures, obligations or liabilities;

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          (b)(i) adjust, split, combine or reclassify any capital stock; (ii)
     make, declare or pay any dividend (except (A) regular annual or quarterly cash dividends (with record and payment dates consistent with past practice) at a rate not in excess of $0.19 per Company Common Share per quarter; (B) if the Effective Time is scheduled to occur on a date other than a date the Board of Directors of the Company would normally establish as a record date for a regular quarterly cash dividend, a dividend (1) with a record date immediately prior to the Effective Time and (2) at a rate per Company Common Share not in excess of the product (rounded to the nearest $0.0001) of (x) the number of days that have or are scheduled to elapse from (but excluding) the record date for the last regular quarterly dividend paid by the Company to (but excluding) the date on which the Effective Time occurs and (y) $0.00208219 (a "Pro Rata Dividend"); provided, that the Company shall consult with Parent to determine the appropriate number of days to take into account in calculating any Pro Rata Dividend; and (C) dividends paid in the ordinary course of business by any wholly owned Subsidiary of the Company) or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; (iii) grant any additional Options or Restricted Shares or grant any person any right to acquire any shares of its capital stock or any right the value of which is based on the value of shares of its capital stock, (iv) issue any additional shares of capital stock, other than with respect to the exercise, conversion or settlement of Options or Restricted Shares granted prior to the date hereof pursuant to the Company Stock Plans and issuances by a wholly owned Subsidiary of the Company of its capital stock to the Company; or (v) enter into any agreement, understanding or arrangement with respect to the voting of its capital stock;

          (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets, including, without limitation, capital stock in any Significant Subsidiaries of the Company, to any person other than a direct or indirect wholly owned Subsidiary, or cancel or release any material indebtedness to any such person or any claims held by any such person, except (i) internal reorganizations, liquidations or consolidations involving existing Subsidiaries of the Company, (ii) subject to Section 6.02(c), as may be required by law to consummate the transactions contemplated hereby, (iii) other activities in the ordinary course of business consistent with past practice or (iv) pursuant to contracts or agreements in force at the date of this Agreement;

          (d) except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation, limited partnership or other entity other than a wholly owned Subsidiary; provided, however, that the foregoing shall not prohibit (A) internal reorganizations, liquidations or consolidations involving existing Subsidiaries or (B) foreclosures and other debt-previously-contracted acquisitions in the ordinary course of business;

          (e) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material lease, contract or agreement, or make any material change in any of its material leases, contracts or agreements, other than renewals of leases, contracts or agreements without material changes of terms;

          (f) other than in the ordinary course of business consistent with past practice or as required by law or contracts in effect as of the date hereof set forth in Section 3.13 or Section 5.02 of the Company Disclosure Schedule, increase in any manner the wages, salaries, compensation, pension or other fringe benefits or perquisites of any current or former employees, consultants or directors of the Company or any of its Subsidiaries, or vest, fund or pay any pension or retirement allowance other than as required by any existing Company Benefit Plans disclosed in the Company Disclosure Schedule to any such current or former employees, consultants or directors or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment, severance, consulting, retention, change in control, termination, deferred compensation or incentive pay agreement with or for the benefit of any current or former employee, consultant or director or, except as expressly contemplated by this Agreement, accelerate the vesting, funding or payment of any compensation payment or benefit

     (except pursuant to the mandatory terms of existing plans or agreements disclosed on the Company Disclosure Schedule);

          (g) settle any material claim, action or proceeding involving money damages or waive or release any material rights or claims, except in the ordinary course of business consistent with past practice;

          (h) change its methods of accounting in effect at December 31, 2000, except as required by changes in GAAP, or change any of its methods of reporting material items of income and deductions for Tax purposes from those employed in the preparation of the Tax returns of the Company for the taxable years ending December 31, 2000 and 1999, except as required by changes in law or regulation or as set forth in the Company Disclosure Schedule;

          (i) adopt or implement any amendment to its articles or certificate of incorporation, articles of association, bylaws (or similar documents) or any plan of consolidation, merger or reorganization other than in accordance with the provisions of this Agreement;

          (j) take any intentional action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in
     Article VII not being satisfied, except, in every case, as may be required by applicable law, regulation or safe and sound banking practices; or

          (k) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.02.

     SECTION 5.03. Covenants of Parent. During the period from and including the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement, Parent shall, and shall cause its Subsidiaries to, (a) not take, or agree to, or make any commitment to take, any action, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except, in every case, as may be required by applicable law, regulation or safe and sound banking practices, (b) take no intentional action which would adversely affect or delay in any material respect, the ability of Parent, Merger Sub or the Company to obtain any Requisite Regulatory Approval and (c) use its reasonable best efforts to obtain any third party approvals that are necessary or appropriate for the Surviving Corporation to conduct the business of the Company and its Subsidiaries as currently conducted following the Effective Time.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01. Stockholders' Meeting.  (a) Subject to the provisions of
Section 6.04 and Section 8.01, the Company shall, consistent with applicable law, call and hold a meeting of its stockholders (the "Company Meeting") as promptly as practicable following the date hereof for the purpose of voting upon the adoption of this Agreement. The Company, through its Board of Directors, shall recommend to its stockholders adoption of this Agreement, which recommendation shall be contained in the Proxy Statement (as defined below); provided, however, that the Board of Directors of the Company (acting upon the recommendation of the Special Committee) may withdraw, modify or change its recommendation to the stockholders of the Company if the Board of Directors of the Company (acting upon the recommendation of the Special Committee) determines in good faith, following consultation with its outside counsel as to legal matters, that failure to do so would be reasonably likely to constitute or result in a breach of its fiduciary duties under applicable law. The Company shall use reasonable best efforts to solicit from the holders of shares of Company Common Stock proxies in favor of the adoption of this Agreement, and shall take all other action reasonably necessary or advisable to secure the vote or consent of such holders required by the DGCL unless the Board of Directors of the Company (acting upon the recommendation of the Special Committee) has withdrawn, modified or changed its recommendation in accordance with the immediately preceding sentence.

     (b) Parent shall, and shall cause its Subsidiaries, to vote (or consent with respect to) any shares of Company Common Stock and Class A Common Stock beneficially owned by it, or with respect to which it has the power (by agreement, proxy or otherwise) to vote or cause to be voted (or to provide a consent), in

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

favor of the adoption of this Agreement at any meeting of the stockholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of the stockholders of the Company by consent in lieu of a meeting); provided, however, that nothing in this Agreement shall be deemed to require Parent or any of its Subsidiaries to take any action inconsistent with its obligations in a fiduciary or similar capacity with respect to Fiduciary Shares.

     (c) The foregoing provisions of this Section 6.01 apply to the members of the Board of Directors of the Company in their capacities as such and not in any other capacity.

     SECTION 6.02. Regulatory Matters. (a) Parent, Merger Sub and the Company shall cooperate in preparing, and the Company shall, as soon as practicable, file (after providing Parent and Merger Sub with a reasonable opportunity to review and comment thereon) preliminary proxy materials (including, without limitation, a Schedule 13E-3 filing, if required to be filed under the Exchange
Act) relating to the Company Meeting (together with any amendments thereof or supplements thereto, the "Proxy Statement") with the SEC and shall use its commercially reasonable efforts to respond to any comments of the SEC (after providing Parent and Merger Sub with a reasonable opportunity to review and comment thereon) and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC staff. The Company shall notify Parent and Merger Sub promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent and Merger Sub with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated hereby. The Company will cause the Proxy Statement (other than portions relating to Parent or Merger Sub) to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder applicable to the Proxy Statement and the solicitation of proxies for the Company Meeting (including any requirement to amend or supplement the Proxy Statement). Merger Sub and Parent shall cooperate with the Company in the preparation of the Proxy Statement. Parent and Merger Sub will cause those portions of the Proxy Statement relating to Parent and Merger Sub to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder applicable to the Proxy Statement. Without limiting the generality of the foregoing, each party shall furnish to the other such information relating to it and its affiliates and the transactions contemplated hereby and such further and supplemental information as may be reasonably requested by the other party and shall promptly notify the other party of any change in such information. Each of the Company, Parent and Merger Sub agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Meeting, contain (i) any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any statement which, at the time and in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. If at any time prior to the Company Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement; provided, that no such amendment or supplement to the Proxy Statement will be made by the Company without providing Parent and Merger Sub a reasonable opportunity to review and comment thereon.

     (b) Subject to Section 6.01(a) hereof and without limiting its rights under
Section 8.01(h) hereof, the Company shall include in the Proxy Statement the recommendation of the Company's Board of Directors that the stockholders of the Company adopt this Agreement.

     (c) The parties hereto shall cooperate with each other and use their commercially reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated hereby, and to comply fully with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities; provided that Parent and Merger Sub shall not be obligated to agree to any Burdensome Condition (as defined below). Parent, the Company and Merger Sub shall, to the extent practicable, consult each other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company, Merger Sub or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated hereby and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. For purposes of this Agreement, "Burdensome Condition" means any conditions, restrictions or requirements which the Board of Directors of Parent reasonably determines would, individually or in the aggregate, (a) reduce the benefits of the Merger to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof or (b) have, or would reasonably be expected to have, a material and adverse effect on the Surviving Corporation following the Effective Time.

     (d) Parent, Merger Sub and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

     SECTION 6.03. Access to Information; Confidentiality. (a) From the date hereof to the Effective Time, the Company shall (and shall cause each of its Subsidiaries to) provide to Parent and Merger Sub (and their respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") (i) reasonable access, during normal business hours and in a manner so as to not unduly interfere with the Company's business, to all properties, offices and other facilities, information, books, records and documents which Parent or Merger Sub may reasonably request regarding the business, properties, contracts, assets, liabilities, employees and other aspects of the Company or its Subsidiaries and
(ii) reasonable access at reasonable times upon prior notice to the officers, employees and agents of the Company and its Subsidiaries.

     (b) Notwithstanding any other provision in this Agreement, the Company and its Subsidiaries shall not be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in control or possession of such information or contravene any law, rule, regulation, order, judgment or decree, or any binding agreement entered into prior to the date of this Agreement. In any such event the parties will make appropriate substitute disclosure arrangements to the extent possible in the circumstances.

     (c) No investigation by any party, whether prior to the execution of this Agreement or pursuant to this Section 6.03, shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     (d) For a period of two years from the date hereof, Parent shall, and shall cause its Subsidiaries and its and their respective Representatives, to keep confidential any and all Confidential Information furnished by or on behalf of the Company or any of its Subsidiaries pursuant to this Agreement. "Confidential Information" means any information furnished pursuant to this Agreement, regardless of the form in which such information is communicated or maintained, and all notes, reports, analyses, compilations, studies, files or other documents or material, whether prepared by the Company, Parent, Merger Sub or others, which are based on, contain or otherwise reflect such information; provided, that "Confidential Information" does not include information that (i) is or becomes available to the public, other than as a result of a disclosure in breach of this Section 6.03, (ii) was available, or has become available, to Parent, Merger Sub or any of their respective Representatives, on a non-confidential basis from a source other than the Company or its

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

Representatives; provided, that such source was not, to the Knowledge of Parent or Merger Sub or such Representatives, prohibited from disclosing such information by a legal, contractual or fiduciary obligation owed to the Company, or (iii) Parent or Merger Sub or any of their respective Representatives independently developed without reference to Confidential Information.

     (e) Notwithstanding anything in this Agreement to the contrary, in the event that any party to this Agreement is legally required pursuant to applicable law or regulation or regulatory, legal or judicial process (including interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process), to disclose Confidential Information, such party will provide the other parties with prompt notice of such event so that the other parties may seek a protective order or other appropriate remedy or waive compliance with Section 6.03(d). In the event any party determines to seek such protective order or other remedy, the other parties will cooperate with such party in seeking such protective order or other remedy. In the event that such protective order or other remedy is not obtained and disclosure of Confidential Information is required, or a party grants a waiver hereunder, Parent or Merger Sub, or any of their respective Representatives, as the case may be, (i) may, without liability hereunder furnish that portion (and only that portion) of the Confidential Information which it is legally required to disclose and (ii) will exercise its commercially reasonable best efforts to have confidential treatment accorded any Confidential Information so furnished.

     SECTION 6.04. Other Offers. The Company and its Subsidiaries will not, directly or indirectly, and will use their reasonable best efforts to cause their Representatives not to (a) take any action to solicit, initiate or knowingly encourage any Acquisition Proposal (as defined below) or (b) engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any person that may, to the Company's Knowledge, be considering making, or has made, an Acquisition Proposal; provided that the Company may, in response to an unsolicited bona fide written proposal from a third party regarding an Acquisition Proposal, engage in the activities specified in clause (b) of this Section 6.04, if (i) following consultation with outside counsel, the Board of Directors of the Company (acting upon the recommendation of the Special Committee) determines in good faith that failure to do so would be reasonably likely to constitute or result in a breach of its fiduciary duties under applicable law, (ii) following consultation with the Special Committee Financial Advisor, the Board of Directors of the Company (acting upon the recommendation of the Special Committee) determines in good faith that such Acquisition Proposal constitutes or has a reasonable likelihood of resulting in a Superior Proposal, and (iii) the Company has received from such third party an executed confidentiality agreement with terms not materially less favorable to the Company than those contained in Section 6.03. The Company will as promptly as practicable (and in no event later than one business day after the relevant event) notify Parent in writing (which notice shall identify the person making the Acquisition Proposal or request for information and set forth the material terms thereof) after having received any Acquisition Proposal, or request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any person who is, to the Company's Knowledge, considering making or has made an Acquisition Proposal. The Company will keep Parent currently informed of the status and material developments and terms of any such Acquisition Proposal or request and any related material discussions or negotiations. The Company and its Subsidiaries shall, and shall use their reasonable best efforts to cause their respective Representatives to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any persons conducted heretofore with respect to any Acquisition Proposal. Nothing in this Section 6.04 shall prohibit the Company, its Board of Directors or the Special Committee from taking and disclosing to the stockholders of the Company a position with respect to an Acquisition Proposal by a third party to the extent required under the Exchange Act or from making such disclosure to the stockholders of the Company which, after consultation with outside counsel of the Company, the Special Committee (or the Board of Directors of the Company acting upon the recommendation of the Special Committee) determines is required under applicable law; provided that nothing in this sentence shall affect the obligations of the Company, its Board of Directors or the Special Committee under any other provision of this Agreement. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal (other than an offer or proposal by or on behalf of Parent or its affiliates) for, or any indication of interest in (w) a merger or consolidation, or any

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

similar transaction, involving the Company or any Significant Subsidiary of the Company, (x) a purchase, lease or other acquisition or assumption of all or substantially all of the assets of the Company or all or substantially all of the assets or deposits of any Significant Subsidiary of the Company, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange, tender offer or otherwise) of beneficial ownership (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of securities representing 25% or more of the voting power of the Company or 25% or more of the voting power of any Significant Subsidiary of the Company, or (z) any substantially similar transaction.

     SECTION 6.05. Indemnification and Insurance. (a) The Surviving Corporation shall, for six years from and after the Effective Time, maintain in effect the indemnification, expense advancement and exculpation obligations set forth in the Company's or any Subsidiary's Certificate of Incorporation and the Company's By-Laws, as amended, or other organizational documents, in each case as of the date of this Agreement as continuing obligations of the Surviving Corporation and such provisions shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect the rights thereunder of the individuals who on or at any time prior to the Effective Time were entitled to rights thereunder with respect to matters occurring prior to the Effective Time. In addition, Merger Sub and the Company agree that the indemnification and advancement obligations of the Company or any Subsidiary as set forth in indemnification agreements to which it is a party shall be continuing obligations of the Surviving Corporation or such Subsidiary, as applicable, and shall not be amended, repealed or otherwise modified after the Effective Time, except as permitted by the terms and provisions of those agreements.

     (b) The Surviving Corporation and the Company shall maintain in effect, for six years from and after the Effective Time, directors' and officers' liability insurance policies covering the persons who are currently covered in their capacities as directors and officers (the "Covered Parties") by the Company's current directors' and officers' policies and on terms not materially less favorable than the existing insurance coverage with respect to matters occurring at or prior to the Effective Time; provided, however, in the event the annual premium for such coverage exceeds an amount equal to 225% of the last annual premium paid immediately prior to the date hereof by the Company for such coverage, the Surviving Corporation shall obtain as much comparable insurance as possible for an annual premium equal to 225% of the last annual premium paid immediately prior to the date hereof by the Company. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Closing for purposes of this Section 6.05, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement; provided, that the Company shall not purchase any such policies if the cost thereof would exceed the amount specified in the preceding sentence and shall consult with Parent prior to purchasing any such policy in order to determine the most cost-effective and efficient means of obtaining such coverage. If such prepaid policies have been obtained by the Company prior to the Closing, Parent shall and shall cause the Surviving Corporation to maintain such policies in full force and effect, and continue to honor the Company's obligations thereunder. If the Surviving Corporation or any of its successors and assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this
Section 6.05.

     (c) In addition to, and not in lieu of the foregoing, Merger Sub agrees that Surviving Corporation shall indemnify, defend (with mutually acceptable counsel) and hold harmless all current and former officers and directors of the Company and its Subsidiaries (the "Indemnified Parties") to the fullest extent permitted by the DGCL, as amended from time to time, from and against all liabilities (including amounts paid in settlement; provided the Surviving Corporation has approved such settlement), costs, expenses and claims (including without limitation reasonable legal fees and disbursements, which shall be paid, reimbursed or advanced by the Surviving Corporation in advance of the final disposition thereof arising out of actions taken prior to the Effective Time in performance of their duties as directors or officers of the Company or any

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Subsidiary; provided, however, that the Surviving Corporation's obligations to the Indemnified Parties under this Section 6.05(c) shall not be effective until consummation of the Merger.

     (d) In the event that any action, suit, proceeding or investigation relating thereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

     (e) Following the Effective Time Parent shall cause Merger Sub and the Surviving Corporation to perform their obligations under this Section 6.05.

     SECTION 6.06. Notification of Certain Matters. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto of:

          (a) any change or event, or series of changes or events, having, or which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on it or would be reasonably likely to cause any of the conditions in Article VII not to be satisfied or to cause the satisfaction thereof to be materially delayed;

          (b) the receipt of any material notice or other material communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby;

          (c) the receipt of any material notice or other material communication from any Governmental Entity in connection with the transactions contemplated hereby; and

          (d) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the party, threatened against Parent, Merger Sub or the Company which seeks to prohibit or prevent consummation of the transactions contemplated hereby;

in each case, to the extent such event or circumstance is or becomes known to the party required to give such notice; provided, however, that the delivery of any notice pursuant to this Section 6.06 shall not be deemed to be an amendment of this Agreement or any Section in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement.

     SECTION 6.07. Public Announcements. Parent, Merger Sub and the Company shall use their reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated hereby. Prior to the Closing, Parent, Merger Sub and the Company shall not issue any such press release or make any such public statement without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by law or regulation or any listing agreement with the NYSE or any national or non-U.S. securities exchange to which Parent or the Company is a party and, in such case, shall use their reasonable best efforts to consult with all the parties hereto prior to such release or statement being issued. The parties shall agree on the text of a joint press release by which Parent, Merger Sub and the Company will announce the execution of this Agreement.

     SECTION 6.08. Exchange Act and NYSE Filings. Unless an exemption shall be expressly applicable, or unless Parent, Merger Sub or the Company, as the case may be, agrees otherwise in writing, Parent, Merger Sub and the Company and their respective affiliates will timely file with the SEC and the NYSE all reports required to be filed pursuant to the rules and regulations of the SEC and NYSE (including, without limitation, all required financial statements). Such reports and other information shall comply in all material respects with all of the requirements of the SEC and NYSE rules and regulations, and when filed, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 6.09. Reasonable Best Efforts. Subject to the terms and conditions hereof, each of the Parent, Merger Sub and the Company will use their reasonable best efforts to take all action necessary and to do all things necessary, proper or desirable, or advisable under applicable laws, so as to permit the consummation of the Merger as promptly as practicable and otherwise to enable the consummation of the transactions contemplated hereby.

     SECTION 6.10. Performance by Merger Sub. Parent shall cause Merger Sub to perform its obligations hereunder.

     SECTION 6.11. Takeover Statutes. The Company will take all steps necessary to exempt (or continue the exemption of) the Merger, this Agreement and the transactions contemplated hereby from, or if necessary challenge the validity or applicability of, any applicable "moratorium", "control share", "fair price" or other anti-takeover laws and regulations of any state or, upon the reasonable request of Parent, any non-U.S. jurisdiction, as now or hereafter in effect.

     SECTION 6.12. Standstill Agreement. Notwithstanding Section 2.2 of the Standstill Agreement, Parent or any of its Subsidiaries may take any and all action necessary or, in the reasonable judgment of Parent (subject to the prior approval of the Company, which shall not be unreasonably withheld or delayed), desirable in order to fulfill any and all express obligations and rights under this Agreement, including, without limitation, pursuant to Section 6.01(b) and
Section 8.01(h) hereof and to make public announcements or solicit proxies in response to any Acquisition Proposal made to the Company. The Standstill Agreement shall terminate automatically at the Effective Time. Except as provided in this Section 6.12, nothing in this Agreement shall be deemed to be a waiver, modification or amendment of the Standstill Agreement or any provision of the Company's Certificate of Incorporation or By-Laws.

     SECTION 6.13. Employee Benefits. (a) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize prior actual and credited service recognized under the plans of the Company or any of its Subsidiaries of each employee of the Company or any of its Subsidiaries as of the Effective Time (the "Company Employees") as service under the employee benefit plans of Parent or its Subsidiaries for all purposes (other than for purposes of benefit accruals) in which such Company Employee is eligible to participate following the Effective Time, it being intended that such credits of service shall not result in duplication of benefits under such plans.

     (b) Parent shall maintain, or shall cause the Surviving Corporation to maintain, employee benefit plans, programs, policies and arrangements for Company Employees which provide benefits that are no less favorable in the aggregate to those provided under the applicable employee benefit plans (as defined in Section 3(3) of ERISA (excluding plans exempt under Section 201(2) of ERISA)) of the Company and its Subsidiaries generally available to Company Employees in effect immediately prior to the Effective Time until the earlier of
(i) two years after the Effective Time and (ii) the time that Parent or its Subsidiaries makes available to such Company Employees employee benefit plans, programs, policies and arrangements that are no less favorable in the aggregate than are provided to similarly situated employees of Parent or its Subsidiaries in the applicable jurisdiction. Any such plans, programs, policies and arrangements, and any awards thereunder to the extent not paid in connection with the Merger, that currently provide for benefits based on performance targets, including without limitation the Long-Term Incentive Plan and the Incentive Plan for Key Executives, shall be amended by Parent in consultation with the Chairman and Chief Executive Officer of the Company as soon as practicable following the Effective Time to reflect new and reasonable performance targets. Notwithstanding the provisions of this Section 6.13(b), neither Parent nor the Surviving Corporation shall be required to maintain any such employee benefit plan, program, policy or arrangement if adjustment to such plan, program, policy or arrangement would be necessary or desirable under the Code or any similar law.

     (c) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, (i) give credit for all current year deductibles, co-payments and annual out-of-pocket limits paid or incurred by any Company Employee in respect of claims incurred by such Company Employee during the portion of the current calendar year prior to the Effective Time, and (ii) waive any pre-existing conditions provisions under any group health plans of Parent or its Subsidiaries covering the Company Employees and their eligible dependents to the same extent that such provisions were waived with respect to such Company Employees and their eligible dependents pursuant to the terms of the group health plans of the Company immediately prior to the Effective Time (the "Company Group Health Plans") and to the extent that such Company Employees and their eligible dependents were covered under the Company Group Health Plans.

     (d) Parent intends to provide, after the Closing, (i) an opportunity for senior executives of the Surviving Corporation to participate in a Parent stock option program as may be in effect at such time, at the same level as similarly situated employees of Parent participate and (ii) an opportunity for other salaried employees (not including such senior executives) of the Surviving Corporation to participate in a Parent discounted stock purchase program as may be in effect at such time (together with such stock option program, "Parent Equity Programs"); provided that, in each case, any awards granted under the Parent Equity Programs will be subject to a determination by Parent that such awards will not subject Parent or any of its Subsidiaries to additional or different SEC reporting requirements than the requirements to which Parent or any of its Subsidiaries are currently subject, including, without limitation, a requirement that Parent reconcile its financial statements in accordance with GAAP. Awards granted under the Parent Equity Programs will be determined by Parent in consultation with the Chief Executive Officer of the Surviving Corporation.

     (e) As of the Effective Time, Parent shall cause the Surviving Corporation to expressly assume the BancWest Corporation Deferred Compensation Plan (in accordance with Section 4.4 of such plan), the BancWest Corporation Excess Benefit Plan (in accordance with Section 6.4 of such plan), the Supplemental Cooke Trust Plan (in accordance with Section 5.4 of such plan) and the BancWest Supplemental Executive Retirement Plan (in accordance with Section 4.3 of such plan) and all obligations and liabilities thereunder, in accordance with the terms of such plans.

     (f) At the Effective Time, the maximum target value attainable under all outstanding Awards (as defined in the BancWest Corporation Long Term Incentive Plan (the "Long Term Incentive Plan")) outstanding less than six months shall be deemed to have been fully earned, and all such Awards shall be paid as soon as practicable after the Effective Time to the holders of such Awards (reduced by all applicable withholding taxes and other similar charges). All other outstanding Awards shall be paid in accordance with the Long Term Incentive Plan as soon as practicable after the Effective Time.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     SECTION 7.01. Conditions to Each Party's Obligation To Effect the
Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been adopted by the affirmative vote of (i) holders of a majority of the outstanding Company Common Shares, in accordance with the DGCL and the Company's Certificate of Incorporation and (ii) holders of Company Common Shares constituting no less than two-thirds of the Company Common Shares outstanding and entitled to vote at the Company Meeting.

          (b) Other Approvals. All regulatory approvals and non-objections required to consummate the Merger shall have been obtained, and all statutory waiting periods shall have expired (including, if applicable, the expiration or termination of any waiting period under the HSR Act or any other applicable antitrust laws or merger regulations), other than regulatory approvals or non-objections, or the expiration of waiting periods the failure to be obtained or to expire which would not reasonably be expected to have a material adverse effect on the consummation of the Merger or on the Surviving Corporation following the Effective Time (such approvals, non-objections and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals"), and all such Requisite Regulatory Approvals shall be in full force and effect.

          (c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger or would constitute a Burdensome Condition.

     SECTION 7.02. Conditions to Obligations of Parent and Merger Sub. The obligation of each of Parent and Merger Sub to consummate the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. Subject to the standard set forth in Section 2.06(b), the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified earlier date, in which case such representations and warranties shall be true as of such earlier date) as though made on and as of the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects each of the obligations required to be performed by the Company under this Agreement on or prior to the Closing Date and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

          (c) Approvals. All third party approvals (other than the Requisite Regulatory Approvals) that are necessary for the conduct, immediately following the Effective Time, by the Surviving Corporation of the business of the Company and its Subsidiaries, substantially as currently conducted (except for any such approval the failure of which to obtain would not result in a Material Adverse Effect on the Surviving Corporation) shall have been obtained and shall remain in full force and effect.

          (d) No Burdensome Condition. No Requisite Regulatory Approval shall have imposed any Burdensome Condition.

     SECTION 7.03. Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. Subject to the standard set forth in Section 2.06(b), the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct, as of the Closing Date (except to the extent such representations and warranties speak as of a specified earlier date, in which case such representations and warranties shall be true as of such earlier date) as though made on and as of the Closing Date; and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of Parent and Merger Sub, as the case may be, to such effect.

          (b) Performance of Obligations of Parent. Each of Parent and Merger Sub shall have performed in all material respects each of the obligations required to be performed by it under this Agreement at or prior to the Closing Date and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of Parent and Merger Sub, as the case may be, to such effect.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company:

          (a) by mutual written consent of the Company (provided that such termination has been approved by the Special Committee) and Parent;

          (b) by either the Company (provided that such termination has been approved by the Special Committee) or Parent if any Governmental Entity which must grant or satisfy, as the case may be, a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable, or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to comply with Section 6.02(c) has been the primary cause of such action;

          (c) by either the Company (provided that such termination has been approved by the Special Committee) or Parent if the Merger shall not have been consummated on or before January 30, 2002, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d) by either the Company (provided that such termination has been approved by the Special Committee) or Parent if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company (in the case of Parent) or Parent or Merger Sub (in the case of the Company), which breach is not cured, in the case of a breach of Section 6.04, within 5 days and, in all other cases, within 30 days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to the date referred to in Section 8.01(c); provided that such breach, if occurring or continuing on the Closing Date, would constitute, individually or in the aggregate with other such breaches occurring prior to such time and then continuing, the failure of the conditions set forth in Sections 7.02(a), 7.02(b), 7.03(a) or 7.03(b), as applicable;

          (e) by either the Company (provided that such termination has been approved by the Special Committee) or Parent, if the Company Meeting shall have been held and the holders of Company Common Shares shall have failed to adopt this Agreement by the vote specified in Section 7.01(a) at such meeting (including any adjournment or postponement thereof in accordance with applicable law); provided, that Parent shall not have the right to terminate this Agreement under this Section 8.01(e) if Parent has failed to comply with Section 6.01(b);

          (f) by Parent if the Special Committee or the Board of Directors of the Company (by a vote or consent of a majority of the non-Class A directors then in office) shall have (i) withdrawn or modified in a manner adverse to Parent its favorable recommendation of this Agreement, or (ii) recommended any Acquisition Proposal to the stockholders of the Company;

          (g) by Parent if any Governmental Entity which must grant or satisfy, as the case may be, a Requisite Regulatory Approval has granted such approval subject to a Burdensome Condition, and such grant and related Burdensome Condition have become final and nonappealable; and

          (h) by the Company if the Board of Directors of the Company (acting upon the recommendation of the Special Committee) shall concurrently with such termination authorize the Company to enter into an agreement with respect to an Acquisition Proposal; provided, however, that the Company may only exercise its right to terminate this Agreement pursuant to this
     Section 8.01(h) if (i) the stockholders of the Company have not yet adopted this Agreement at the Company Meeting or any adjournment or postponement thereof or by written consent; (ii) the Company shall have complied in all material respects with Section 6.04; (iii) the Board of Directors of the Company (acting upon the recommendation of the Special Committee) and after consultation with the Special Committee Financial Advisor determines in good faith that such Acquisition Proposal is a Superior Proposal; (iv) at least five business days shall have passed since Parent received written notice from the Company advising Parent that the Board of Directors of the Company (acting upon the recommendation of the Special Committee) is prepared to accept such Acquisition Proposal, which notice shall specify the material terms and conditions of such Acquisition Proposal and if by such fifth business day, Parent shall not have agreed to increase the Merger Consideration and/or revise the other terms of this Agreement so that the Merger

     Consideration and such terms, taken together as so revised, are, in the good faith judgment of the Board of Directors of the Company (acting upon the recommendation of the Special Committee), superior to such the consideration and terms of such Acquisition Proposal and (v) simultaneously with such termination, the Company shall make the payment specified in
     Section 8.02(b).

     SECTION 8.02. Effect of Termination. (a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 6.03(d), 6.03(e), 8.02, 8.04 and Article IX shall survive any termination of this Agreement, and notwithstanding anything to the contrary contained in this Agreement, neither Parent, Merger Sub, nor the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement; provided that in no event shall any party hereto be liable for any punitive damages.

     (b) In the event that:

          (i) (x) Parent terminates this Agreement pursuant to (A) Section 8.01(d) as a result of an intentional breach by the Company of any representation, warranty, covenant or agreement contained herein, or (B)
     Section 8.01(f) or (y) the Company or Parent terminates this Agreement pursuant to Section 8.01(e),

          (ii) prior to such termination an Acquisition Proposal shall have been communicated to the executive management, the Special Committee or Board of Directors of the Company or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and

          (iii) within 12 months of such termination, the Company or any of its Subsidiaries consummates an Acquisition Proposal or enters into a definitive agreement with respect to an Acquisition Proposal, then the Company shall pay to Parent a termination payment equal to $100 million ($100,000,000.00) (the "Company Termination Amount"), by wire transfer of immediately available funds upon the earlier of (A) signing of a definitive agreement with respect to an Acquisition Proposal and (B) consummation of an Acquisition Proposal.

     (c) In the event that the Company terminates this Agreement pursuant to
Section 8.01(h), then the Company shall pay the Company Termination Amount by wire transfer of immediately available funds concurrently with delivery of notice of termination by the Company and the making of such payment shall be a condition of such termination.

     (d) For purposes of Sections 8.01 and 8.02, "Acquisition Proposal" shall mean a transaction or series of transactions which, if consummated as proposed, would constitute an Acquisition Proposal (as defined in Section 6.04) which would result in a person or group (as such term is defined in Section 13(d) of the Exchange Act), other than Parent and its affiliates, owning, directly or indirectly, 50% of the voting interests in the Company then outstanding or 50% or more of the assets of the Company and its Subsidiaries, taken as a whole.

     (e) The Company acknowledges that the agreements contained in this Section
8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.02 and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the payment set forth in this Section 8.02, the Company shall pay to Parent its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the Company Termination Amount from each date for payment until the date of such payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. For the avoidance of doubt, approval by the stockholders of the Company shall not be a condition to the payment of any amount specified in this Section 8.02.

     SECTION 8.03. Amendment. Subject to compliance with applicable law, this Agreement may be amended by Parent, Merger Sub and the Company at any time before or after adoption of this Agreement by the stockholders of the Company; provided, however, that after any adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, subject to compliance with applicable law, Parent, Merger Sub and the Company may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto for its benefit, (b) waive any inaccuracies in the representations and warranties of the other parties for its benefit contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein for the waiving party's benefit. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01. Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.05, 6.10, 6.12 and 6.13 shall survive the Effective Time indefinitely, and those set forth in Sections 6.03(d), 6.03(e), 8.02, 8.04 and this Article IX shall survive termination indefinitely.

     SECTION 9.02. Expenses. Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Merger Sub and the Company.

     SECTION 9.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

     if to Parent or Merger Sub:

          c/o BNP Paribas
        12 rue Chauchat
        75009 Paris, FRANCE
        Telecopy:  011-33-1-40-14-57-65
        Attention: Pierre Mariani

     with copies to:

          Cleary, Gottlieb, Steen & Hamilton
        One Liberty Plaza
        New York, NY 10006
        Telecopy:  (212) 225-3999
        Attention: Daniel S. Sternberg, Esq.
                 Paul E. Glotzer, Esq.

     if to the Company:

          c/o BancWest Corporation
        999 Bishop Street
        Honolulu, Hawaii 96813
        Telecopy:  (808) 533-7844
        Attention: Howard H. Karr

     with a copy to:

          Simpson Thacher & Bartlett
        425 Lexington Avenue
        New York, NY 10017
        Telecopy:  (212) 455-2502
        Attention: Lee Meyerson, Esq.
                 Marni J. Lerner, Esq.

     SECTION 9.04. Definitions and Usage. (a) For purposes of this Agreement, the term:

          (i) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

          (ii) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares which such person beneficially owns, as defined in Rule 13d-3 under the Exchange Act;

          (iii) "business day" means any day other than a Saturday, Sunday or one on which banks are authorized by law to close in New York, New York, Paris, France, San Francisco, California or Honolulu, Hawaii;

          (iv) "Code" means the Internal Revenue Code of 1986, as amended;

          (v) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

          (vi) "Material Adverse Effect" means,

             (A) with respect to the Company, any effect that (1) is or is reasonably likely to be material and adverse to the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole other than any change, effect, event or occurrence arising out of the performance by the parties of their obligations under this Agreement or (2) would prevent or materially impair the ability of such person to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; and

             (B) with respect to Parent, any effect that would prevent or materially impair or delay the ability of Parent and Merger Sub to perform their obligations under this Agreement or to consummate the transactions contemplated hereby;

        provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and other laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (iii) this Agreement and the transactions contemplated hereby and the announcement hereof, (iv) actions or omissions of a party to this Agreement taken with the prior written consent of the other parties to this Agreement, in contemplation of the transactions contemplated hereby, (v) changes in prevailing interest rates, currency exchange rates or general economic conditions, or the occurrence of other events or developments affecting banks and their holding companies generally except to the extent that such changes, events or develop-ments have an adverse effect on the Company and its Subsidiaries taken as a whole that is materially greater than the adverse effect on comparable entities and (vi) any modifications or changes to valuation policies and practices of the Company or any of its Subsidiaries in connection with the Merger or restructuring charges, in each case taken with the prior approval of Parent, in connection with the Merger, in each case in accordance with GAAP;

          (vii) "person" means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

          (viii) "Standstill Agreement" means the Standstill and Governance Agreement, dated as of November 1, 1998, between the Company and Parent.

          (ix) "Subsidiary" and "Significant Subsidiary" shall have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC. Notwithstanding the foregoing, for purposes of this Agreement, the Company shall not be deemed a Subsidiary or a Significant Subsidiary of Parent.

          (x) "Superior Proposal" means any Acquisition Proposal which the Board of Directors of the Company determines in its good faith judgment (A) would, if consummated, be more favorable than the Merger to the holders of Company Common Stock from a financial point of view and (B) constitutes a transaction that, other than with respect to obtaining stockholder approval, is reasonably capable of being consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

     A reference in this Agreement to any statute shall be to such statute as amended from time to time, and to the rules and regulations promulgated thereunder.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

TERM                                                           SECTION
----                                                          ----------
Acquisition Proposal........................................  6.04, 8.02
Agreement...................................................  Recitals
BHCA........................................................  3.01(a)
Burdensome Condition........................................  6.02(d)
Certificate of Merger.......................................  1.02
Certificate.................................................  2.01
Claims and Proceedings......................................  3.11(a)
Class A Common Stock........................................  Recitals
Closing.....................................................  1.02
Closing Date................................................  1.02
Company.....................................................  Recitals
Company Benefit Plans.......................................  3.13(a)
Company Common Shares.......................................  Recitals
Company Common Stock........................................  Recitals
Company Contract............................................  3.16
Company Disclosure Schedule.................................  2.06(a)
Company Employees...........................................  6.11(b)
Company Equity Plans........................................  2.03(b)
Company Meeting.............................................  6.01(a)
Company Preferred Stock.....................................  Recitals
Company Regulatory Agreement................................  3.17
Company Reports.............................................  3.14
Company Stockholder Approval................................  3.03(c)

TERM                                                           SECTION
----                                                          ----------
Company Stock Option Plans..................................  2.03(a)
Company Stock Plans.........................................  2.03(b)
Company Termination Amount..................................  8.02(b)
Confidential Information....................................  6.03(d)
Contract....................................................  3.03(b)
Covered Parties.............................................  6.05(b)
DGCL........................................................  Recitals
Dissenting Shares...........................................  2.04(a)
DLLCA.......................................................  Recitals
Effective Time..............................................  1.02
Environmental Law...........................................  3.19(a)
ERISA.......................................................  3.13(a)
Exchange Act................................................  3.06
Federal Reserve Board.......................................  3.04
Fiduciary Shares............................................  2.01(b)
GAAP........................................................  3.06
Governmental Entity.........................................  3.04
HSR Act.....................................................  3.04
Incentive Compensation Plan.................................  6.11(a)
Indemnified Parties.........................................  6.05(c)
Injunction..................................................  7.01(c)
Lien........................................................  3.01(b)
Litigation..................................................  9.10
Merger......................................................  Recitals
Merger Consideration........................................  2.01(c)
Merger Sub..................................................  Recitals
Merger Sub Units............................................  2.01
NYSE........................................................  3.04
Option......................................................  2.03(a)
Option Spread...............................................  2.03(a)
Original Merger Agreement...................................  Recitals
Parent......................................................  Recitals
Parent Disclosure Schedule..................................  2.06
Parent Plans................................................  6.11(c)
Parent Regulatory Agreement.................................  4.05(b)
Paying Agent................................................  2.02(b)
PBGC........................................................  3.13(g)
Pre-Termination Acquisition Proposal Event..................  8.02(d)
Process Agent...............................................  9.10
Pro Rata Dividend...........................................  5.02(b)
Proxy Statement.............................................  6.02(a)
Regulatory Agencies.........................................  3.05
Representatives.............................................  6.03(a)
Requisite Regulatory Approvals..............................  7.01(b)
Restricted Shares...........................................  2.03(b)
SEC.........................................................  3.04
Securities Act..............................................  3.14
Special Committee...........................................  Recitals

TERM                                                           SECTION
----                                                          ----------
Special Committee Financial Advisor.........................  3.08
SRO.........................................................  3.04
Standstill Agreement........................................  3.07(c)
Surviving Corporation.......................................  1.01
Surviving Corporation Common Stock..........................  Recitals
Taxes.......................................................  2.01(d)
US Parent...................................................  Recitals
Voting Debt.................................................  3.02

     (c) A fact, event, circumstance or occurrence shall be within a person's "Knowledge" if, with respect to the Company or any of its Subsidiaries, such fact, event, circumstance or occurrence is or was actually known by any of the Company's or the relevant Subsidiary's executive officers or directors, or, with respect to the Parent or any of its Subsidiaries, such fact, event or circumstance or occurrence is or was actually known by any of Parent's or the relevant Subsidiary's executive officers or directors.

     (d) The symbol "$" and the word "dollar" or "dollars" shall refer to the lawful currency of the United States of America.

     SECTION 9.05. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP.

     SECTION 9.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the major economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

     SECTION 9.07. Entire Agreement; Assignment. This Agreement (including the Parent Disclosure Schedule and the Company Disclosure Schedule, which are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties, which shall not be unreasonably withheld, except that Merger Sub may assign all or any of its rights and obligations hereunder to any wholly owned subsidiary of Parent or Merger Sub; provided, that no such assignment shall change the amount or nature of the Merger Consideration or relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 9.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.05 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

     SECTION 9.09. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 9.10. Governing Law; Consent to Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely in such State. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any action, proceeding or investigation in any court or before any governmental authority ("Litigation") arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 6.12, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

     (b) Parent hereby irrevocably designates French American Banking Corporation (in such capacity, the "Process Agent"), with an office at 499 Park Avenue New York, New York, 10022 its designee, appointee and agent to receive, for and on its behalf, service of process in such jurisdiction in any Litigation arising out of or relating to this Agreement and such service shall be deemed complete upon delivery thereof to the Process Agent; provided that in the case of any such service upon the Process Agent, the party effecting such service shall also deliver a copy thereof to Parent in the manner provided in Section
9.03. Each of the parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Parent expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of New York and of the United States of America; provided that Parent's consent to jurisdiction and service contained in this Section 9.10 is solely for the purpose referred to in this Section 9.10 and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose. If the Process Agent shall cease to act as such or to exist, BNP covenants that it shall appoint without delay another such agent reasonably satisfactory to the Company.

     (c) Notwithstanding the foregoing, nothing in this Agreement shall be deemed consent by any party to jurisdiction in any litigation initiated, or service of process, by any person who is not a party hereto.

     SECTION 9.11. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.12. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.13. Construction. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

     IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of July 19, 2001 by their respective officers thereunto duly authorized.

                                          BANCWEST CORPORATION

                                          By: /s/ WALTER A. DODS, JR.
 -------------------------------------------------------------------------------
                                            Name: Walter A. Dods, Jr.
                                            Title: Chairman and Chief Executive
                                              Officer

                                          BNP PARIBAS

                                          By: /s/ PIERRE MARIANI
                                            ------------------------------------
                                            Name: Pierre Mariani
                                            Title: Head of International Retail
                                              Banking

                                          CHAUCHAT L.L.C.

                                          By its sole Member, Chauchat Holdings
                                          Corporation

                                          By: /s/ JACQUES ARDANT
                                            ------------------------------------
                                            Name: Jacques Ardant
                                            Title: President

      SIGNATURE PAGE TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                                                                       EXHIBIT A

                                    FORM OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              BANCWEST CORPORATION

     FIRST: The name of the corporation is BancWest Corporation (hereinafter referred to as the "Corporation").

     SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name and address of its resident agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


     FOURTH: The total number of shares of stock which the Corporation is authorized to issue is 150,000,000 shares of Class A Common Stock and the par value of each of such shares is $0.01.


     FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          (1) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

          (2) The Board of Directors shall have powers without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

          (3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

          (4) In addition to the powers and authorities herein before or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

     SIXTH: To the fullest extent permitted by the Delaware General Corporation Law as it exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director.

     SEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

     EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

                                                                       EXHIBIT B

                                    FORM OF
                              AMENDED AND RESTATED
                                    BY-LAWS
                                       OF
                              BANCWEST CORPORATION

                                   ARTICLE I

                                  SHAREHOLDERS

     SECTION 1. Place of Meetings. Meetings of the shareholders may be held at such place or places, within or without the State of Delaware, as shall be fixed by the directors and stated in the notice of the meeting.

     SECTION 2. Annual Meeting. The annual meeting of shareholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held on such date as may be fixed by the directors and stated in the notice of the meeting.

     SECTION 3. Notice of Annual Meeting. Notice of the annual meeting shall be given to each shareholder entitled to vote, at least ten days prior to the meeting.

     SECTION 4. Special Meetings. Special meetings of the shareholders for any purpose or purposes may be called by the President or Secretary and must be called upon receipt by either of them of the written request of the holders of twenty-five percent of the stock then outstanding and entitled to vote.

     SECTION 5. Notice of Special Meeting. Notice of a special meeting, stating the time, place and purpose or purposes thereof, shall be given to each shareholder entitled to vote, at least ten days prior to the meeting. The notice shall also set forth at whose direction it is being issued.

     SECTION 6. Quorum. At any meeting of the shareholders, the holders of a majority of the shares of stock then entitled to vote shall constitute a quorum for all purposes, except as otherwise provided by law or the Certificate of Incorporation.

     SECTION 7. Voting. At each meeting of the shareholders, every holder of stock then entitled to vote may vote in person or by proxy, and, except as may be otherwise provided by the Certificate of Incorporation, shall have one vote for each share of stock registered in such holder's name.

     SECTION 8. Adjourned Meeting. Any meeting of shareholders may be adjourned to a designated time and place by a vote of a majority in interest of the shareholders present in person or by proxy and entitled to vote, even though less than a quorum is so present. No notice of such an adjourned meeting need be given, other than by announcement at the meeting, and any business may be transacted which might have been transacted at the meeting as originally called.

     SECTION 9. Action by Written Consent of Shareholders. Whenever by any provision of statute or of the Certificate of Incorporation or of these By-Laws, the vote of shareholders at a meeting thereof is required or permitted to be taken in connection with any corporate action, the meeting and vote of shareholders may be dispensed with, if holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted shall consent in writing to such corporate action being taken.

                                   ARTICLE II

                                   DIRECTORS

     SECTION 1. Number. The number of directors shall be determined from time to time by resolution adopted by affirmative vote of a majority of such directors then in office. The directors shall hold office for the term of one year and until their successor or successors is or are elected and shall qualify. The number of directors may be less than three when all of the shares are owned by less than three shareholders, but in such event the number of directors may not be less than the number of shareholders. Directors need not be shareholders.

     SECTION 2. Powers. The Board of Directors may adopt such rules and regulations for the conduct of its meetings, the exercise of its powers and the management of the affairs of the corporation as it may deem proper, not inconsistent with the laws of the State of Delaware, the Certificate of Incorporation or these By-Laws.

     In addition to the powers and authorities by these By-Laws expressly conferred upon them, the directors may exercise all such powers of the corporation and do such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws directed or required to be exercised or done by the shareholders.

     SECTION 3. Meeting, Quorum, Action without Meeting. Meetings of the Board may be held at any place, either within or outside the State of Delaware, provided a quorum be in attendance. Except as may be otherwise provided by the Certificate of Incorporation or by the Delaware General Corporation Law, a majority of the directors in office shall constitute a quorum at any meeting of the Board and the vote of a majority of a quorum of directors shall constitute the act of the Board.

     The Board of Directors may hold an annual meeting, without notice, immediately after the annual meeting of shareholders. Regular meetings of the Board of Directors may be established by a resolution adopted by the Board. The Chairman of the Board (if any) or the President or Secretary may call, and at the request of any two directors, must call a special meeting of the Board of Directors, five days' notice of which shall be given by mail, or two days' notice personally or by telegraph or cable to each director.

     Any one or more members of the Board or any Committee thereof may participate in a meeting of such Board or Committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

     Any action required or permitted to be taken by the Board or any Committee thereof may be taken without a meeting if all members of the Board or the Committee consent in writing to the adoption of a resolution authorizing the action.

     The resolution and the written consents thereto by the members of the Board or Committee shall be filed with the minutes of the proceedings of the Board or Committee.

     SECTION 4. Vacancies, Removal. Except as otherwise provided in the Certificate of Incorporation or in the following paragraph, vacancies occurring in the membership of the Board of Directors, from whatever cause arising (including vacancies occurring by reason of the removal of directors without cause and newly created directorships resulting from any increase in the authorized number of directors), may be filled by a majority vote of the remaining directors, though less than a quorum, or such vacancies may be filled by the shareholders.

     Except where the Certificate of Incorporation contains provisions authorizing cumulative voting or the election of one or more directors by class or their election by holders of bonds, or requires all action by shareholders to be by a greater vote, any one or more of the directors may be removed, (a) either for or without cause, at any time, by vote of the shareholders holding a majority of the outstanding stock of the corporation entitled to vote, present in person or by proxy, at any special meeting of the shareholders or, (b) for cause, by action of the Board of Directors at any regular or special meeting of the Board. A vacancy or vacancies occurring from such removal may be filled at the special meeting of shareholders or at a regular or special meeting of the Board of Directors.

     SECTION 5. Committees. The Board of Directors, by resolution adopted by a majority of the entire Board, may designate from its members an Executive Committee or other committee or committees, each consisting of three or more members, with such powers and authority (to the extent permitted by law) as may be provided in said resolution.

                                  ARTICLE III

                                    OFFICERS

     SECTION 1. Executive Officers. The executive officers of the corporation shall be a President, one or more Vice-Presidents, a Treasurer and a Secretary, all of whom shall be elected annually by the directors, who shall hold office during the pleasure of the directors. In addition, the Board of Directors may elect a Chairman of the Board of Directors. Except for the offices of President and Secretary, any two offices or more may be held by one person. Provided, however, when all of the issued and outstanding stock of the corporation is owned by one person, such person may hold all or any combination of offices. All vacancies occurring among any of the officers shall be filled by the directors. Any officer may be removed at any time by the affirmative vote of a majority (unless the Certificate of Incorporation required a larger vote) of the directors present at a special meeting of directors called for the purpose.

     SECTION 2. Other Officers. The Board of Directors may appoint such other officers and agents with such powers and duties as it shall deem necessary.

     SECTION 3. The Chairman of the Board. The Chairman of the Board of Directors, if one be elected, shall preside at all meetings of the Board of Directors and he shall have and perform such other duties as from time to time may be assigned to him by the Board of Directors or the Executive Committee.

     SECTION 4. The President. The President, who may, but need not be a director, shall, in the absence or non-election of a Chairman of the Board, preside at all meetings of the shareholders and directors. While the directors are not in session, he shall have general management and control of the business and affairs of the corporation.

     SECTION 5. The Vice-President. The Vice-President, or if there be more than one, the senior Vice President, as determined by the Board of Directors, in the absence or disability of the President, shall exercise the powers and perform the duties of the President and each Vice-President shall exercise such other powers and perform such other duties as shall be prescribed by the directors.

     SECTION 6. The Treasurer. The Treasurer shall have custody of all funds, securities and evidences of indebtedness of the corporation; he shall receive and give receipts and acquittances for money paid in on account of the corporation, and shall pay out of the funds on hand all bills, pay-rolls, and other just debts of the corporation, of whatever nature, upon maturity; he shall enter regularly in books to be kept by him for that purpose, full and accurate accounts of all moneys received and paid out by him on account of the corporation, and he shall perform all other duties incident to the office of Treasurer and as may be prescribed by the directors.

     SECTION 7. The Secretary. The Secretary shall keep the minutes of all proceedings of the directors and of the shareholders; he shall attend to the giving and serving of all notices to the shareholders and directors or other notice required by law or by these By-Laws; he shall affix the seal of the corporation to deeds, contracts and other instruments in writing requiring a seal, when duly signed or when so ordered by the directors; he shall have charge of the certificate books and stock books and such other books and papers as the Board may direct, and shall perform all other duties incident to the office of Secretary.

     SECTION 8. Salaries. The salaries of all officers shall be fixed by the Board of Directors, and the fact that any officer is a director shall not preclude him from receiving a salary as an officer, or from voting upon the resolution providing the same.

                                   ARTICLE IV

                                 CAPITAL STOCK

     SECTION 1. Form and Execution of Certificates. Certificates of stock shall be in such form as required by the Delaware General Corporation Law and as shall be adopted by the Board of Directors. They shall be numbered and registered in the order issued; shall be signed by the Chairman or a Vice-Chairman of the Board (if any) or by the President or a Vice-President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer and may be sealed with the corporate seal or a facsimile thereof. When such a certificate is countersigned by a transfer agent or registered by a registrar, the signatures of any such officers may be facsimile.

     SECTION 2. Transfer. Transfer of shares shall be made only upon the books of the corporation by the registered holder in person or by attorney, duly authorized, and upon surrender of the certificates for such shares properly assigned for transfer.

     SECTION 3. Lost or Destroyed Certificates. The holder of any certificate representing shares of stock of the corporation may notify the corporation of any loss, theft or destruction thereof, and the Board of Directors may thereupon, in its discretion, cause a new certificate for the same number of shares to be issued to such holder upon satisfactory proof of such loss, theft or destruction, and the deposit of indemnity by way of bond or otherwise, in such form and amount and with such surety or sureties as the Board of Directors may require, to indemnify the corporation against loss or liability by reason of the issuance of such new certificates.

     SECTION 4. Record Date. In lieu of closing the books of the corporation, the Board of Directors may fix, in advance, a date, not exceeding fifty days, nor less than ten days, as the record date for the determination of shareholders entitled to receive notice of, or to vote, at any meeting of shareholders, or to consent to any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividends, or allotment of any rights, or for the purpose of any other action.

                                   ARTICLE V

                                INDEMNIFICATION

     SECTION 1. Indemnification. To the extent permitted by Delaware law from time to time in effect, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action or suit by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     SECTION 2. Indemnification. To the extent permitted by Delaware law from time to time in effect, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     SECTION 3. Expenses. To the extent that a present or former director or officer or an employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, such person shall be indemnified by the corporation against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     SECTION 4. Authorization of Indemnification Payments. Any indemnification under Sections 1 and 2 of this Article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in said Sections 1 and 2 of this Article. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, event though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel (compensated by the corporation) in a written opinion, or (4) by the stockholders.

     SECTION 5. Interim Reimbursement of Expenses. Expenses incurred by a present or former director or officer of the corporation in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article.

     SECTION 6. Non-Exclusive Remedy. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     SECTION 7. Former Directors, Officer, Employees and Agents. The indemnification and advancement of expenses provided by or granted pursuant to this Article shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     SECTION 8. Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Article or of Section 145 of the General Corporation Law of Delaware, as it may be amended or substituted for.

     SECTION 9. Claims Commenced by Indemnitee. Notwithstanding Sections 1 and 2 of this Article, except as otherwise provided in Section 10 hereof, the corporation shall be required to indemnify an indemnitee in connection with any action, suit or proceeding (or part thereof) commenced by such indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by the indemnitee was authorized by the Board of Directors.

     SECTION 10. Enforcement by Indemnitee. If a claim for indemnification or advancement of expenses under this Article is not paid in full within sixty days after a written claim therefor by the indemnitee has been received by the Corporation, the indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

     SECTION 11. Effect of Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article shall not adversely affect any right or protection hereunder of any indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

                                   ARTICLE VI

                                 MISCELLANEOUS

     SECTION 1. Dividends. The directors may declare dividends from time to time upon the capital stock of the corporation from the surplus or net profits available therefor.

     SECTION 2. Seal. The directors shall provide a suitable corporate seal which shall be in the charge of the Secretary and shall be used as authorized by the By-Laws.

     SECTION 3. Fiscal Year. The fiscal year of the corporation shall be fixed by the directors.

     SECTION 4. Checks, Notes, etc. Checks, notes, drafts, bills of exchange and orders for the payment of money shall be signed or endorsed in such manner as shall be determined by the directors.

     The funds of the corporation shall be deposited in such bank or trust company, and checks drawn against such funds shall be signed in such manner, as may be determined from time to time by the directors.

     SECTION 5. Notice and Waiver of Notice. Any notice required to be given under these By-Laws may be waived by the person entitled thereto, in writing, by telegram, cable or radiogram, and the presence of any person at a meeting shall constitute waiver of notice thereof as to such person.

     Whenever any notice is required by these By-Laws to be given, personal notice is not meant unless expressly so stated; and any notice so required shall be deemed to be sufficient if given by depositing it in a post office or post box in a sealed postpaid wrapper, addressed to such shareholder, officer or director, at such address as appears on the books of the corporation and such notice shall be deemed to have been given on the day of such deposit.

                                  ARTICLE VII

                                   AMENDMENTS

     SECTION 1. By Shareholders. These By-Laws may be amended at any shareholders' meeting by vote of the shareholders holding a majority (unless the Certificate of Incorporation requires a larger vote) of the outstanding stock having voting power, present either in person or by proxy, provided notice of the amendment is included in the notice or waiver of notice of such meeting.

     SECTION 2. By Directors. The Board of Directors may also amend these By-Laws at any regular or special meeting of the Board by a majority (unless the Certificate of Incorporation requires a larger vote) vote of the entire Board, but any By-Laws so made by the Board of Directors may be altered or repealed by the shareholders.

                                                                         ANNEX B

[GOLDMAN SACHS LETTERHEAD]

PERSONAL AND CONFIDENTIAL

May 8, 2001
Special Committee of the Board of Directors
BancWest Corporation
999 Bishop Street
Honolulu, Hawaii 96813

Ladies and Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of BancWest Corporation (the "Company") of the $35.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of May 8, 2001, among BNP Paribas ("BNP"), Chauchat L.L.C., a wholly owned subsidiary of BNP, and the Company (the "Agreement").

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having provided certain investment banking services to the Company from time to time, including having acted as financial advisor to First Hawaiian, Inc. (predecessor to BancWest Corporation) in connection with its merger with BancWest Corporation, then a wholly owned subsidiary of BNP, in November 1998, having acted as the Company's financial advisor in connection with a block trade of 350,000 Shares in June 1999, having acted as joint-bookrunning manager with respect to an offering of $150 million aggregate principal amount of Quarterly Income Preferred Securities ("QUIPS") of the Company in December 2000, and having acted as the Company's financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We have also provided certain investment banking services to BNP from time to time, including having acted as financial advisor to BNP in connection with its acquisition of Compagnie Financiere de Paribas SA in October 1999 and having acted as joint-lead manager in connection with the offer of $500 million of non-cumulative trust preferred securities of BNP in November 2000, and we may provide investment banking services to BNP in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of the Company and BNP for its own account and for the accounts of customers.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2000; Annual Reports to Stockholders of BNP for the five years ended December 31, 2000; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain interim reports to stockholders of BNP; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management and approved for use in connection with this opinion by the management of the Company. We also have held discussions with members of the senior management of the Company regarding their assessment of its past and current business operations, financial condition and future prospects. In addition, we have reviewed the current and historical reported price and trading activity for the Shares, compared certain financial and stock market

Special Committee of the Board of Directors
BancWest Corporation
May 8, 2001
Page  2

information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the financial forecasts provided to us were reasonably prepared on a basis reflecting the best currently available judgments and estimates of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company (including off-balance sheet assets and liabilities), and we have not been furnished with any such evaluation or appraisal. We note that BNP owns 45% of the outstanding capital stock of the Company and has expressed no interest in a business combination involving the Company other than a transaction as a purchaser of Shares. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the $35.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)

                                                                         ANNEX C

                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262. APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a, b and c of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation is a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                             BANCWEST CORPORATION

                      SPECIAL MEETING - SEPTEMBER 20, 2001


          The undersigned stockholder hereby appoints Dr. Julia Ann Frohlich, John A. Hoag and Robert A. Fuhrman, and each of them, each with full power of substitution, the proxies and attorneys-in-fact of the undersigned to attend the Special Meeting of Stockholders of BANCWEST CORPORATION (the "Corporation") to be held on September 20, 2001 at 9:00 a.m., Hawaii Standard Time, in the Board Room, 30th Floor, First Hawaiian Center, 999 Bishop Street, Honolulu, Hawaii, and any adjournments or postponements thereof, and to vote at said meeting and any adjournments or postponements thereof all shares of stock of the Corporation standing in the name of the undersigned stockholder.



          This proxy is solicited on behalf of the board of directors. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR proposal 1 and in the judgment of the persons named herein on any other matter which may properly come before the meeting or any adjournments or postponements of the special meeting. However, this proxy does not grant authority to vote on any proposal to adjourn or postpone the special meeting for the purpose of soliciting further proxies in favor of the adoption of the merger agreement.


                (Continued and To Be Dated and Signed On The Other Side)

--------------------------------------------------------------------------------


                       SPECIAL MEETING OF STOCKHOLDERS OF

                              BANCWEST CORPORATION


                               SEPTEMBER 20, 2001


                         -----------------------------
                           PROXY VOTING INSTRUCTIONS
                         -----------------------------

TO VOTE BY MAIL

--------------

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

--------------

Please call toll-free 1-800-PROXIES and follow the instructions.
Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET

--------------

Please access the web page at "www.voteproxy.com" and follow the on-screen instructions.
Have your control number available when you access the web page.


YOUR CONTROL NUMBER IS --

          * Please Detach and Mail in the Envelope Provided *

-----------------------------------------------------------

[X] Please mark your votes as in this example.

The board of directors of the Corporation recommends a vote for adoption of the Agreement and Plan of Merger.



1.  Proposal to adopt the Agreement and               FOR     AGAINST    ABSTAIN
     Plan of Merger, dated as of May 8, 2001,         [_]     [_]          [_]
     as Amended and Restated as of July 19, 2001, among BancWest Corporation, BNP
     Paribas and Chauchat L.L.C., as the merger agreement may be further amended from time to time.





Please mark, sign, date and return this proxy card promptly, using the enclosed envelope.

SIGNATURE                DATE           SIGNATURE                DATE

---------------        ---------        --------------         -----------

NOTE: Stockholder(s) should sign above exactly as name(s) appear(s) hereon, but minor discrepancies in such signatures will not invalidate this proxy. If more than one stockholder, all should sign.